Filed Pursuant to Rule 424(b)(4)
Registration No. 333-274928

PROSPECTUS

CleanCore Solutions, Inc.

1,250,000 Shares

Class B Common Stock

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This is an initial public offering of our class B common stock at an initial public offering price of $4.00 per share.

Prior to this offering, there was no public market for our class B common stock. In connection with this offering, we received approval from NYSE American for the listing of our class B common stock under the symbol “ZONE.” Our class B common stock will commence trading on April 26, 2024.

We have two classes of authorized common stock — class A common stock and class B common stock. The rights of the holders of our class A common stock and class B common stock are identical, except with respect to voting and conversion. Each share of class A common stock is entitled to ten votes per share and is convertible into one share of class B common stock. Each share of class B common stock is entitled to one vote per share. All of our outstanding class A common stock, as well as all of our outstanding series seed preferred stock which will automatically convert into class A common stock upon completion of this offering, are currently held by Matthew Atkinson, one of our founders. Furthermore, Clayton Adams, our other founder, holds stock options to purchase 2,000,000 shares of class A common stock, which are fully vested and may be exercised at any time. Accordingly, upon completion of this offering, Mr. Atkinson will be able to exercise approximately 63% of our total voting power; provided that if Mr. Adams exercises his stock options, then Mr. Adams will own approximately 63% of our outstanding class A common stock and will be able to exercise approximately 53% of our total voting power. Since either Mr. Atkinson or Mr. Adams will be able to exercise at least a majority of our voting power, we will be a “controlled company” under the rules of NYSE American. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of NYSE American, although we do not intend to avail ourselves of these exemptions. See “Prospectus Summary — Implications of Being a Controlled Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$4.00	$5,000,000
Underwriting discounts and commissions(1)	$0.28	$350,000
Proceeds to us, before expenses(2)	$3.72	$4,650,000

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(1)      Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Boustead Securities, LLC, the representative of the underwriters. We have also agreed to issue to the representative warrants to purchase up to a total number of shares of class B common stock equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the initial public offering price of the shares sold in this offering. See “Underwriting” for a complete description of the compensation arrangements.

(2)      We estimate the total expenses payable by us, excluding the underwriting discount and non-accountable expense allowance, will be approximately $840,000.

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment as set forth under “Underwriting” on or about April 30, 2024.

BOUSTEAD SECURITIES, LLC	SUTTER SECURITIES, INC,

Prospectus dated April 25, 2024

Through and including Monday, May 20, 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriters have authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

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INDUSTRY AND MARKET DATA

We are responsible for the information contained in this prospectus. This prospectus includes industry and market data that we obtained from periodic industry publications, and third-party studies and surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections included in these sources are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated by the context, reference in this prospectus to “we,” “us,” “our,” “our company” and similar references are to CleanCore Solutions, Inc.; provided that all discussions in this prospectus regarding our business and operations prior to the acquisition described under “— Our Corporate History and Structure” below refer to the business and operations of our predecessor companies described below.

Our Company

Overview

We specialize in the development and manufacturing of cleaning products that produce pure aqueous ozone for professional, industrial, or home use. We have a patented nanobubble technology using aqueous ozone that we believe is highly effective in cleaning, sanitizing, and deodorizing surfaces and high-touch areas.

Our mission is to become a leader in creating safe, clean spaces that are free from any chemical residue or skin irritants. We are currently expanding our distributor network, improving our manufacturing processes, and proving the effectiveness of our products in restaurants, airports, and hotels.

As noted by the U.S. Environmental Protection Agency, or the EPA (“Wastewater Technology Fact Sheet: Ozone Disinfection,” September 1999), ozone has been used in water treatment facilities to remove pathogens from water for decades. However, ozone was not safe for traditional cleaning because the gas alone can be harmful when inhaled. In recent years, ozone has been found to become a powerful cleaning solution if infused into tap water, which then creates a solution called aqueous ozone. Once the ozone is added into the water, the resulting solution is safe to handle, yet continues to hold the effective cleaning and oxidizing components of ozone.

Our product offerings utilize a patented technology that we believe produces an enhanced aqueous ozone solution that requires no additives, filters, or advanced chemicals. We believe that we are the only company that has an aqueous ozone solution that is produced in the form of nanobubbles. In a critical review from Environmental Science Nano (“Disinfection applications of ozone micro- and nanobubbles,” November 2, 2021) authors Petroula Seridou and Nicolas Kalogerakis explain that since its discovery in the 1990’s, nanobubbles have been used to remove pollutants in many industries, including biopharma and food processing. Nanobubbles are the nanometer-sized (one billionth of a meter) gaseous cavities in a liquid solution. The common micro sized bubbles have larger diameters which causes them to rise quickly to the surface of an aqueous solution as compared to the smaller bubbles.

Since nanobubbles have no natural buoyancy, they remain underwater, where each tiny, negatively charged bubble is attracted to positively charged pollutants and harmful toxins. In the article, Seridou and Kalogerakis write about how this union causes the nanobubbles to release ozone which extinguishes pathogens and slowly breaks down the cell walls of mold, germs, and other residues. Further, a smaller size of nanobubbles is also more effective as it has a higher density of ozone and is able to provide a more thorough surface coverage, which destroys a higher number of contaminants.

Our pure aqueous ozone product is a natural cleaner, sanitizer, and deodorizer produced through the infusion of ozone into water using electricity. The use of this ozone solution has been proven effective in eliminating germs, viruses, bacteria, allergens, and molds; and it performs better than bleach according to a research report published by PLoS One (“The microbial killing capacity of aqueous and gaseous ozone on different surfaces contaminated with dairy cattle manure,” May 14, 2018). Aqueous ozone technology has been tested and previously destroyed pathogens including E. Coli, Staphylococcus, Listeria, and Salmonella as described in Catalyst journal (“Ozone and Photocatalytic Processes for Pathogens Removal from Water: A Review,” January 5, 2019). The solution cleans hard surfaces, floors, carpets, upholstery, and food contact surfaces.

In addition, in an independent case study at Cape Coral Hospital in Florida, the aqueous ozone solution worked to significantly deodorize smells. The same internal case study notes that the aqueous ozone does not mask smells, but instead destroys the bacterium causing the smell.

Our aqueous ozone solution is referred to as “pure” because of its ability to keep high concentration of ozone in the solution without needing to use a stabilizer or additive. Depending on the product, the pure aqueous ozone solution contains between 0.5 to 1.5 parts per million, or ppm, of ozone for professional cleaning and up to 20 ppm of ozone for industrial cleaning. At these levels, we believe the concentration of ozone within the solution is strong enough to effectively clean and deodorize better than bleach.

We have incurred losses since our inception, and we may continue to experience losses in the future. For the year ended June 30, 2023, we generated pro forma revenues of $2,441,356 and a net loss of $5,343,271, as compared to revenues of $2,648,005 and a net loss of $541,611 for the year ended June 30, 2022. For the six months ended December 31, 2023, we generated revenues of $584,090 and a net loss of $782,093, as compared to revenues of $1,351,759 and a net loss of $4,505,400 for the six months ended December 31, 2022. See also “Risk Factors — Risks Related to Our Business and Industry — We have incurred losses since our inception, and we may not be able to manage our business on a profitable basis.”

Our Corporate History and Structure

We were incorporated in the State of Nevada on August 23, 2022 under the name CC Acquisition Corp. for the sole purpose of acquiring substantially all of the assets of CleanCore Solutions, LLC, a Delaware limited liability company, or CleanCore LLC, TetraClean Systems, LLC, a Delaware limited liability company, or TetraClean, and Food Safety Technology L.L.C., a Delaware limited liability company, or Food Safety. On November 21, 2022, we changed our name from CC Acquisition Corp. to CleanCore Solutions, Inc.

On October 17, 2022, we entered into an asset purchase agreement with CleanCore LLC, TetraClean, Food Safety and Burlington Capital, LLC, the majority owner of these entities, pursuant to which we acquired substantially all of the assets of CleanCore LLC, TetraClean and Food Safety for a total purchase price of $5,000,000, consisting of $2,000,000 in cash and the issuance of a promissory note in the principal amount of $3,000,000.

The predecessor of CleanCore LLC was CleanCore Technologies, LLC, which was formed in 2014 and was wholly owned by Center Ridge Holdings, LLC. CleanCore LLC was formed in 2019 by Burlington Solutions, LLC and Walker Water, LLC d/b/a O-Z Tech. In 2019, prior to the formation of CleanCore LLC, Center Ridge Holdings, LLC transferred substantially all of the assets of CleanCore Technologies, LLC to Burlington Solutions, LLC, which then transferred such assets to CleanCore LLC. TetraClean and Food Safety were created to focus on industrial and food safety, respectively. CleanCore LLC, TetraClean, and Food Safety were all under majority control by Burlington Solutions, LLC prior to the acquisition by CC Acquisition Corp. All discussions in this prospectus regarding our business prior to the acquisition reflect the combined business of CleanCore LLC, TetraClean, and Food Safety, our predecessor companies. Prior to the acquisition, we had no operations other than operations relating to our incorporation and organization.

We do not have any subsidiaries.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of common stock - class A common stock and class B common stock. The holders of class A common stock are entitled to ten (10) votes for each share of class A common stock held of record and the holders of class B common stock are entitled to one (1) vote for each share of class B common stock held of record on all matters submitted to a vote of the stockholders. A share of class A common stock may be voluntarily converted into a share of class B common stock. A transfer of a share of class A common stock will result in its automatic conversion into a share of class B common stock upon such transfer, subject to certain exceptions for (i) transfers to immediate family members, or to trusts for the exclusive benefit of immediate family members, for no consideration, including by will or laws of succession, (ii) a transfer to another holder of class A common stock, or (iii) transfers approved by a majority of disinterest directors. Upon the expiration of the lock-up agreements that will be entered into by the holders of all of our class A common stock in connection with this offering, and if our class A common stockholders choose to convert their class A common stock into class B common stock, the shares of class B common stock outstanding will increase. In such event, because the number of shares would increase while the value of our company would remain the same, the value of existing shares of class B common stock may go down. In other words, the class B common stock resulting from the newly converted class A common stock will dilute the value of all class B common stock, which may drive down the share price, give current stockholders fewer votes and less ownership of our company. The class B common stock is not convertible. Other than as to voting and conversion rights, our class A common stock and class B common stock have the same rights and preferences, rank equally in the event of our liquidation, dissolution or winding up, share ratably in any dividends declared by our board of directors, and are otherwise identical in all respects as to all matters.

All of our outstanding class A common stock, as well as all of our outstanding series seed preferred stock which will automatically convert into class A common stock upon completion of this offering, are currently held by Matthew Atkinson, one of our founders. Furthermore, Clayton Adams, our other founder, holds stock options to purchase 2,000,000 shares of class A common stock, which are fully vested and may be exercised at any time. Accordingly, upon completion of this offering, Mr. Atkinson will be able to exercise approximately 63% of our total voting power; provided that if Mr. Adams exercises his stock options, then Mr. Adams will own approximately 63% of our outstanding class A common stock and will be able to exercise approximately 53% of our total voting power. See “Principal Stockholders” for more information regarding the holdings of these stockholders. These stockholders will be subject to the lock-up agreements described in “Underwriting — Lock-Up.”

Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Accordingly, this concentrated control may have anti-takeover effects preventing change in control transactions that the class B stockholders might otherwise consider to be in their best interest. In addition, subject to NYSE American’s rules, we may issue additional shares of class A common stock or class B common stock without stockholder approval, which such issuances would be dilutive to class B stockholders. We may also issue debt securities or other series of preferred stock without stockholder approval which may have rights with respect to dividends or liquidation that may be superior to our class B common stock. See also “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Our Opportunity

Our market encompasses the global household cleaning market, the global food service market, the global commercial and residential laundry market, and the global health care market. According to Report Linker, the global service cleaning market is expected to reach $92.69 billion by 2027, rising at a 7.80% compound annual growth rate, or CAGR, during the forecast period. The global household cleaners market size was valued at $33.8 billion in 2021 and is expected to expand at a CAGR of 4.9% from 2022 to 2028. We believe this can be credited to the increasing awareness regarding hygiene among consumers. The constant developments in the household cleaner sector are also likely to boost industry demand.

There is a growing demand for green cleaning and eco-friendly products that are effective, safe, and sanitary. According to a report published by Allied Market Research, the global industrial cleaning equipment market amassed revenue of $9.12 billion in 2021, and is expected to hit $14.14 billion by 2031, registering a CAGR of 4.3% from 2022 to 2031. A market report from Research and Markets noted that the global household green cleaning products market is expected to grow to $27.83 at a CAGR of 6.50% from 2017 to 2024.

There is also a high demand in the food and beverage cleaning industry for effective and eco-friendly cleaning suppliers and cleaning solutions. According to an article by Arizton Advisory and Intelligence (“US Food and Beverage Industry Cleaning Services Market Size to Reach Revenues USD 2.4 Billion by 2026,” March 24, 2021), the U.S. food and beverage industry cleaning services market is expected to grow at a CAGR of approximately 7% from 2020 to 2026. We believe the rising awareness in the food and beverage cleaning industry is also encouraging vendors to rely on green cleaning services, which is expected to generate incremental income. Further, driven by the COVID-19 pandemic and its impact on customer and provider expectations of cleanliness, the demand for disinfection services in the food and beverage industry is expected to grow at a CAGR of over 6% through 2022.

The cleaning, healthcare and sanitation market is also receiving interest from government agencies, such as British Columbia’s GreenCare Sustainability Strategic Framework, to develop and retain better, environmentally sustainable, and innovative cleaning solutions. Government initiatives have led some transitions into different and alternative cleaning technologies, and environmentally conscious institutions are expected to increase their demand for alternative cleaning products. While traditional disinfectants will continue to be routinely used in hospitals to sterilize and remove viruses and pathogens, we believe there is a place for aqueous ozone technology to be introduced in clinical settings. For instance, Cape Coral Hospital in Florida, along with two other hospitals, integrated aqueous ozone as room deodorizes as part of their environmental services program effort.

Based on the above, the demand for alternative environmentally conscious cleaning solutions is increasing, and we believe our aqueous ozone patented technology effectively cleans and reduces environmental impact, and as a result, that the demand for our products and services will continue to grow.

Our Products

We offer products and solutions that are marketed for janitorial and sanitation, ice machine cleaning, laundry, and industrial industries. Our products are used in many types of environments including retail establishments, distribution centers, factories, warehouses, restaurants, schools and universities, airports, healthcare, food service, and commercial buildings such as offices, malls, and stores.

Janitorial and Sanitation

Within the janitorial and sanitation sector, we currently manufacture the following products:

•        Fill Stations:    Wall-mounted units that produce on demand aqueous ozone and can fill up spray bottles or buckets for general cleaning, including our 1.0 Fill Station, which can produce one gallon per minute of aqueous ozone for users with smaller cleaning needs, and our 3.0 Fill Station, which can produce three gallons per minute and is designed for commercial and industrial cleaning requirements.

•        POWERcaddy:    A 12-gallon tank that generates aqueous ozone within it, so users are able to generate on-site, on-demand aqueous ozone as they clean. These units come equipped with a spray gun and vacuum hose to properly clean all locations. The POWERcaddy includes a high-pressure spray gun with a pressure per inch boost over 100 for more intense cleaning.

•        POWER MINIcaddy.    A six-gallon tank that generates aqueous ozone within it, so users are able to generate on-site, on-demand aqueous ozone as they clean. This product comes equipped with a spray gun and vacuum hose to properly clean all locations. The MINIcaddy is a smaller version of the POWERcaddy that is popular in smaller areas such as restaurants.

Ice System

The Ice Treatment System establishes a proactive ice machine cleaning program. Cleaning ice machines is a labor intensive and slow process that needs to happen often to stop the buildup of bacteria and mold in the ice machine, the buildup of which could contaminate the ice supply. Ice machines, like other water systems used within indoor environments, create ideal conditions for fostering the growth of bacteria and mold. Pure aqueous ozone is highly effective in cleaning the inside of ice machines. Our Ice System destroys bacteria by sending 0.50 ppm of aqueous ozone through the ice machine each time it makes more ice. Aqueous ozone proactively prevents the growth of Listeria, Salmonella, E. Coli, Norwalk Virus, and Shigella in the ice and keeps the ice pure while preventing respiratory and gastrointestinal illnesses.

Commercial and Residential Laundry

We believe that the laundry unit effectively oxidizes and deodorizes to extend the life of your laundry. When the laundry ozone unit is connected to a washing machine, the aqueous ozone is used to clean towels and linens. As a result, by avoiding harsh chemicals, the aqueous ozone may expand the life of the linens, reduce dry time, and eliminate skin irritation. The flow rate of the commercial product is five gallons per minute, or GPM, on each line.

Industrial Cleaning Products

We also plan to make aqueous ozone available for industrial applications, primarily for the purpose of keeping industrial plants and production lines clean. We believe this industrial product is safe to be used on food-contact surfaces and has been used in meat packing plants to eliminate the need to stop the packaging line for cleaning. Additional applications for this product may include pet food packaging and manufacturing, canning operations, breweries, wineries, distilleries, and consumer health manufacturers.

We build customized cleaning systems to meet the required needs of our clients. Our system’s volume output ranges from 10-250 GPM of our patented solution. The concentration levels of our aqueous ozone solutions can be adjusted to suit our client’s distinctive needs. Multiple units can be placed in tandem for large volume projects. Concentration levels of ozone can be established at up to 20 ppm of ozone.

Sanitizing and Disinfectant Tablets

Branded “GreenKlean,” these chlorinated tablets kill 99.9% of viruses and bacteria on a surface. These tablets eliminate odors while disinfecting and can be used on a variety of hard non-porous surfaces. We believe each tablet is easy to use, fast dissolving in water, and each tablet provides a single, standardized cleaning dose. The solution created from the tablet when mixed with water may be applied with a spray device, cloth, wipe, sponge, brush, or mop. Each tablet is effective for up to three days in a closed container and should be prepared daily when used in open containers. Generally, there is no need to rinse off the product after cleaning, the surface just needs to fully air dry, with no remaining residue left nor harm to the surfaces’ finish. The tablets are made according to standards of the National Science Foundation, an independent agency of the United States government that supports fundamental research and education in all the non-medical fields of science and engineering, under the “D2” classification, which means these tablets may be used as an antimicrobial agent that would not need to be rinsed or qualified as a “no rinse sanitizer.”

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•        We have numerous patents for our technology.    We currently have 15 patents for our technology. These patents cover the functions of our products that allow our machines to produce ozone in the form of nanobubbles.

•        We have experience in the cleaning industry.    Our acquisition and subsequent business with aqueous ozone products have led us to maintain and uphold significant and meaningful relationships throughout the service cleaning industry with various providers of cleaning services.

•        We believe that our products eliminate the need for harsh chemicals and reduce costs of labor in janitorial services.    Various chemical solutions for cleaning are costly, but with the aqueous ozone solution, we believe hospitals may reduce expenditures by switching to the aqueous ozone technology. Our customers in janitorial services have reported a reduced time in cleaning and sanitizing, which saves our customers on labor costs.

•        There is no chemical residue left after using our solution, and we believe it causes less irritation compared to typical cleaning agents.    When cleaning with the aqueous ozone solution, it may remove and deodorize surfaces without using harsh caustic chemicals, and only water remains on the surface after cleaning, not any chemical residue that may require additional rinsing. As a result, our clients may report less eye, skin, and respiratory irritation after switching to our cleaning products.

•        Our product is environmentally conscious.    Our goal is to reduce packaging waste when replacing traditional cleaners and their packaging with aqueous ozone dispensers. We believe our product also reduces water consumption while cleaning. A two-year study at a major Vancouver hospital found that clients use 90% less water since the aqueous ozone technology removes the need to flush the cleaning dispensing system between various chemical cleaning agents. Overall, our products may reduce the carbon footprint of a janitorial service business when used in lieu of traditional cleaning methods.

Our Growth Strategies

The key elements of our strategy to grow our business include:

•        Targeting key industries.    Our team has built relationships throughout the service cleaning industry. Presently, we sell our products mainly through geographic and strategic distributors across the United States and Europe in the janitorial services sector. Our goal is to expand and provide our products to more health care, education, food service, and commercial buildings industries.

•        Deploy marketing strategies that raise awareness for our cleaning products.    We plan to expand our marketing efforts to increase awareness of our products. Our strategy includes attending industry conferences and working with salespeople to start the use of our product in new areas.

•        Create partnerships through exclusive licensing for distributors and a direct sales model.    We currently license our technology overseas and have an exclusive licensing agreement for products sold in Europe. We anticipate evolving the business model into a hybrid of both traditional distributors and a direct sales model with key salespeople penetrating the health care, education, food service, and commercial buildings industries. Our goal is also to create partnerships with some of the largest sports and entertainment arenas in the world, providing end-to-end sales and service.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•        We are an early-stage company with a limited operating history.

•        We have incurred losses since our inception, and we may not be able to manage our business on a profitable basis.

•        We will require additional financing to accomplish our business strategy.

•        We cannot accurately predict future revenues or profitability in the emerging market for aqueous ozone technology.

•        We may face significant challenges in obtaining market acceptance of our aqueous ozone cleaning products, which could adversely affect our potential sales and revenues.

•        If we do not build brand awareness and brand loyalty for aqueous ozone cleaning products, our business may suffer.

•        We face significant competition.

•        We operate in new and rapidly changing markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•        Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of our operations.

•        Increased prices for raw materials could increase our cost of sales and decrease demand for our products, which could adversely affect our revenue or profitability.

•        Interruptions in deliveries of raw materials could adversely affect our revenue or profitability.

•        We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our products to our distribution centers and subsequently to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

•        If commodity prices such as fuel, plastic and steel increase, our margins may be negatively impacted.

•        If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline, and our reputation could be harmed.

•        Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

•        We have historically depended on a limited number of third parties to supply key raw materials to us and the failure to obtain a sufficient supply of these raw materials in a timely fashion and at reasonable costs could significantly delay our delivery of products.

•        Quality problems with, and product liability claims in connection with, our cleaning products could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial condition, and results of operations.

•        We may receive a significant number of warranty claims or our aqueous ozone products may require significant amounts of service after sale.

•        The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our company could affect our ability to successfully grow our business.

•        We will face growing regulatory and compliance requirements in a variety of areas, which can be costly and time consuming.

•        We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that it complies with their own unique requirements relating to these matters.

•        Once our class B common stock is listed on NYSE American, there can be no assurance that an active market in which investors can resell their shares of our class B common stock will develop.

•        The market price of our stock may be highly volatile, and you could lose all or part of your investment.

•        We may not be able to maintain a listing of our class B common stock on NYSE American.

•        The structure of our common stock has the effect of concentrating voting control with a single stockholder, which will limit or preclude your ability to influence corporate matters. It may also limit the price and liquidity of our class B common stock due to its ineligibility for inclusion in certain stock market indices.

•        Future issuances of our class B common stock or securities convertible into, or exercisable or exchangeable for, our class B common stock, or the expiration of lock-up agreements that restrict the issuance of new class B common stock or the trading of outstanding class B common stock, could cause the market price of our class B common stock to decline and would result in the dilution of your holdings.

•        Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our class B common stock.

•        Anti-takeover provisions in our charter documents and under Nevada law could make an acquisition of our company more difficult, and limit attempts by our stockholders to replace or remove our current management.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•        disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.235 billion or more, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our class B common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Implications of Being a Controlled Company

Under NYSE American rules, a controlled company is a company of which more than 50% of the voting power is held by an individual, a group or another company. We may be deemed a controlled company because we anticipate that either Mr. Atkinson or Mr. Adams will own more than 50% of our voting power following the completion of this offering. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain NYSE American corporate governance requirements, including:

•        the requirement to have a board of directors comprised of a majority of independent directors;

•        the requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors; and

•        the requirement that the compensation of officers be determined, or recommended to the board for determination, either by the independent directors or a compensation committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions.

Corporate Information

Our principal executive offices are located at 5920 South 118th Circle, Suite 2, Omaha, NE 68137 and our telephone number is 877-860-3030. We maintain a website at www.cleancoresol.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Shares offered:	1,250,000 shares of class B common stock (or 1,437,500 shares if the underwriters exercise the over-allotment in full).
Offering price:	$4.00 per share.
Shares to be outstanding after this offering(1):

1,150,000 shares of class A common stock and 6,813,419 shares of class B common stock (or 7,000,919 shares if the underwriters exercise the over-allotment option in full), at an initial public offering price of $4.00 per share. The number of shares of class A common stock outstanding after this offering includes the conversion of 1,000,000 shares of our series seed preferred stock into 1,000,000 shares of class A common stock concurrent with the closing of this offering. The number of shares of class B common stock outstanding after this offering also includes the automatic conversion of outstanding convertible promissory notes into an aggregate of approximately 257,479 shares of class B common stock concurrent with the closing of the offering.

Over-allotment option:

We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares sold in the offering (187,500 additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Representative’s warrants:

We have agreed to issue to the representative of the underwriters (or its permitted assignees) warrants to purchase up to a total number of shares of class B common stock equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the initial public offering price of the shares sold in this offering (subject to adjustments). The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of this offering and expiring on the fifth anniversary of the commencement date of sales in this offering. The representative’s warrants will have a cashless exercise provision and will provide for immediate “piggyback” registration rights with respect to the registration of the shares underlying the warrants for a period of seven years from commencement of sales of this offering. The registration statement of which this prospectus forms a part also registers the representative’s warrants and the shares of class B common stock issuable upon exercise of the representative’s warrants. See the “Underwriting” section for more information.

____________

(1)      The number of shares of class B common stock outstanding immediately following this offering is based on 5,305,940 shares outstanding as of the date of this prospectus and excludes:

•        150,000 shares of class B common stock issuable upon the conversion of 150,000 shares of class A common stock upon a transfer thereof;

•        2,000,000 shares of class A common stock issuable upon the exercise of outstanding options at an exercise price of $0.25 per share;

•        770,000 shares of class B common stock issuable upon the exercise of outstanding options granted under our 2022 equity incentive plan at a weighted average exercise price of $2.21 per share;

•        2,470,000 shares of class B common stock that are reserved for future issuance under our 2022 equity incentive plan; and

•        up to 87,500 shares of class B common stock (or 100,625 shares issuable if the underwriters exercise the overallotment option in full) issuable upon exercise of the representative’s warrants issued in connection with this offering.

Use of proceeds:

We will receive gross proceeds of $5.00 million from this offering. We expect to receive net proceeds of approximately $3.76 million from this offering (or $4.45 million if the underwriters exercise the over-allotment option in full), based on the initial public offering price of $4.00.

We intend to use the net proceeds from this offering for the repayment of certain debt, research and development/intellectual property, and for working capital and general corporate purposes. As of the date of this prospectus, we have not entered into any agreements for such potential mergers and acquisitions. See “Use of Proceeds.”

Risk factors:

Investing in our class B common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12.

Lock-up:

We and our all of our officers and directors have agreed to be locked up for a period of twelve months from the date on which the trading of our class B common stock commences and the holders of 1% or greater of our outstanding class A common stock and class B common stock have agreed to be locked up for a period of six months from the date on which the trading of our class B common stock commences; provided that the lock-up period for certain of these holders is three months. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any common stock or any securities convertible into or exercisable or exchangeable for common stock, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock. See “Underwriting” for more information.

Trading market and symbol:

In connection with this offering, we received approval from NYSE American for the listing of our class B common stock under the symbol “ZONE.” Our class B common stock will commence trading on April 26, 2024.

Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of June 30, 2023 and 2022 and for the period from October 17, 2022 to June 30, 2023, the period from July 1, 2022 to October 16, 2022 and for the year ended June 30, 2022, are derived from our audited financial statements included elsewhere in this prospectus. Our summary financial data as of December 31, 2023, the period from October 17, 2022 to December 31, 2022, and for the period from July 1, 2022 to October 16, 2022, are derived from our unaudited condensed financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with our historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

		Six Months Ended December 31, 2023		Year Ended June 30, 2023
Statements of Operations Data	Six Months Ended December 31, 2023 (Successor)	Period from October 17, 2022 to December 31, 2022 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)	Period from October 17, 2022 to June 30, 2023 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)	Year Ended June 30, 2022 (Predecessor)
Revenue	$584,090	$848,769	$502,990	$1,938,366	$502,990	$2,648,005
Cost of sales	284,312	631,029	351,740	1,359,401	351,740	1,937,105
Gross profit	299,778	217,740	151,250	578,965	151,250	710,900
Operating expenses	932,859	4,361,255	345,576	5,435,049	345,576	977,450
Loss from operations	(633,081)	(4,143,515)	(194,326)	(4,856,084)	(194,326)	(266,550)
Interest expense	149,012	41,821	125,738	167,123	125,738	275,061
Net loss	$(782,093)	$(4,185,336)	$(320,064)	$(5,023,207)	$(320,064)	$(541,611)
Balance Sheet Data	As of December 31, 2023 (Successor)	As of June 30, 2023 (Successor)	As of June 30, 2022 (Predecessor)
Cash	$44,705	$393,194	$263,506
Total current assets	1,580,955	1,737,291	1,732,046
Total assets	5,817,043	6,093,418	1,764,307
Total current liabilities	4,393,387	3,948,664	7,772,046
Total liabilities	4,744,950	4,347,204	7,773,324
Total liabilities and stockholders/members’ deficit	$5,817,043	$6,093,418	$1,764,307

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business and Industry

We are an early-stage company with a limited operating history.

We are an early, startup stage company with a limited history upon which you can evaluate our business and prospects. Our prospects must be considered in light of the risks encountered by companies in the early stages of development in highly competitive markets. You should consider the frequency with which early-stage businesses encounter unforeseen expenses, difficulties, complications, delays and other adverse factors. These risks are described in more detail below.

We have incurred losses since our inception, and we may not be able to manage our business on a profitable basis.

We have generated losses since inception and have relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support our operations. For the year ended June 30, 2023, we generated an operating loss of $5,050,410 and a net loss of $5,343,271, and for the six months ended December 31, 2023, we generated an operating loss of $633,081 and a net loss of $782,093. The revenue and income potential of our business and market are unproven. This makes an evaluation of our company and its prospects difficult and highly speculative. There can be no assurances that we will be able to develop products or services on a timely and cost effective basis, that will be able to generate any increase in revenues, that we will have adequate financing or resources to continue operating our business and to provide products to customers, that we will earn a profit, that we can raise sufficient capital to support operations by attaining profitability, or that we can satisfy future liabilities.

We will require additional financing to accomplish our business strategy.

We require substantial working capital to fund our business development plans, and we expect to experience significant negative cash flow from operations. Depending upon the sales volume generated by our business during that time, we also anticipate the possibility of having to raise additional funds in order to achieve our plans and accomplish our immediate and longer-term business strategy. These additional funds likely will be raised through the issuance of our securities in debt and/or equity financings. If we are unable to raise these additional funds on terms acceptable to us, we will be required to limit our expenditures for continuing our product development activities and expanding our sales and marketing operations, reduce our work force, or find alternatives to fund our business on terms that are not as favorable to us. Any such actions would impair our product development and expansion plans, reduce potential revenues, increase operating losses, and adversely affect the value of our company.

We cannot accurately predict future revenues or profitability in the emerging market for aqueous ozone technology.

The market for alternative green cleaning supplies is rapidly evolving. As is typical of a rapidly evolving industry, demand, and market acceptance for recently introduced products are subject to a high level of uncertainty. Moreover, since the market for our products is evolving, it is difficult to predict the future growth rate, if any, and size of this market. Because of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenues or our profitability. The market for our products and the long-term acceptance of our products are uncertain, and our ability to attract and retain qualified personnel with industry expertise, particularly sales and marketing personnel, is uncertain. To the extent we are unsuccessful in increasing revenues, we may be required to appropriately adjust spending to compensate for any unexpected revenue shortfall, or to reduce our operating expenses, causing us to forego potential revenue generating activities, either of which could have a material adverse effect on our business, results of operations and financial condition.

We may face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.

We do not yet have an established market or customer base for our products. Acceptance of our products in the marketplace by both potential users and potential purchasers, including hospitals, schools, universities, commercial facilities, transportation systems and other healthcare and non-healthcare providers, is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform hospitals, schools, universities, commercial facilities, transportation systems, residential spaces and other health care and non-healthcare providers of the benefits of using our products. We may encounter significant clinical and market resistance to our products, and our products may never achieve market acceptance. We may not be able to build key relationships with physicians, education administrators, and government agencies. Product orders may be cancelled or customers that are beginning to use our products may cease their use of our products and customers expected to begin using our products may not do so.

Factors that may affect our ability to achieve acceptance of our products in the marketplace include, but are not limited, to whether:

•        such products will work effectively;

•        the products are cost-effective for our customers;

•        we are able to demonstrate product safety, efficacy, and cost-effectiveness of the products; and

•        we are able to maintain customer relationships and acceptance.

Acceptance of our products in the marketplace is also uncertain, and our failure to achieve sufficient market acceptance and any inability to sell such products at competitive prices will limit our ability to generate revenue and be profitable. Our products and technologies may not achieve expected reliability, performance, and endurance standards. Our products and technologies may also not achieve market acceptance, including among hospitals, or may not be deemed suitable for other commercial applications.

If we do not build brand awareness and brand loyalty, our business may suffer.

Due in part to the substantial resources available to many of our competitors providing aqueous ozone technology, our opportunity to achieve and maintain a significant market share may be limited. The importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning of our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable and desirable products at competitive rates, and customer perceptions of the value of our products. If our planned marketing efforts are ineffective or if customer perceptions change regarding the effectiveness of our cleaning machines and products, we may need to increase our financial commitment to creating and maintaining brand awareness and loyalty among customers, which could divert financial and management resources from other aspects of our business or cause our operating expenses to increase disproportionately to our revenues. This would cause our business and operating results to suffer.

If we are unable to maintain, train and build an effective international sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a global scale. We presently rely on individual independent sales representatives and an in-house sales team to market and sell our products. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand internationally, we will need to contract with third parties to market and sell our brand, which will be an additional expense. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our revenue, may generate increased expenses, and may not continue to be profitable.

We operate in new and rapidly changing markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

The market for cleaning products is a rapidly changing market, characterized by changing technologies, intense price competition, the introduction of new competitors and brand name cleaning products, evolving industry standards, changing and diverse regulatory environments, frequent new service announcements, and changing user demands and behaviors. Our inability to anticipate these changes and adapt our business, platform, and offerings could undermine our business strategy. Our business strategy and projections, including those related to our revenue growth and profitability, rely on a number of assumptions about the market for cleaning products, including the size and projected growth of the cleaning product markets over the next several years. Some or all of these assumptions may be incorrect. Our growth strategy is dependent, in part, on our ability to timely and effectively launch new products and services, the development of which is uncertain, complex, and costly. In addition, we may be unable successfully and efficiently to address advancements in distribution technology, marketing and pricing strategies and content breadth and availability in certain or all of these markets, which could materially and adversely affect our growth prospects and results of operations.

The limited history of some of the markets in which we operate makes it difficult to effectively assess our future prospects, and our business and prospects should be considered in light of the risks and difficulties we may encounter in these evolving markets. We cannot accurately predict whether our products and services will achieve significant acceptance by potential users in significantly larger numbers or at the same or higher price points than at present. Our historic growth rates should therefore not be relied upon as an indication of future growth, financial condition, or results of operations.

Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.

For the years ended June 30, 2023 and 2022, two customers, Pro-Link and Sanzonate, accounted for 66% and 62% of revenue, respectively, and we had one customer that accounted for 43% of all accounts receivable at June 30, 2023, and two customers that accounted for 32% of the predecessor’s total accounts receivable. For the six months ended December 31, 2023 and 2022, these customers accounted for 24% and 71% of revenue, respectively, and they accounted for 23% and 78% of our total accounts receivable at December 31, 2023 and 2022, respectively. Presently, we do not have a long-term contract with Pro-Link or Sanzonate, and the loss of these or any other major customers in the future, or a material reduction in the volume of products purchased by such customers, could have a material adverse effect on our results of operations. For instance, we experienced a 56.79% decrease in revenues for the six months ended December 31, 2023, as compared to the six months ended December 31, 2022, which was largely driven by a decrease in the volume of products sold to these two customers due to external factors. Sanzonate chose to manufacture most of its own units beginning at the start of calendar year 2023, rather than purchasing our products, which led to a major decline in our sales. Pro-Link was part of a larger buying group for several smaller regional groups, and its sales declined because a sales associate at our company, who had a close connection with such buying group, resigned in May 2023. Our results of operations and ability to service our debt obligations would also be impacted negatively to the extent that any major customer is unable to make payments to us or does not make timely payments on outstanding accounts receivable.

We have historically depended on a limited number of third parties to supply key raw materials to us and the failure to obtain a sufficient supply of these raw materials in a timely fashion and at reasonable costs could significantly delay our delivery of products.

Since our company’s inception, we have historically purchased certain key raw materials, such as chassis, generators, vacuum switches, and head sockets and other components from a limited number of suppliers. We purchased raw materials on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials from our existing suppliers or alternates in a timely fashion or at a reasonable cost. Although we have not experienced any supply chain disruptions in the past, we cannot guarantee that we will not experience any disruptions in the future. If we fail to secure a sufficient supply of key raw materials in a timely fashion, it would result in a significant delay in our delivery of products. Furthermore, failure to obtain a sufficient supply of these raw materials at a reasonable cost could also harm our revenue and gross profit margins.

We depend on third-party delivery services, for both inbound and outbound shipping, to deliver our products to our distribution centers and subsequently to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could harm our reputation and adversely affect our business and financial condition.

We rely on third parties for the shipment of our products, both inbound and outbound shipping logistics, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, and we may not be able to pass these costs directly to our customers.

Any increased shipping costs could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and reducing gross margins which could negatively affect our operating results. In addition, we utilize a variety of shipping methods for both inbound and outbound logistics. For inbound logistics, we rely on trucking and ocean carriers and any increases in fees that they charge could adversely affect our business and financial condition. For outbound logistics, we rely on “Less-than-Truckload” and parcel freight based upon the product and quantities being shipped and customer delivery requirements. These outbound freight costs have increased on a year-over-year basis and may continue to increase in the future. We also ship a number of oversized products which may trigger additional shipping costs by third-party delivery services. Any increases in fees or any increased use of “Less-than-Truckload” shipping would increase our shipping costs which could negatively affect our operating results.

In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether due to labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales could decline and our reputation could be harmed.

Our success depends on our ability to successfully receive and fulfill orders and to promptly deliver our products to our customers. Most of the orders for our products are filled from our inventory in our distribution centers, where all our inventory management, packaging, labeling and product return processes are performed. Increased demand and other considerations may require us to expand our distribution centers or transfer our fulfillment operations to larger or other facilities in the future. If we do not successfully expand our fulfillment capabilities in response to increases in demand, our sales could decline.

In addition, our distribution centers are susceptible to damage or interruption from human error, pandemics, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. We do not currently maintain back-up power systems at our fulfillment centers. We do not presently have a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur in the event operations at our fulfillment center are interrupted. In addition, alternative arrangements may not be available, or if they are available, may increase the cost of fulfillment. Any interruptions in our fulfillment operations for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations.

Failure to comply with privacy laws and regulations and failure to adequately protect customer data could harm our business, damage our reputation and result in the loss of customers.

Federal and state regulations may govern the collection, use, sharing and security of data that we receive from our customers. In addition, we have and post on our website our own privacy policies and practices concerning the collection, use and disclosure of customer data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, U.S. Federal Trade Commission requirements or other federal, state or international privacy-related laws and regulations could result in proceedings or actions against us by governmental entities or others, which could potentially harm our business. Further, failure or perceived failure to comply with our policies or applicable requirements related to the collection, use or security of personal information or other privacy-related matters could damage our reputation and result in a loss of customers. The regulatory framework for privacy issues is currently evolving and is likely to remain uncertain for the foreseeable future.

Quality problems with, and product liability claims in connection with, our aqueous ozone machines could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our business, financial condition, and results of operations.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure, and our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of cleaning devices and services. In addition, our products may be used in intensive care settings with immunocompromised and seriously ill patients. Component failures, manufacturing defects or design flaws could result in an unsafe condition or injury to, or death of, a patient or other user of our products. These problems could lead to the recall of, or issuance of a safety alert relating to, our products and could result in unfavorable judicial decisions or settlements arising out of product liability claims and lawsuits, including class actions, which could negatively affect our business, financial condition and results of operations. In particular, a material adverse event involving one of our products could result in reduced market acceptance and demand for all products offered under our brand and could harm our reputation and ability to market products in the future.

High quality products are critical to the success of our business. If we fail to meet the high standards that we set for ourselves and that our customers expect, and if our products are the subject of recalls, safety alerts or other material adverse events, our reputation could be damaged, we could lose customers and our revenue could decline.

Any product liability claim brought against us, with or without merit, could be costly to defend and resolve. Any of the foregoing problems, including product liability claims or product recalls in the future, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.

We may receive a significant number of warranty claims or our aqueous ozone products may require significant amounts of service after sale.

Sales of our aqueous ozone products include a product limited two-year warranty that covers any issues related to manufacturing defects, specifically relating to the CCS Caddy, POWERcaddy, MINIcaddy, CCS Spotter, CCS 3.0 Fill Station, CCS 1.0 Fill Station, CCS 1000, CCS 2000L, CCS 5000 and the NuClean Pro Residential Fill Station. If a product is provided that has a manufacturing defect, we or an authorized distributor will replace or repair the defective product as long as a claim is submitted to us within the warranty period in writing within 30 days of the failure. This warranty does not cover abuse, misuse of the products, service or unit modifications not authorized by us, or environmental hazards. As the possible number and complexity of the features and functionalities of our products increase, we may experience a higher level of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

We could be subject to litigation.

Product liability claims are common. Even though we have not been subject to such claims in the past, we could be a named defendant in a lawsuit alleging product liability claims including, but not limited to, defects in the design, manufacture or labeling of our aqueous ozone products and machines. Any litigation, regardless of its merit or eventual outcome, could result in significant legal costs and high damage awards or settlements. Although we currently maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or at adequate amounts.

If we are unable to protect our intellectual property rights, our reputation and brand could be impaired and we could lose customers.

We regard our patents, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We maintain 15 patents in the United States, Canada, and Mexico. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, our proprietary rights may be infringed or misappropriated, and we could be required to incur significant expenses to preserve them. We may commence litigation to protect our intellectual property rights. The outcome of such litigation can be uncertain, and the cost of prosecuting such litigation may have an adverse impact on our earnings. We have patent and trademark registrations for several patents and marks. However, any registrations may not adequately cover our intellectual property or protect us against infringement by others. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services may be made available online. We also currently own or control a number of Internet domain names and have invested time and money in the purchase of domain names and other intellectual property, which may be impaired if we cannot protect such intellectual property. We may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If we are not able to protect our patents, trademarks, domain names or other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our company could affect our ability to successfully grow our business.

Our future success depends in large part upon the continued service of the members of our executive management team and key employees, including our Chief Executive Officer, Douglas T. Moore. All members of our executive management team are subject to employment agreements. In addition, our success also depends on our ability to attract and retain qualified technical, sales and marketing, product support, financial and accounting, legal and other managerial personnel. The competition for skilled personnel in the industries in which we operate is intense. Our personnel generally may terminate their employment at any time for any reason. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. As we move into new geographies, we will need to attract and recruit skilled personnel across functional areas. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our businesses effectively or efficiently, serve our users properly or maintain the quality of our content and services.

We will face growing regulatory and compliance requirements in a variety of areas, which can be costly and time consuming.

Our business is, and may in the future be, subject to a variety of laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements. We are unable to predict the outcome or effects of any potential legislative or regulatory proposals on our business. Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our business and results of operations. Our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on our business and results of operations.

Legislation or government regulations may be adopted which may affect our products and liability.

Nanobubble technology and aqueous ozone are subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond our control. Our products also may not achieve the requisite level of compatibility required for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our products.

The industry may become subject to increased legislation and regulation. Further, the legislation or regulations in different countries may impose different standards, which may be conflicting. Any legislation or regulations which impose standards, or which impose liability, is likely to increase our manufacturing cost as well as the cost of compliance.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that it complies with their own unique requirements relating to these matters.

We manufacture and sell products that contain ozone, and which may be subject to government regulation in the locations where we develop, manufacture, and assemble our products, as well as the locations where we sell our products. Among other things, certain applicable laws and regulations require or may in the future require the submission of annual reports to the certain governmental agencies certifying that such products comply with applicable performance standards, the maintenance of manufacturing, testing, and distribution records, and the reporting of certain product defects to such regulatory agency or consumers. If our products fail to comply with applicable regulations, we and/or our products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures, or civil penalties. The occurrence of any of the foregoing could harm our business, results of operations, and financial condition.

Risks Related to This Offering and Ownership of Our Common Stock

Once our class B common stock is listed on NYSE American, there can be no assurance that an active market in which investors can resell their shares of our class B common stock will develop.

Prior to this offering, there was not a public market for our class B common stock. In connection with this offering, we received approval from NYSE American for the listing of our class B common stock. Our class B common stock will commence trading on April 26, 2024. Even though our class B common stock has been approved for listing on NYSE American, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares if you desire or need to sell them. Our underwriters are not obligated to make a market in our class B common stock, and even if they make a market, they can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our class B common stock will develop or, if developed, that such a market will continue.

The market price of our stock may be highly volatile, and you could lose all or part of your investment.

The market for our class B common stock may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our stock price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market in general, and the market for stocks of technology companies in particular, has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, upon completion of this offering, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our class B common stock.

The market price of our class B common stock is likely to be volatile due to a number of factors. First, as noted above, our class B common stock is likely to be more sporadically and thinly traded compared to the shares of such larger, more established companies. The price for our class B common stock could, for example, decline precipitously in the event that a large number of shares are sold on the market without commensurate demand. Furthermore, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of the foregoing factors are beyond our control and may decrease the market price of our class B common stock regardless of our operating performance. The market price of our class B common stock could also be subject to wide fluctuations in response to a broad and diverse range of factors, including the following:

•        actual or anticipated variations in our periodic operating results;

•        increases in market interest rates that lead investors of our class B common stock to demand a higher investment return;

•        changes in earnings estimates;

•        changes in market valuations of similar companies;

•        actions or announcements by our competitors;

•        adverse market reaction to any increased indebtedness we may incur in the future;

•        additions or departures of key personnel;

•        actions by stockholders;

•        speculation in the media, online forums, or investment community; and

•        our ability to maintain the listing of our class B common stock on NYSE American.

The public offering price of our class B common stock has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our class B common stock may prevent investors from being able to sell their shares at or above the initial public offering price. As a result, you may suffer a loss on your investment.

We may not be able to maintain a listing of our class B common stock on NYSE American.

We must meet certain financial and liquidity criteria to maintain the listing of our class B common stock on NYSE American. If we fail to meet any of NYSE American’s continued listing standards or we violate NYSE American listing requirements, our class B common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such a listing. A delisting of our class B common stock from NYSE American may materially impair our stockholders’ ability to buy and sell our class B common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our class B common stock. The delisting of our class B common stock could significantly impair our ability to raise capital and the value of your investment.

The structure of our common stock has the effect of concentrating voting control with a single stockholder, which will limit or preclude your ability to influence corporate matters. It may also limit the price and liquidity of our class B common stock due to its ineligibility for inclusion in certain stock market indices.

We are authorized to issue two classes of common stock — class A common stock and class B common stock. The class A common stock is entitled to ten votes per share and the class B common stock is entitled to one vote. In this offering, we are offering shares of class B common stock. All of our outstanding class A common stock, as well as all of our outstanding series seed preferred stock which will automatically convert into class A common stock upon completion of this offering, are currently held by Matthew Atkinson, one of our founders. Furthermore, Clayton Adams, our other founder, holds stock options to purchase 2,000,000 shares of class A common stock, which are fully vested and may be exercised at any time. Accordingly, upon completion of this offering, Mr. Atkinson will be able to exercise approximately 63% of our total voting power; provided that if Mr. Adams exercises his stock options, then Mr. Adams will own approximately 63% of our outstanding class A common stock and will be able to exercise approximately 53% of our total voting power. This concentrated control will limit or preclude your ability to influence corporate matters, including significant business decisions for the foreseeable future and could harm the market value of your class B common stock.

In addition, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. For example, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our class B common stock less attractive to other investors. As a result, fewer investors may be willing to purchase our class B common stock. In consequence, the market price and liquidity of our class B common stock could be adversely affected.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our class B common stock may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of December 31, 2023, our pro-forma tangible book value (deficit) was approximately $(2,729,738), or approximately $(0.51) per share. Since the price per share being offered in this offering is substantially higher than the pro forma net tangible book value per common share, you will suffer substantial dilution with respect to the net tangible book value of the shares you purchase in this offering. Based on the initial public offering price of $4.00 per share being sold in this offering and our net tangible book value per share as of December 31, 2023, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $3.86 per share (or $3.77 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of our common stock. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our class B common stock will not receive any return on their investment unless they sell their shares, and holders may be unable to sell their shares on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our class B common stock could be negatively affected.

Any trading market for our class B common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our class B common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our class B common stock could be negatively affected.

Future issuances of our class B common stock or securities convertible into, or exercisable or exchangeable for, our class B common stock, or the expiration of lock-up agreements that restrict the issuance of new class B common stock or the trading of outstanding class B common stock, could cause the market price of our class B common stock to decline and would result in the dilution of your holdings.

Future issuances of our class B common stock or securities convertible into, or exercisable or exchangeable for, our class B common stock, or the expiration of lock-up agreements that restrict the issuance of new class B common stock or the trading of outstanding class B common stock, could cause the market price of our class B common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our class B common stock. In all events, future issuances of our class B common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our class B common stock. All of our officers and directors have agreed to be locked up for a period of twelve months from the date on which the trading of our class B common stock commences and the holders of 1% or greater of our outstanding class A common stock and class B common stock have agreed to be locked up for a period of six months from the date on which the trading of our class B common stock commences; provided that the lock-up period for certain of these holders is three months. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any common stock or any securities convertible into or exercisable or exchangeable for common stock, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock. See “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our class B common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our class B common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our class B common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our class B common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our class B common stock.

If our shares of class B common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NYSE American or another national securities exchange and if the price of our class B common stock is less than $5.00, our class B common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our class B common stock, and therefore stockholders may have difficulty selling their shares.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•        being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our class B common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our class B common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our class B common stock.

We are also a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•        had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•        in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•        in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a compensation discussion and analysis section in our proxy statements, and we will provide only two years of financial statements. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our class B common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Upon the completion of this offering, we will be a “controlled company” under the rules of NYSE American and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

Under NYSE American rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement to have a board of directors comprised of a majority of independent directors, (ii) requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors and (iii) the requirement that the compensation of officers be determined, or recommended to the board for determination, either by the independent directors or a compensation committee comprised solely of independent directors. As noted above, upon the completion of this offering, either Matthew Atkinson or Clayton Adams will be able to exercise more than 50% of our total voting power. As a result, we will be a “controlled company” within the meaning of NYSE American rules. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent and our nominating and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our class B common stock to look less attractive to certain investors or otherwise harm our trading price.

Anti-takeover provisions in our charter documents and under Nevada law could make an acquisition of our company more difficult, and limit attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws may have the effect of delaying or preventing a change of control of our company or changes in our management. As described above, we have a dual class structure which concentrates control with a single stockholder. Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by this single stockholder of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

In addition, our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval, subject to NYSE American’s rules. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 50,000,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to NYSE American’s rules, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed only by our board of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

General Risk Factors

We face significant competition.

We believe that our success will depend heavily upon achieving market acceptance of our products before our competitors introduce more advanced competing products. Current and new competitors, however, may be able to develop and introduce better or more desirable products in advance of us or at a lower cost. In addition, some of our current and potential competitors have longer and/or more established operating histories, greater industry experience, greater name recognition, established customer bases, and significantly greater financial, technical, marketing, and other resources than we do. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and regulations, and our competitors’ innovations by continually working to improve the design of our products, enhancing our products, as well as improving and increasing our marketing and distribution channels. Increased competition could result in a decrease in the desirability of our products, a decrease in the use of our products by customers, loss of market share and brand recognition, and a reduction in the projected revenues from our products. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

Increased prices for raw materials could increase our cost of sales and decrease demand for our products, which could adversely affect our revenue or profitability.

Our profitability is affected by the prices of the raw materials used in the manufacturing and sale of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition, import duties, currency exchange rates and, in some cases, government regulation. Increased prices could adversely affect our profitability or revenues. We do not have long-term supply contracts for the raw materials. Significant increases in the prices of raw materials could adversely affect our profit margins, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products.

If commodity prices such as fuel, plastic and steel increase, our margins may be negatively impacted.

Our third-party delivery services have increased fuel surcharges from time to time, and such increases negatively impact our margins, as we are generally unable to pass all of these costs directly to consumers. Increasing prices of the raw materials for the products we sell may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and increase the prices they charge. We cannot ensure that we can recover all the increased costs through price increases, and our suppliers may not continue to provide the consistent quality of raw materials as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on our business and results of operations.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

Business interruptions in our facilities may affect the distribution of our products and/or the stability of our computer systems, which may affect our business.

Weather, terrorist activities, war or other disasters, or the threat of them, may result in the closure of one or more of our facilities, or may adversely affect our ability to timely provide products to our customers, resulting in lost sales or a potential loss of customer loyalty. Most of our raw materials are imported from other countries and these goods could become difficult or impossible to bring into the United States, and we may not be able to obtain such raw materials from other sources at similar prices. Such a disruption in revenue could potentially have a negative impact on our results of operations, financial condition and cash flows.

We rely extensively on our computer systems to manage inventory, process transactions and timely provide products to our customers. Our systems are subject to damage or interruption from power outages, telecommunications failures, computer viruses, security breaches or other catastrophic events. If our systems are damaged or fail to function properly, we may experience loss of critical data and interruptions or delays in our ability to manage inventories or process customer transactions. Such a disruption of our systems could negatively impact revenue and potentially have a negative impact on our results of operations, financial condition and cash flows.

Security threats, such as ransomware attacks, to our IT infrastructure could expose us to liability, and damage our reputation and business.

It is essential to our business strategy that our technology and network infrastructure remain secure and is perceived by our customers to be secure. Despite security measures, however, any network infrastructure may be vulnerable to cyber-attacks. Information security risks have significantly increased in recent years in part due to the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign private parties and state actors. We may face cyber-attacks that attempt to penetrate our network security, including our data centers, to sabotage or otherwise disable our website, misappropriate our or our customers’ proprietary information, which may include personally identifiable information, or cause interruptions of our internal systems and services. If successful, any of these attacks could negatively affect our reputation, damage our network infrastructure and our ability to sell our products, harm our relationship with customers that are affected and expose us to financial liability.

We maintain a comprehensive system of preventive and detective controls through our security programs; however, given the rapidly evolving nature and proliferation of cyber threats, our controls may not prevent or identify all such attacks in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations, and we cannot eliminate the risk of human error or employee or vendor malfeasance.

In addition, any failure by us to comply with applicable privacy and information security laws and regulations could cause us to incur significant costs to protect any customers whose personal data was compromised and to restore customer confidence in us and to make changes to our information systems and administrative processes to address security issues and compliance with applicable laws and regulations. In addition, our customers could lose confidence in our ability to protect their personal information, which could cause them to stop shopping on our sites altogether. Such events could lead to lost sales and adversely affect our results of operations. We also could be exposed to government enforcement actions and private litigation.

Interruptions in deliveries of raw materials could adversely affect our revenue or profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver raw materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of raw materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material could cause us to cease manufacturing or selling one or more of our products for a period of time.

Assertions by third parties of infringement, misappropriation or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

In recent years, there has been significant litigation involving intellectual property rights. Any infringement, misappropriation or related claims, whether or not meritorious, is time-consuming, diverts technical and management personnel and is costly to resolve. As a result of any such dispute, we may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing our product or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. Any of these events could result in increases in operating expenses, limit our product offerings or result in a loss of business.

Industry and other market data that may be used in our prospectus or in periodic reports that we may in the future file with the SEC and our other materials, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This prospectus, and periodic reports that we may in the future file with the SEC, includes or may include or refer to statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we may have undertaken ourselves regarding the market potential for our product candidates. Although we believe that such information has been, and will be, obtained from reliable sources, the sources of such data do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we do not independently verify such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect or inaccurate and may cause actual results and market viability information to differ materially from that presented in this prospectus or any such report or other materials that we may prepare.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenue, costs or expenditures;

•        growth of and competition trends in our industry;

•        our expectations regarding demand for, and market acceptance of, our products and services;

•        our expectations regarding our relationships with investors, institutional funding partners and other parties we collaborate with;

•        our expectation regarding the use of proceeds from this offering;

•        fluctuations in general economic and business conditions in the market in which we operate; and

•        relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under U.S. federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will receive gross proceeds of $5.00 million from this offering. After deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $3.76 million from this offering (or approximately $4.45 million if the underwriters exercise the over-allotment option in full), based on an initial public offering price of $4.00 per share.

We intend to use the net proceeds from this offering for the repayment of certain debt, research and development/intellectual property, and for working capital and general corporate purposes.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them.

	Amount without Over- Allotment Option	Amount with Over- Allotment Option
Repayment of debt(1)	$3,379,726	$3,379,726
Research and development/intellectual property	95,068	267,568
Working capital and general corporate	285,205	802,705
Total use of proceeds	$3,760,000	$4,450,000

____________

(1)      On October 17, 2022, we issued a promissory note in the principal amount of $3,000,000 to Burlington Capital, LLC as part of the purchase price for the acquisition of CleanCore LLC, TetraClean and Food Safety. The note bore interest at a rate of 7% per annum until September 13, 2023, after which time the rate increased to 10% per annum. The note matures and is due on the earlier of (i) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (ii) April 4, 2024. We may prepay the note at any time at any time without penalty. The note is unsecured and contains customary events of default.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — Our management has broad discretion as to the use of the net proceeds from this offering.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

•        on an actual basis;

•        on a pro forma basis to reflect (i) the conversion of an aggregate of 2,000,000 shares of series seed preferred stock into an aggregate of 2,000,000 shares of class B common stock and (ii) the conversion of an aggregate of 200,000 shares of class A common stock into an aggregate of 200,000 shares of class B common stock; and

•        on a pro forma as adjusted basis to reflect (i) the sale of 1,250,000 shares of class B common stock by us in this offering at a price to the public of $4.00 per share, resulting in net proceeds to us of $4,600,000 after deducting underwriter commissions, discounts and non-accountable expenses of $400,000 and our estimated other offering expenses of $840,000 (assuming no exercise of the over-allotment option), and after giving effect to the use of proceeds described herein, (ii) the conversion of 1,000,000 shares of series seed preferred stock into 1,000,000 shares of class A common stock concurrent with the closing of this offering, and (iii) the automatic conversion of outstanding convertible promissory notes into an aggregate of 257,479 shares of class B common stock concurrent with the closing of the offering.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2023
	Actual	Pro Forma	As Adjusted
Cash	$44,705	$44,705	$446,349
Stockholders’ equity:
Series Seed Preferred Stock, $0.0001 par value, 4,000,000 shares authorized; 3,000,000 shares issued and outstanding, actual; 1,000,000 shares issued and outstanding, pro forma; and no shares issued and outstanding, as adjusted	300	100	—
Class A Common Stock, $0.0001 par value, 50,000,000 shares authorized; 350,000 shares issued and outstanding, actual; 150,000 shares issued and outstanding, pro forma; and 1,150,000 shares issued and outstanding, as adjusted	35	15	115
Class B Common Stock, $0.0001 par value, 250,000,000 shares authorized; 3,105,940 shares issued and outstanding, actual; 5,305,940 shares issued and outstanding, pro forma; and 6,813,419 shares issued and outstanding, as adjusted	311	531	681
Additional paid-in capital	6,876,747	6,876,747	10,636,596
Accumulated deficit	(5,805,300)	(5,805,300)	(5,805,300)
Total stockholders’ equity	1,072,093	1,072,093	4,832,092
Total capitalization	$1,072,093	$1,072,093	$4,832,092

The table above excludes the following shares:

•        150,000 shares of class B common stock issuable upon the conversion of 150,000 shares of class A common stock upon a transfer thereof;

•        2,000,000 shares of class A common stock issuable upon the exercise of outstanding options at an exercise price of $0.25 per share;

•        770,000 shares of class B common stock issuable upon the exercise of outstanding options granted under our 2022 equity incentive plan at a weighted average exercise price of $2.21 per share;

•        2,470,000 shares of class B common stock that are reserved for future issuance under our 2022 equity incentive plan; and

•        up to 87,500 shares of class B common stock (or 100,625 shares issuable if the underwriters exercise the overallotment option in full) issuable upon exercise of the representative’s warrants issued in connection with this offering.

DILUTION

If you invest in our class B common stock in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of common stock immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of class B common stock deemed to be outstanding at that date.

As of December 31, 2023, our net tangible book value (deficit) was approximately $(2,729,738), or approximately $(0.88) per share. After giving effect to (i) the conversion of an aggregate of 2,000,000 shares of series seed preferred stock into an aggregate of 2,000,000 shares of class B common stock and (ii) the conversion of an aggregate of 200,000 shares of class A common stock into an aggregate of 200,000 shares of class B common stock, our pro forma net tangible book value (deficit) as of December 31, 2023 was approximately $(2,729,738), or approximately $(0.51) per share.

After giving effect to (i) our sale of 1,250,000 shares of class B common stock in this offering at an initial public offering price of $4.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, and after giving effect to the use of proceeds described herein, and (ii) the automatic conversion of outstanding convertible promissory notes into an aggregate of approximately 257,479 shares of class B common stock concurrent with the closing of the offering, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately $931,467, or approximately $0.14 per share. This amount represents an immediate increase in net tangible book value of $0.65 per share to existing stockholders and an immediate dilution in net tangible book value of $3.86 per share to purchasers of our shares in this offering, as illustrated in the following table.

Initial public offering price per share		$4.00
Historical net tangible book value (deficit) per share as of December 31, 2023	$(0.88)
Increase per share attributable to the pro forma adjustments described above	0.37
Pro forma net tangible book value per share as of December 31, 2023	(0.51)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$0.65
Pro forma as adjusted net tangible book value per share after this offering		0.14
Dilution per share to new investors purchasing shares in this offering		$3.86

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value would be $0.23 per share, and the dilution in net tangible book value per share to new investors purchasing shares in this offering would be $3.77 per share.

The following table sets forth the total number of shares of common stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of common stock paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the initial public offering price of $4.00 per share, before deducting estimated underwriter commissions and offering expenses, in each case payable by us, and assumes no exercise of the over-allotment option.

	Share Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	6,713,419	84.30%	$2,875,100	36.51%	$0.43
New investors	1,250,000	15.70%	$5,000,000	63.49%	$4.00
Total	7,963,419	100.00%	$7,875,100	100.00%

____________

(1)      Includes (i) 1,000,000 shares of series seed preferred stock that will be automatically converted into 1,000,000 shares of class A common stock concurrent with the closing of this offering and (ii) approximately 257,479 shares of class B common stock that will be automatically issued from the conversion of outstanding convertible promissory notes concurrent with the closing of this offering.

The discussion and tables above exclude the following shares:

•        2,000,000 shares of class A common stock issuable upon the exercise of outstanding options at an exercise price of $0.25 per share;

•        770,000 shares of class B common stock issuable upon the exercise of outstanding options granted under our 2022 equity incentive plan at a weighted average exercise price of $2.21 per share;

•        2,470,000 shares of class B common stock that are reserved for future issuance under our 2022 equity incentive plan; and

•        up to 87,500 shares of class B common stock (or 100,625 shares issuable if the underwriters exercise the overallotment option in full) issuable upon exercise of the representative’s warrants issued in connection with this offering.

To the extent that outstanding options or other convertible securities have been or may be exercised or other shares issued, including under our stock-based compensation plans, investors participating in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

All periods presented on or prior to October 16, 2022 represent the operations of CleanCore, TetraClean and Food Safety, our predecessors companies, and all references to “predecessor” refer to the combined financial position and results of operations of CleanCore, TetraClean and Food Safety on and before such date. References to “successor” refer to the financial position and results of operations of our company subsequent to October 16, 2022.

Overview

We specialize in the development and manufacturing of cleaning products that produce pure aqueous ozone for professional, industrial, or home use. We have a patented nanobubble technology using aqueous ozone that we believe is highly effective in cleaning, sanitizing, and deodorizing surfaces and high-touch areas.

We offer products and solutions that are marketed for janitorial and sanitation, ice machine cleaning, laundry, and industrial industries. Our products are used in many types of environments including retail establishments, distribution centers, factories, warehouses, restaurants, schools and universities, airports, healthcare, food service, and commercial buildings such as offices, malls, and stores.

Our mission is to become a leader in creating safe, clean spaces that are free from any chemical residue or skin irritants. We are currently expanding our distributor network, improving our manufacturing processes, and proving the effectiveness of our products in restaurants, airports, and hotels.

Recent Developments

On January 30, 2024, we issued 10% original issue discount convertible promissory notes in the aggregate principal amount of $250,000 for total gross proceeds of $225,000 and net proceeds of approximately $202,500 in a private placement transaction. These notes accrue simple interest on the outstanding principal amount at the rate of 12% per annum and are due and payable on December 31, 2024, which date may be extended at our election by up to two additional 90-day periods. The principal amount and all accrued and unpaid interest will automatically convert into class B common stock upon the closing of this offering at a conversion price of $1.00 per share. The notes contain customary beneficial ownership limitations. Boustead Securities, LLC, the representative of the underwriters for this offering, acted as placement agent in connection with this convertible note private placement. As compensation for its services, Boustead Securities, LLC received (i) a cash commission equal to 9% of the gross proceeds and (ii) a 1% non-accountable expense allowance. The private placement concluded on January 31, 2024.

On March 26, 2024, we entered into a loan agreement with Clayton Adams, a significant stockholder, pursuant to which we issued a revolving credit note to Mr. Adams in the principal amount of up to $500,000. Pursuant to the loan agreement and note, Mr. Adams agreed to provide advances to us upon our request during the period commencing on the effective date of the registration statement of which this prospectus forms a part and continuing until the second anniversary of such date, which we refer to as the maturity date. This note accrues simple interest on the outstanding principal amount at the rate of 8% per annum, with all principal and interest due on the maturity date; provided that upon an event of default (as defined in the note), such rate shall increase to 13%. We may prepay the note at any time without penalty or premium. The note is unsecured and contains customary events of default for a loan of this type. As of the date of this prospectus, no advances have been made and the principal amount of this note is $0.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•        our ability to acquire new customers or retain existing customers;

•        our ability to stay ahead of our value-proposition to end consumers;

•        our ability to continue innovating our technology to meet consumer demand;

•        industry demand and competition; and

•        market conditions and our market position.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•        have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•        comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•        disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.235 billion or more, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our class B common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Comparison of Six Months Ended December 31, 2023 and 2022

The following table sets forth key components of our results of operations for the period from July 1, 2022 to October 16, 2022 (Predecessor), from October 17, 2022 to December 31, 2023 (Successor), and for the six months ended December 31, 2023 (Successor).

	For the Six Months Ended December 31, 2023 (Successor)	Period from October 17, 2022 to December 31, 2022 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)
Revenue	$584,090	$848,769	$502,990
Cost of sales	284,312	631,029	351,740
Gross profit	299,778	217,740	151,250
Operating expenses:
General and administrative	907,194	4,350,651	334,812
Advertising expense	25,455	10,604	4,621
Depreciation expense	210	—	6,143
Loss from operations	(633,081)	(4,143,515)	(194,326)
Interest expense	149,012	41,821	125,738
Net loss	$(782,093)	$(4,185,336)	$(320,064)

We believe that reviewing our operating results for the six months ended December 31, 2022, by combining the results of the successor period (October 17, 2022 to December 31, 2022) and the predecessor period (July 1, 2022 to October 16, 2022) is more useful in discussing our overall operating performance compared to the results of the six months ended December 31, 2023 (successor). We do not see any potential risks associated with utilizing this combined presentation.

Following are the combined results for the six months ended December 31, 2023 and 2022, both in dollars and as a percentage of our revenues.

	Six Months Ended December 31, 2023 (Successor)		Pro Forma Combined Six Months Ended December 31, 2022		Period from October 17, 2022 to December 31, 2022 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$584,090	100.00%	$1,351,759	100.00%	$848,769	$502,990
Cost of sales	284,312	48.68%	982,769	72.70%	631,029	351,740
Gross profit	299,778	51.32%	368,990	27.30%	217,740	151,250
Operating expenses:
General and administrative	907,194	155.32%	4,685,463	346.62%	4,350,651	334,812
Advertising expense	25,455	4.36%	15,225	1.13%	10,604	4,621
Depreciation expense	210	0.04%	6,143	0.45%	0	6,143
Loss from operations	(633,081)	(108.39)%	(4,337,841)	(320.90)%	(4,143,515)	(194,326)
Interest expense	149,012	25.51%	167,559	12.40%	41,821	125,738
Net loss	$(782,093)	(133.90)%	$(4,505,400)	(333.30)%	$(4,185,336)	$(320,064)

Revenue.    We generate revenue from sales of our cleaning products. Our revenue decreased by $767,669, or 56.79%, to $584,090 for the six months ended December 31, 2023 from $1,351,759 for the six months ended December 31, 2022. Such a decrease was primarily due to decreases in the volume of products sold to our two largest customers, due to external factors that impacted their number of purchases, offset by increases in product prices. One of our largest historical customers chose to manufacture most of their own units beginning at the start of fiscal year 2023, rather than purchasing our products. The loss of this customer led to a major decline in sales for the six-month period ended December 31, 2023. Our second largest historical customer was a larger buying group for several smaller regional groups, and their sales declined because a sales associate at our company, who had a close connection with such buying group, resigned in May 2023. We also experienced a $136,128 decrease in revenue due to our termination of a drop ship arrangement with a third party. Our product price increases occurred in March 2023, and an approximately 20% price increase was applied to all products that we offer due to our market review of competitor pricing. During the six months ended December 31, 2023, the decrease in revenue was due to an approximate 77% decrease in sales volume and an approximate 20% increase to prices across all product lines.

Cost of sales.    Our cost of sales consists of raw materials, components and labor. Our cost of sales decreased by $698,457, or 71.07%, to $284,312 for the six months ended December 31, 2023 from $982,769 for the six months ended December 31, 2022. As a percentage of revenue, cost of sales decreased from 72.70% for the six months ended December 31, 2022 to 48.68% for the six months ended December 31, 2023. This decrease was primarily due to the price increases described above.

Gross profit.    As a result of the foregoing, our gross profit decreased by $69,212, or 18.76%, to $299,778 for the six months ended December 31, 2023 from $368,990 for the six months ended December 31, 2022. As a percentage of revenue, gross profit increased from 27.30% for the six months ended December 31, 2022 to 51.32% for the six months ended December 31, 2023.

General and administrative expenses.    Our general and administrative expenses consist primarily of personnel expenses, including employee salaries and bonuses plus related payroll taxes, professional advisor fees, bad debts, rent expense, insurance and other expenses incurred in connection with general operations. Our general and administrative expenses decreased by $3,778,269, or 80.64%, to $907,194 for the six months ended December 31, 2023 from $4,685,463 for the six months ended December 31, 2022. As a percentage of revenue, our general and administrative expenses decreased from 346.62% for the six months ended December 31, 2022 to 155.32% for the six months ended December 31, 2023. Such a decrease was primarily due to a reduction in stock option expense.

Advertising expenses.    Our advertising expenses consist of vendor trade shows and various trade publications. Our advertising expenses increased by $10,230, or 67.19%, to $25,455 for the six months ended December 31, 2023 from $15,225 for the six months ended December 31, 2022. Such increase was primarily due to an increase in trade show sponsorship expenses.

Depreciation expense.    We incurred depreciation expense of $210, or 0.04% of revenue, for the six months ended December 31, 2023, as compared to $6,143, or 0.45% of revenue, for the six months ended December 31, 2022.

Interest expense.    We incurred interest expense of $149,012, or 25.51% of revenue, for the six months ended December 31, 2023, as compared to $167,559, or 12.40% of revenue, for the six months ended December 31, 2022.

Net loss.    As a result of the cumulative effect of the factors described above, we had a net loss of $782,093 for the six months ended December 31, 2023, as compared to $4,505,400 for the six months ended December 30, 2022, a decrease of $3,723,307, or 82.64%.

Comparison of Years Ended June 30, 2023 and 2022

The following table sets forth key components of our results of operations for the period from October 17, 2022 to June 30, 2023 (Successor), the period from July 1, 2022 to October 16, 2022 (Predecessor), and for the year ended June 30, 2022 (Predecessor).

	Period from October 17, 2022 to June 30, 2023 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)	For the Year Ended June 30, 2022 (Predecessor)
Revenue	$1,938,366	$502,990	$2,648,005
Cost of sales	1,359,401	351,740	1,937,105
Gross profit	578,965	151,250	710,900
Operating expenses:
General and administrative	5,420,042	334,812	928,251
Advertising expense	14,944	4,621	30,882
Depreciation expense	63	6,143	18,317
Loss from operations	(4,856,084)	(194,326)	(266,550)
Interest expense	167,123	125,738	275,061
Net loss	$(5,023,207)	$(320,064)	$(541,611)

We believe that reviewing our operating results for the year ended June 30, 2023, by combining the results of the successor period (October 17, 2022 to June 30, 2023) and the predecessor period (July 1, 2022 to October 16, 2022) is more useful in discussing our overall operating performance compared to the results of the year ended June 30, 2022 (predecessor). We do not see any potential risks associated with utilizing this combined presentation.

Following are the combined results for the years ended June 30, 2023 and 2022, both in dollars and as a percentage of our revenues.

	Period from October 17, 2022 to June 30, 2023 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)	Pro Forma Combined Year Ended June 30, 2023		Year Ended June 30, 2022
			Amount	% of Revenue	Amount	% of Revenue
Revenue	$1,938,366	$502,990	$2,441,356	100.00%	$2,648,005	100.00%
Cost of sales	1,359,401	351,740	1,711,141	70.09%	1,937,105	73.15%
Gross profit	578,965	151,250	730,215	29.91%	710,900	26.85%
Operating expenses:
General and administrative	5,420,042	334,812	5,754,854	235.72%	928,251	35.05%
Advertising expense	14,944	4,621	19,565	0.80%	30,882	1.17%
Depreciation expense	63	6,143	6,206	0.25%	18,317	0.69%
Loss from operations	(4,856,084)	(194,326)	(5,050,410)	(206.87)%	(266,550)	(10.07)%
Interest expense	167,123	125,738	292,861	12.00%	275,061	10.39%
Net loss	$(5,023,207)	$(320,064)	$(5,343,271)	(218.86)%	$(541,611)	(20.45)%

Revenue.    Our revenue decreased by $206,649, or 7.80%, to $2,441,356 for the year ended June 30, 2023 from $2,648,005 for the year ended June 30, 2022. Such decrease was primarily due to the insolvency of a distributor which did not generate any revenue in the fourth quarter of 2023. For the year ended June 30, 2023, this distributor accounted for approximately 10% of our total revenue, as compared to 17% for the year ended June 30, 2022.

Cost of sales.    Our cost of sales decreased by $225,964, or 11.67%, to $1,711,141 for the year ended June 30, 2023 from $1,937,105 for the year ended June 30, 2022. Such decrease was in line with our decrease in revenue. As a percentage of revenue, cost of sales decreased from 73.15% for the year ended June 30, 2022 to 70.09% for the year ended June 30, 2023 due to price increases and cost adjustments that we made in February 2023 to improve our margins.

Gross profit.    As a result of the foregoing, our gross profit increased by $19,315, or 2.72%, to $730,215 for the year ended June 30, 2023 from $710,900 for the year ended June 30, 2022. As a percentage of revenue, gross profit increased slightly from 26.85% for the year ended June 30, 2022 to 29.91% for the year ended June 30, 2023.

General and administrative expenses.    Our general and administrative expenses increased by $4,826,603, or 519.97%, to $5,754,854 for the year ended June 30, 2023 from $928,251 for the year ended June 30, 2022. As a percentage of revenue, our general and administrative expenses increased from 35.05% for the year ended June 30, 2022 to 235.72% for the year ended June 30, 2023. Such increase was primarily due to a stock compensation expense of $4,089,332 relating to stock options and warrants issued in 2023 and an increase in executive compensation and consulting fees following the acquisition.

Advertising expenses.    Our advertising expenses decreased by $11,317, or 36.65%, to $19,565 for the year ended June 30, 2023 from $30,882 for the year ended June 30, 2022. As a percentage of revenue, our advertising expenses decreased from 1.17% for the year ended June 30, 2022 to 0.80% for the year ended June 30, 2023. Such a decrease was primarily due to a strategic change to reduce advertising spending to ensure a direct return on investment for all expenses incurred in relation to advertising.

Depreciation expense.    We incurred a depreciation expense of $6,206, or 0.25% of revenue, for the year ended June 30, 2023, as compared to $18,317, or 0.69% of revenue, for the year ended June 30, 2022.

Interest expense.    We incurred interest expenses of $292,861, or 12.00% of revenue, for the year ended June 30, 2023, as compared to $275,061, or 10.39% of revenue, for the year ended June 30, 2022.

Net loss.    As a result of the cumulative effect of the factors described above, we had a net loss of $5,343,271 for the year ended June 30, 2023, as compared to $541,611 for the year ended June 30, 2022, an increase of $4,801,660, or 886.55%.

Liquidity and Capital Resources

As of December 31, 2023, we had cash and cash equivalents of $44,705. To date, we have financed our operations primarily through revenue generated from operations, bank borrowings, private placements of our securities and advances from our founders.

Management has prepared estimates of operations and believes that with the proceeds of this offering sufficient funds will be generated from operations to fund our operations and to service our debt obligations for at least the next twelve months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The accompanying condensed financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Six Months Ended December 31, 2023	Combined Six Months Ended December 31, 2022			Combined Year Ended June 30, 2023			Year Ended June 30, 2022
		2022 Total	Period from October 17, 2022 to December 31, 2022 (Successor)	Period from July 1, to October 16, 2022 (Predecessor)	Period from October 17, 2022 to June 30, 2023 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)	2023 Total
Net cash used in operating activities	$(234,156)	$(103,427)	$13,824	$(117,251)	$(236,870)	$(117,251)	$(354,121)	$(504,304)
Net cash used in investing activities	(1,015)	(2,007,882)	(2,000,000)	(7,882)	(2,001,260)	(7,882)	(2,009,142)	(35,033)
Net cash provided by (used in) financing activities	(113,318)	2,736,260	2,861,482	(125,222)	2,631,324	(125,222)	2,506,102	667,406
Net increase (decrease) in cash	(348,489)	624,951	875,306	(250,355)	393,194	(250,355)	142,839	128,069
Cash at beginning of period	393,194	263,506	—	263,506	—	263,506	263,506	135,437
Cash at end of period	$44,705	$888,457	$875,306	$13,151	$393,194	$13,151	$406,345	$263,506

Net cash used in operating activities was $234,156 for the six months ended December 31, 2023, as compared to $103,427 for the six months ended December 31, 2022. For the six months ended December 31, 2023, our net loss of $782,093 and an increase in inventory of $91,874, offset by a non-cash interest expense of $141,211, stock-based compensation of $107,972, a decrease in prepaid expenses of $95,358, and depreciation and amortization of $77,208, were the primary drivers of net cash used in operating activities. For the six months ended December 31, 2022, our net loss of $4,505,400 and a decrease in accounts receivable of $58,559, offset by imputed interest of $4,065,617, an increase in accounts payable of $153,374 and an increase in inventory of $135,843, were the primary drivers of the net cash used in operating activities. Our increase in inventory for the six months ended December 31, 2023 is primarily due to the unexpected decline in sales and revenue from our two largest historical customers. Our inventory consists of durable goods with no expiration date and is expected to be used throughout our normal course of business. As of December 31, 2023, we estimate that our inventory will be depleted in approximately 15 months.

Net cash used in operating activities was $354,121 for the year ended June 30, 2023, as compared to $504,304 for the year ended June 30, 2022. For the year ended June 30, 2023, our net loss of $5,343,271, offset by stock-based compensation of $4,119,321, were the primary drivers of the net cash used in operating activities. For the year ended June 30, 2022, our net loss of $541,611, a decrease in accounts receivable of $187,758 and a decrease in inventory of $170,243, offset by imputed interest of $274,889, were the primary drivers of the net cash used in operating activities.

Net cash used in investing activities was $1,015 for the six months ended December 31, 2023, as compared to $2,007,882 for the six months ended December 31, 2022. The net cash used in investing activities for the six months ended December 31, 2023 consisted entirely of purchases of property and equipment. Net cash used in investing activities for the six months ended December 31, 2022 consisted of cash used in connection with the acquisition of the assets of CleanCore LLC, TetraClean and Food Safety of $2,000,000 and purchases of property and equipment of $7,882.

Net cash used in investing activities was $2,009,142 for the year ended June 30, 2023, as compared to $35,033 for the year ended June 30, 2022. Net cash used in investing activities for the year ended June 30, 2023 consisted of cash used in connection with the acquisition of the assets of CleanCore LLC, TetraClean and Food Safety of $2,007,882 and purchases of property and equipment of $1,260, while the net cash used in operating activities for the year ended June 30, 2022 consisted entirely of purchases of property and equipment.

Net cash used in financing activities was $113,318 for the six months ended December 31, 2023, as compared to net cash provided by financing activities of $2,736,260 for the six months ended December 31, 2022. Net cash used in financing activities for the six months ended December 31, 2023 consisted of payments for deferred offering costs of $124,824 and proceeds from the issuance of loans from related parties of $11,506, while net cash provided by financing activities for the six months ended December 31, 2022 consisted of proceeds from related party loans of $376,299, proceeds from the issuance of series seed preferred stock of $1,000,000, proceeds from the issuance of class B common stock of $1,650,000 and offset by repayments of loans due to related parties of $288,861 and repayments of long term debt of $1,278.

Net cash provided by financing activities was $2,506,102 for the year ended June 30, 2023, as compared to $667,406 for the year ended June 30, 2022. Net cash provided by financing activities for the year ended June 30, 2023 consisted of proceeds from the issuance of class B common stock of $1,650,000, proceeds from the issuance of series seed preferred stock of $1,000,000, proceeds from related party loans of $373,817 and proceeds from the issuance of class A common stock of $100, offset by repayments of related party loans of $288,861, payments for deferred operating costs of $227,676 and repayments of long term debt of $1,278, while net cash provided by financing activities for the year ended June 30, 2023 consisted of proceeds from related party loans of $751,079, offset by repayments of related party loans of $80,000 and repayments of long term debt of $3,673.

Common Stock Private Placement

Between October 14, 2022 and November 29, 2022, we issued an aggregate of 660,921 shares of class B common stock for total gross proceeds of $1,150,000 and net proceeds of approximately $1,035,000 in a private placement transaction. Boustead Securities, LLC, the representative of the underwriters for this offering, acted as placement agent in connection with this private placement. As compensation for its services, Boustead Securities, LLC received (i) a cash commission equal to 9% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) five-year warrants for the purchase of a number of shares of class B common stock equal to 7% of the number of shares issued in the private placement at an exercise price of $1.74 per share (subject to adjustments), which may be exercised on a cashless basis. Accordingly, we issued warrants for the purchase of 46,263 shares of class B common stock to Boustead Securities, LLC at an initial exercise price of $1.74 per share. On March 6, 2024, we entered into a warrant cancellation agreement with Boustead Securities, LLC, pursuant to which they agreed to forfeit these warrants. The private placement concluded on December 31, 2022.

Promissory Note

On October 17, 2022, we issued a promissory note in the principal amount of $3,000,000 to Burlington Capital, LLC, which was amended pursuant to an extension agreement on September 13, 2023, and amended again pursuant to an extension agreement on December 17, 2023. The note bears interest at a rate of 7% per annum; provided that such interest rate increased to 10% per annum on September 13, 2023. The note is due on the earlier of (a) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (b) December 17, 2023 (see details regarding the extension of this note to April 4, 2024 above). We may prepay the note at any time at any time without penalty. The note is unsecured and contains customary events of default. As of December 31, 2023, the outstanding principal balance of this note is $3,000,000 and it has accrued interest of $280,933.

Related Party Demand Notes

On October 4, 2022, we issued a promissory note to each of Matthew Atkinson, our Chief Executive Officer at such time, and Clayton Adams, our President at such time, in the principal amount of $104,450 each for a total of $208,900. These notes bear interest at a rate of 5% per annum beginning on the 30th day after issuance and are due on the 60th day following written demand from the holder. As of December 31, 2023, the outstanding principal balance of these notes is $208,900 and they have accrued interest of $12,962.

Contractual Obligations

Our principal commitments consist mostly of obligations under the loans described above and the operating leases described under “Business — Facilities”. Other than indicated above, at December 31, 2023, we did not have other long-term debt obligations, capital (finance) lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on our statements of financial position.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition.    We generate revenue from sales of our products and recognize revenue as control of our products is transferred to our customers, which is generally at the time of shipment based on the contractual terms with our customers. We provide customer programs and incentive offerings, including growth incentives and volume-based incentives. These customer programs and incentives are considered variable consideration. We include in revenue variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale, and expected sales volume forecasts as it relates to our volume-based incentives. This determination is updated every reporting period. For the six months ended December 31, 2023 and 2022 and for the years ended June 30, 2023 and 2022, customer growth and volume-based incentives were minimal. Certain product sales include a 2-year manufacturer’s warranty that provides the customer with assurance that the product performs as intended. Such warranties are assurance-type warranties and are accounted for as contingencies under ASC 460-10.

Impairment of Long-Lived Assets.    Long-lived assets consist primarily of property and equipment and intangible assets. Long-lived assets are tested for impairment when events and circumstances indicate the assets might be impaired by first comparing the estimated future undiscounted cash flows of the asset or asset group to the carrying value. If the carrying value exceeds the estimated future undiscounted cash flows, an impairment loss is recognized based on the amount that the carrying value exceeds the fair value of the asset or asset group. We did not recognize impairment losses during the six months ended December 31, 2023 and 2022 or during the years ended June 30, 2023 and 2022.

Intangible Assets.    Intangible assets primarily consist of existing technology, customer relationships, and trademarks obtained as a result of the acquisition on October 17, 2022. Intangible assets with definite lives are amortized based on their pattern of economic benefit over their estimated useful lives and reviewed periodically for impairment. Our trademarks are deemed to have an indefinite life. The estimated useful life of the acquired technology is 15 years while the estimated useful life of customer relationships is 5 years.

Stock-based Compensation.    Compensation expense is recognized for all share-based payments to employees and non-employees, including stock options and warrants, in the statements of operation based on the fair value of the awards that are granted. Our stock price at the date of grant was estimated using an acceptable valuation technique such as the probability-weighted expected return model. The fair value of stock options is estimated at the date of grant using the Black-Scholes option-pricing model. Generally, measured compensation cost, net of actual forfeitures, is recognized on a straight-line basis over the vesting period of the related share-based compensation award. We account for forfeitures of stock-based awards as they occur.

BUSINESS

Overview

We specialize in the development and manufacturing of cleaning products that produce pure aqueous ozone for professional, industrial, or home use. We have a patented nanobubble technology using aqueous ozone that we believe is highly effective in cleaning, sanitizing, and deodorizing surfaces and high-touch areas.

Our mission is to become a leader in creating safe, clean spaces that are free from any chemical residue or skin irritants. We are currently expanding our distributor network, improving our manufacturing processes, and proving the effectiveness of our products in restaurants, airports, and hotels.

As noted by the EPA (“Wastewater Technology Fact Sheet: Ozone Disinfection,” September 1999), ozone has been used in water treatment facilities to remove pathogens from water for decades. However, ozone was not safe for traditional cleaning because the gas alone can be harmful when inhaled. In recent years, ozone has been found to become a powerful cleaning solution if infused into tap water, which then creates a solution called aqueous ozone. Once the ozone is added into the water, the resulting solution is safe to handle, yet continues to hold the effective cleaning and oxidizing components of ozone.

Our product offerings utilize a patented technology that we believe produces an enhanced aqueous ozone solution that requires no additives, filters, or advanced chemicals. We believe that we are the only company that has an aqueous ozone solution that is produced in the form of nanobubbles. In a critical review from Environmental Science Nano (“Disinfection applications of ozone micro- and nanobubbles,” November 2, 2021) authors Petroula Seridou and Nicolas Kalogerakis explain that since its discovery in the 1990’s, nanobubbles have been used to remove pollutants in many industries, including biopharma and food processing. Nanobubbles are the nanometer-sized (one billionth of a meter) gaseous cavities in a liquid solution. The common micro sized bubbles have larger diameters which causes them to rise quickly to the surface of an aqueous solution as compared to the smaller bubbles.

Since nanobubbles have no natural buoyancy, they remain underwater, where each tiny, negatively charged bubble is attracted to positively charged pollutants and harmful toxins. In the article, Seridou and Kalogerakis write about how this union causes the nanobubbles to release ozone which extinguishes pathogens and slowly breaks down the cell walls of mold, germs, and other residues. Further, a smaller size of nanobubbles is also more effective as it has a higher density of ozone and is able to provide a more thorough surface coverage, which destroys a higher number of contaminants.

Our pure aqueous ozone product is a natural cleaner, sanitizer, and deodorizer produced through the infusion of ozone into water using electricity. The use of this ozone solution has been proven effective in eliminating germs, viruses, bacteria, allergens, and molds; and it performs better than bleach according to a research report published by PLoS One (“The microbial killing capacity of aqueous and gaseous ozone on different surfaces contaminated with dairy cattle manure,” May 14, 2018). Aqueous ozone technology has been tested and previously destroyed pathogens including E. Coli, Staphylococcus, Listeria, and Salmonella as described in Catalyst journal (“Ozone and Photocatalytic Processes for Pathogens Removal from Water: A Review,” January 5, 2019). The solution cleans hard surfaces, floors, carpets, upholstery, and food contact surfaces.

In addition, in an independent case study at Cape Coral Hospital in Florida, the aqueous ozone solution worked to significantly deodorize smells. The same internal case study notes that the aqueous ozone does not mask smells, but instead destroys the bacterium causing the smell.

Our aqueous ozone solution is referred to as “pure” because of its ability to keep high concentration of ozone in the solution without needing to use a stabilizer or additive. Depending on the product, the pure aqueous ozone solution contains between 0.5 to 1.5 ppm of ozone for professional cleaning and up to 20 ppm of ozone for industrial cleaning. At these levels, we believe the concentration of ozone within the solution is strong enough to effectively clean and deodorize better than bleach.

Corporate History and Structure

We were incorporated in the State of Nevada on August 23, 2022 under the name CC Acquisition Corp. for the sole purpose of acquiring substantially all of the assets of CleanCore LLC, TetraClean and Food Safety. On November 21, 2022, we changed our name from CC Acquisition Corp. to CleanCore Solutions, Inc.

On October 17, 2022, we entered into an asset purchase agreement with CleanCore LLC, TetraClean, Food Safety and Burlington Capital, LLC, the majority owner of these entities, pursuant to which we acquired substantially all of the assets of CleanCore LLC, TetraClean and Food Safety for a total purchase price of $5,000,000, consisting of $2,000,000 in cash and the issuance of a promissory note in the principal amount of $3,000,000.

The predecessor of CleanCore LLC was CleanCore Technologies, LLC, which was formed in 2014 and was wholly owned by Center Ridge Holdings, LLC. CleanCore LLC was formed in 2019 by Burlington Solutions, LLC and Walker Water, LLC d/b/a O-Z Tech. In 2019, prior to the formation of CleanCore LLC, Center Ridge Holdings, LLC transferred substantially all of the assets of CleanCore Technologies, LLC to Burlington Solutions, LLC, which then transferred such assets to CleanCore LLC. TetraClean and Food Safety were created to focus on industrial and food safety, respectively. CleanCore LLC, TetraClean, and Food Safety were all under majority control by Burlington Solutions, LLC prior to the acquisition by CC Acquisition Corp. All discussions in this prospectus regarding our business prior to the acquisition reflect the combined business of CleanCore LLC, TetraClean, and Food Safety, our predecessor companies. Prior to the acquisition, we had no operations other than operations relating to our incorporation and organization.

We do not have any subsidiaries.

Industry

Our market encompasses the global household cleaning market, the global food service market, the global commercial and residential laundry market, and the global health care market. According to Report Linker, the global service cleaning market is expected to reach $92.69 billion by 2027, rising at a 7.80% CAGR during the forecast period. The global household cleaners market size was valued at $33.8 billion in 2021 and is expected to expand at a CAGR of 4.9% from 2022 to 2028. We believe this can be credited to the increasing awareness regarding hygiene among consumers. The constant developments in the household cleaner sector are also likely to boost industry demand.

There is a growing demand for green cleaning and eco-friendly products that are effective, safe, and sanitary. According to a report published by Allied Market Research, the global industrial cleaning equipment market amassed revenue of $9.12 billion in 2021, and is expected to hit $14.14 billion by 2031, registering a CAGR of 4.3% from 2022 to 2031. A market report from Research and Markets noted that the global household green cleaning products market is expected to grow to $27.83 at a CAGR of 6.50% from 2017 to 2024.

There is also a high demand in the food and beverage cleaning industry for effective and eco-friendly cleaning suppliers and cleaning solutions. According to an article by Arizton Advisory and Intelligence (“US Food and Beverage Industry Cleaning Services Market Size to Reach Revenues USD 2.4 Billion by 2026,” March 24, 2021), the U.S. food and beverage industry cleaning services market is expected to grow at a CAGR of approximately 7% from 2020 to 2026. We believe the rising awareness in the food and beverage cleaning industry is also encouraging vendors to rely on green cleaning services, which is expected to generate incremental income. Further, driven by the COVID-19 pandemic and its impact on customer and provider expectations of cleanliness, the demand for disinfection services in the food and beverage industry is expected to grow at a CAGR of over 6% through 2022.

The cleaning, healthcare and sanitation market is also receiving interest from government agencies, such as British Columbia’s GreenCare Sustainability Strategic Framework, to develop and retain better, environmentally sustainable, and innovative cleaning solutions. Government initiatives have led some transitions into different and alternative cleaning technologies, and environmentally conscious institutions are expected to increase their demand for alternative cleaning products. While traditional disinfectants will continue to be routinely used in hospitals to sterilize and remove viruses and pathogens, we believe there is a place for aqueous ozone technology to be introduced in clinical settings. For instance, Cape Coral Hospital in Florida, along with two other hospitals, integrated aqueous ozone as room deodorizes as part of their environmental services program effort.

Based on the above, the demand for alternative environmentally conscious cleaning solutions is increasing, and we believe our aqueous ozone patented technology effectively cleans and reduces environmental impact, and as a result, that the demand for our products and services will continue to grow.

Products

We offer products and solutions that are marketed for janitorial and sanitation, ice machine cleaning, laundry, and industrial industries. Our products are used in many types of environments including retail establishments, distribution centers, factories, warehouses, restaurants, schools and universities, airports, healthcare, food service, and commercial buildings such as offices, malls, and stores.

Janitorial and Sanitation

Within the janitorial and sanitation sector, we currently manufacture the following products:

•        Fill Stations:    Wall-mounted units that produce on demand aqueous ozone and can fill up spray bottles or buckets for general cleaning, including our 1.0 Fill Station, which can produce one gallon per minute of aqueous ozone for users with smaller cleaning needs, and our 3.0 Fill Station, which can produce three gallons per minute and is designed for commercial and industrial cleaning requirements.

•        POWERcaddy:    A 12-gallon tank that generates aqueous ozone within it, so users are able to generate on-site, on-demand aqueous ozone as they clean. These units come equipped with a spray gun and vacuum hose to properly clean all locations. The POWERcaddy includes a high-pressure spray gun with a pressure per inch boost over 100 for more intense cleaning.

•        POWER MINIcaddy.    A six-gallon tank that generates aqueous ozone within it, so users are able to generate on-site, on-demand aqueous ozone as they clean. This product comes equipped with a spray gun and vacuum hose to properly clean all locations. The MINIcaddy is a smaller version of the POWERcaddy that is popular in smaller areas such as restaurants.

Ice System

The Ice Treatment System establishes a proactive ice machine cleaning program. Cleaning ice machines is a labor intensive and slow process that needs to happen often to stop the buildup of bacteria and mold in the ice machine, the buildup of which could contaminate the ice supply. Ice machines, like other water systems used within indoor environments, create ideal conditions for fostering the growth of bacteria and mold. Pure aqueous ozone is highly effective in cleaning the inside of ice machines. Our Ice System destroys bacteria by sending 0.50 ppm of aqueous ozone through the ice machine each time it makes more ice. Aqueous ozone proactively prevents the growth of Listeria, Salmonella, E. Coli, Norwalk Virus, and Shigella in the ice and keeps the ice pure while preventing respiratory and gastrointestinal illnesses.

Commercial and Residential Laundry

We believe that the laundry unit effectively oxidizes and deodorizes to extend the life of your laundry. When the laundry ozone unit is connected to a washing machine, the aqueous ozone is used to clean towels and linens. As a result, by avoiding harsh chemicals, the aqueous ozone may expand the life of the linens, reduce dry time, and eliminate skin irritation. The flow rate of the commercial product is five GPM on each line.

Industrial Cleaning Products

We also plan to make aqueous ozone available for industrial applications, primarily for the purpose of keeping industrial plants and production lines clean. We believe this industrial product is safe to be used on food-contact surfaces and has been used in meat packing plants to eliminate the need to stop the packaging line for cleaning. Additional applications for this product may include pet food packaging and manufacturing, canning operations, breweries, wineries, distilleries, and consumer health manufacturers.

We build customized cleaning systems to meet the required needs of our clients. Our system’s volume output ranges from 10-250 GPM of our patented solution. The concentration levels of our aqueous ozone solutions can be adjusted to suit our client’s distinctive needs. Multiple units can be placed in tandem for large volume projects. Concentration levels of ozone can be established at up to 20 ppm of ozone.

Sanitizing and Disinfectant Tablets

Branded “GreenKlean,” these chlorinated tablets kill 99.9% of viruses and bacteria on a surface. These tablets eliminate odors while disinfecting and can be used on a variety of hard non-porous surfaces. We believe each tablet is easy to use, fast dissolving in water, and each tablet provides a single, standardized cleaning dose. The solution created from the tablet when mixed with water may be applied with a spray device, cloth, wipe, sponge, brush, or mop. Each tablet is effective for up to three days in a closed container and should be prepared daily when used in open containers. Generally, there is no need to rinse off the product after cleaning, the surface just needs to fully air dry, with no remaining residue left nor harm to the surfaces’ finish. The tablets are made according to standards of the National Science Foundation, an independent agency of the United States government that supports fundamental research and education in all the non-medical fields of science and engineering, under the “D2” classification, which means these tablets may be used as an antimicrobial agent that would not need to be rinsed, or qualified as a “no rinse sanitizer.”

Manufacturing

We currently source components and raw materials both domestically and overseas from vendors. The components and raw materials are shipped to our facility in Omaha, NE and assembled. We have implemented a strict quality control program which is run by our Director of Operations along with our Lead Production Supervisor. We have inventory control systems at our facilities that track each manufacturing and packaging component as we receive it from our supply sources through manufacturing and shipment of each product to customers. To facilitate this tracking, most products we sell are bar coded. We believe our distribution capabilities increase our flexibility in responding to our customers’ delivery requirements.

Our manufacturing operations are designed to allow low-cost production of a wide variety of products of different quantities, physical sizes and packaging formats, while maintaining a high level of customer service and quality. Flexible production line changeover capabilities and reduced cycle times allow us to respond quickly to changes in manufacturing schedules and customer demands.

We believe that our manufacturing facilities generally have sufficient capacity to meet our current business requirements and our currently anticipated sales.

Raw Materials and Suppliers

The primary raw materials used in the manufacture of our products are chassis, generators, various sockets, degas cylinders, and a variety of other components. The cost of these raw materials is a key factor in pricing our products.

We source raw materials from multiple regional, national and foreign suppliers. Certain of our materials come from Asian-based suppliers. Raw materials from Asian-based suppliers may be subjected to import duties, depending on various foreign policies of the US government. As such, we continue to explore partnership or supplier opportunities to optimize our costs.

We have historically purchased certain key raw materials from a limited number of suppliers. We purchase raw materials on the basis of purchase orders. While we believe that there is an ample supply of most of the raw materials that we need, in the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key raw materials in a timely fashion, it would result in a significant delay in delivering our products. Furthermore, failure to obtain a sufficient supply of these raw materials at a reasonable cost could also harm our revenue and gross profit margins. Please see “Risk Factors — Risks Related to Our Business and Industry — We have historically depended on a limited number of third parties to supply key raw materials to us and the failure to obtain a sufficient supply of these raw materials in a timely fashion and at reasonable costs could significantly delay our delivery of products” for a description of the risks related to our supplier relationships.

Sales and Marketing

We will utilize media, websites, email lists, social media to reach industries and new potential clients. We actively participate in a variety of trade shows in health care, food service, commercial real estate, and schools and universities where we demonstrate and market our products to thousands of potential and existing customers. We will also use these marketing tactics to grow awareness for our products that we deploy in various cleaning applications. Finally, we will distribute press releases, attend industry conferences, and leverage our relationships with existing customers to grow our client base.

Customers

The most significant sales and distribution channels for our products are currently through distributors who then sell to the janitorial services industries relating to food services, health care, education, and commercial buildings. These distributors provide sales, marketing, product training, service and maintenance for their respective end customers.

For the years ended June 30, 2023 and 2022, two customers, Pro-Link and Sanzonate, accounted for 66% and 62% of revenue, respectively, and we had one customer that accounted for 43% of all accounts receivable at June 30, 2023, and two customers that accounted for 32% of the predecessor’s total accounts receivable. We do not have a long-term contract with Pro-Link, Sanzonate, or most of our other customers, and primarily sell products to customers under individual purchase orders placed by them under their standard terms and conditions of sale. These terms and conditions generally include insurance requirements, representations by us with respect to the quality of our products and our manufacturing process, our obligations to comply with law, and indemnifications by us if we breach our representations or obligations. There is no commitment from any of these customers to purchase from us, or from us to sell to them, any minimum amount of products.

The loss of any major customer could have a material adverse effect on our results of operations. See “Risk Factors — Risks Related to Our Business and Industry — Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.”

Competition

The janitorial services industry is highly competitive and has many established, large and small global competitors. We compete against a wide range of cleaning-focused businesses. Some of our current competitors may be larger than we are, have larger customer bases, greater brand recognition and operating histories, a dominant or more secure position, broader geographic scope, volume, scale, resources, and more market share than we do, or offer products and services we do not offer. Other competitors are smaller, younger, companies that may be more agile in responding quickly to new products or changes in the market.

Our major competitors for our products are traditional cleaning companies such as Proctor and Gamble and Unilever, which are companies that develop and manufacture traditional chemical cleaning products. However, to the best of our knowledge, none of them have an aqueous ozone technology. We also compete with companies in the aqueous ozone cleaning market such as Tennant Company, Tersano Inc., and Enozo Technologies Inc and O3 Waterworks. Each of these companies also produces devices to make aqueous ozone, and Tersano Inc. and Enozo Technologies Inc. produce aqueous ozone products for both personal and professional use.

We also compete with a multitude of foreign, regional, and local competitors that vary by market. If our existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices, which would adversely affect our operating results. Similarly, if customers or potential customers perceive the products or services offered by our existing or future competitors to be of higher quality than ours or part of a broader product mix, our revenues may decline, which would adversely affect our operating results.

Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•        We have numerous patents for our technology.    We currently have 15 patents for our technology. These patents cover the functions of our products that allow our machines to produce ozone in the form of nanobubbles.

•        We have experience in the cleaning industry.    Our acquisition and subsequent business with aqueous ozone products have led us to maintain and uphold significant and meaningful relationships throughout the service cleaning industry with various providers of cleaning services.

•        We believe that our products eliminate the need for harsh chemicals and reduce costs of labor in janitorial services.    Various chemical solutions for cleaning are costly, but with the aqueous ozone solution, we believe hospitals may reduce expenditures by switching to the aqueous ozone technology. Our customers in janitorial services have reported a reduced time in cleaning and sanitizing, which saves our customers on labor costs.

•        There is no chemical residue left after using our solution, and we believe it causes less irritation compared to typical cleaning agents.    When cleaning with the aqueous ozone solution, it may remove and deodorize surfaces without using harsh caustic chemicals, and only water remains on the surface after cleaning, not any chemical residue that may require additional rinsing. As a result, our clients may report less eye, skin, and respiratory irritation after switching to our cleaning products.

•        Our product is environmentally conscious.    Our goal is to reduce packaging waste when replacing traditional cleaners and their packaging with aqueous ozone dispensers. We believe our product also reduces water consumption while cleaning. A two-year study at a major Vancouver hospital found that clients use 90% less water since the aqueous ozone technology removes the need to flush the cleaning dispensing system between various chemical cleaning agents. Overall, our products may reduce the carbon footprint of a janitorial service business when used in lieu of traditional cleaning methods.

Growth Strategies

The key elements of our strategy to grow our business include:

•        Targeting key industries.    Our team has built relationships throughout the service cleaning industry, and we have experience. Presently, we sell our products mainly through geographic and strategic distributors across the United States and Europe in the janitorial services sector. Our goal is to expand and provide our products to more health care, education, food service, and commercial buildings industries.

•        Deploy marketing strategies that raise awareness for our cleaning products.    We plan to expand our marketing efforts to increase awareness of our products. Our strategy includes attending industry conferences and working with salespeople to start the use of our product in new areas.

•        Create partnerships through exclusive licensing for distributors and a direct sales model.    We currently license our technology overseas and have an exclusive licensing agreement for products sold in Europe. We anticipate evolving the business model into a hybrid of both traditional distributors and a direct sales model with key salespeople penetrating the health care, education, food service, and commercial buildings industries. Our goal is also to create partnerships with some of the largest sports and entertainment arenas in the world, providing end-to-end sales and service.

Research and Development

We are continuing our research and development into specific product applications across our core janitorial and sanitation product line, specifically aligning our new direct sales and support strategy by evolving the existing product lines to capture new “real time” testing evaluations.

Previously, we had conducted an adenosine triphosphate study on the Clemson University Core buildings to determine the cleaning effect of aqueous ozone and our products.

We are also active in developing consumer-focused products that can be sold and marketed online and in large box retail stores across the country. We are exploring the development of our products for expanded usage in key market segments such as health care, food service, and commercial cleaning industries.

Intellectual Property

Currently, we hold 15 patents and have two patents pending, with one pending in the United States and another pending in Canada. We own 9 patents in the United States, 1 patent in Mexico, 4 patents in Canada, and 1 patent in Australia. These patents cover the functions of our products that allow our machines to produce the ozone in the form of nanobubbles. Each of our United States patents are utility patents, and are owned by us, either under the name “CC Acquisition Corp,” our previous name, or “CleanCore Solutions, Inc.” We do not currently license any patents. We are in the process of transferring each of the patents to our current name, “CleanCore Solutions, Inc.”

Patent Title	Patent Number	Jurisdiction	Expiration Year
Ozone Cleaning System	9068149	United States	2030
Reaction Vessel for an Ozone Cleaning System	8075705	United States	2029
Aqueous Ozone Solution for Ozone Cleaning System	8071526	United States	2029
Aqueous Ozone Solution for Ozone Cleaning System	8735337	United States	2029
Method and Systems for Controlling Microorganisms	9670081	United States	2035
Ozone Cleaning System	2680331	Canada	2028
Ozone Cleaning System	320909	Mexico	2028
Ozonated Liquid Dispensing Unit	9174845	United States	2029
Ozonated Liquid Dispensing Unit	9522348	United States	2030
Ozonated Liquid Dispensing Unit	10479683	United States	2028
System for Producing and Distributing an Ozonated Fluid	2802307	Canada	2031
Ozonated Liquid Dispensing Unit	2802311	Canada	2031
Ozonated Liquid Dispensing Unit	2896332	Canada	2034
Ozonated Liquid Dispensing Unit	2016256691	Australia	2034
Apparatus for Generating Aqueous Ozone	11033647	United States	2039

To protect our intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions. We rely on Federal patent laws to protect our intellectual property, including our patented technology. We also rely on the protection of laws regarding unregistered copyrights for certain content we create and trade secret laws to protect our proprietary technology. To further protect our intellectual property, we enter into confidentiality agreements with our executive officers and directors.

Facilities

Our corporate headquarters are in Omaha, NE, which includes both our corporate offices and the warehouse and assembly functions. Our facilities are approximately 12,420 square feet and include an office bay, a manufacturing and shipping bay, and a warehouse and storage bay. We lease the building, and we are currently on a contract until the end of February 2028. We anticipate continuing assembly, manufacturing, and warehousing at this location, and anticipate a hybrid corporate function at this location and at a possible new location in Minneapolis, MN.

We believe that our property is adequately maintained, is in generally good condition, and adequate for our business.

Employees

We seek to attract and retain quality employees in the areas of sales, marketing, and internal operations. Our salespeople will be selected to continue to identify and develop our client relationships. Our marketing staff will develop brand awareness of our products within the janitorial services market.

As of December 31, 2023, we had seven (7) full time employees, all of whom were in the United States. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

As a manufacturer of ozone devices, we are subject to regulation by multiple U.S. government agencies, including the EPA. We must also comply with the Federal Insecticide, Fungicide, and Rodenticide Act, or FIFRA, which establishes procedures for registering pesticides and pesticide generating devices with the U.S. Department of Agriculture and following established labeling provisions. FIFRA mandates that the EPA regulates the use and sale of pesticides and pesticide generating devices to protect human health and preserve the environment. Under FIFRA’s definition, ozone is considered a pesticide and manufacturers of ozone generating devices are required to register with the EPA. Our EPA registration establishment number is 090379-NE-001.

We are also subject to regulation by the U.S. Food and Drug Administration, or the FDA, for the use of ozone for water treatment as well as its use as an antimicrobial agent for the treatment, storage, and processing of foods. In 1982, the FDA granted “GRAS” approval, meaning it is “generally recognized as safe” status for ozone treatment of bottled water. The FDA and the Center for Food Safety and Applied Nutrition announced on June 26, 2001 that ozone may be safely used in the treatment, storage, and processing of foods, including meat and poultry, when used in accordance with the specified conditions; and that ozone is approved as a secondary food additive permitted for human consumption.

Additionally, the U.S. Department of Agriculture and Food Safety and Inspection Service declared in December 2001 that ozone may be used on food labeled as “organic,” and that there are no special labeling requirements for treated raw and ready-to-eat meat and poultry products if treated with ozone just prior to packaging.

The Occupational Safety and Health Administration, or OSHA, and the American Conference of Governmental Industrial Hygienists, or ACGIH, have also issued guidelines and regulations for ozone gas exposure. OSHA regulates ozone gas exposure based on time-weighted averages, and states that ozone levels in ambient air should not exceed 0.10 ppm for an eight-hour exposure period. Similarly, ACGIH guidelines state provide for similar time weighted averages, distinguishing based on the level of exertion starting from 0.10 ppm of ozone exposure for eight hours of light work to 0.05 ppm of ozone exposure for eight hours of during heavy work.

The Hazard Communication Standard provides workers who are exposed to hazardous chemicals or alike with “the right to know’’ the identities and protective measures to be taken to protect themselves from adverse effect of air contaminants. Government recommendations include guidelines that if an employee is exposed to ambient ozone levels higher than permitted, to wear a respirator or other personal protective equipment until such a time when air contaminate levels are in within compliance according to the OSHA standards.

In Canada, Health Canada has issued our company a letter of no-objection to the use of our solution as a sanitizer in Canada for use as a general use sanitizer, hand disinfectant, personal hygiene cleaner, as a drain cleaner, for food packaging materials, and in use with food contacting hard surfaces. Our Health Canada reference numbers are: IS13041201/02, IS13041209 to IS13041216, and IP13101701.

The application, interpretation, and enforcement of these U.S. and foreign laws and regulations are often uncertain, particularly in the rapidly evolving industry in which we operate and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. Any existing or new legislation applicable to our operations could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, to respond to regulatory inquiries or investigations, and to defend individual or class litigation. These events could dampen growth in the use of the internet in general, and cause us to divert significant resources and funds to addressing these issues, and possibly require us to change our business practices.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Douglas T. Moore	67	Chairman and Chief Executive Officer
David Enholm	59	Chief Financial Officer and Director
Gary Hollst	38	Chief Revenue Officer
Brent Cox	40	Director
James M. Grisham	55	Director
Larry Goldman	67	Director

Douglas T. Moore.    Mr. Moore has served as our Chairman and Chief Executive Officer since February 2024. Mr. Moore has more than 25 years of retail experience and has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing, and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. Mr. Moore has served on multiple company boards, including his present position as a director on the Board of LL Flooring Holdings Inc., formerly Lumber Liquidators Flooring, one of the leading specialty retailers of hard-surface flooring in North America, since April 2006. From August 2019 to September 2021, Mr. Moore was the Chief Executive Officer of Polished.com Inc. (formerly 1847 Goedeker Inc.), a publicly traded company, where he spearheaded a $222 million dollar acquisition of Appliance Connection, Inc. Prior to his tenure at Polished, Mr. Moore was a Senior Vice President of in the division of Aging in the Home Remodelers, which is a part of FirstSTREET for Boomers and Beyond, Inc., a leading direct marketer of products for baby boomers, from August 2017 to August 2019. Further, Mr. Moore has experience organically growing sales, as Mr. Moore was also the President and Chief Executive Officer of Med-Air Homecare, a home healthcare equipment and service provider, from November 2013 to May 2019. Additionally, Mr. Moore has extensive experience with consumer facing retail businesses, as he was the Chief Merchandising and Marketing Officer of H. H. Gregg, Inc., a consumer electronics retail chain, from February 2012 to June 2012; the Vice President of Operations for Safelite Group, Inc., a provider of vehicle glass repairs and replacements and insurance claims management company, from 2011 to 2012; the Senior Vice President and President of Appliances at Sears Holdings Corporation from 2007 to 2010; and the EVP Chief Merchandising Officer at Circuit City Stores, Inc. from 2004 to 2007. Mr. Moore received his undergraduate degree and M.B.A. from the University of Virginia. We believe Mr. Moore is qualified to serve on our board of directors due to his extensive experience in the retail industry and public company board experience.

David Enholm.    Mr. Enholm has served as our Chief Financial Officer since March 2023 and was appointed to our board of directors in July 2023. Mr. Enholm is a senior executive with over 35 years of experience in finance, including budgeting, forecasting, treasury and cash flow operations, acquisitions and dispositions, and company restructuring. Mr. Enholm worked with Monroe Capital, a private equity firm located in Chicago, Illinois, to assist their portfolio companies with their financial reporting and accounting needs from October 2018 through September 2022. As a result, from March 2020 to September 2022, Mr. Enholm served as the Interim Chief Financial Officer, and subsequently Chief Financial Officer, at Nelbud Services, a service company specializing in fire protection located in Indianapolis, Indiana. From October 2019 to March 2020, Mr. Enholm was primarily engaged as a consultant for Nelbud Services. During his tenure as Chief Financial Officer, Mr. Enholm led two acquisitions and worked with a senior executive team to develop new revenue sources for the company. From October 2018 to August 2021, Mr. Enholm was the Chief Financial Officer at Complete Nutrition, a private company in Omaha, Nebraska, that specialized in the sale of health supplements. As Chief Financial Officer at Complete Nutrition, Mr. Enholm developed a restructuring plan to transition the company from a traditional physical store to an e-commerce retailer. Both Nelbud Services and Complete Nutrition were wholly owned by Monroe Capital. Prior to 2018, Mr. Enholm has also served as Chief Financial Officer at FRGC LLC, Corporate Controller at Cosentry LLC, and Vice President Corporate Controller at

Pamida Operating Stores LLC. Mr. Enholm graduated from the University of Nebraska-Omaha with a Bachelor of Science in Business Administration, with a major in Accounting. We believe that Mr. Enholm is qualified to serve on our board of directors due to his extensive finance experience.

Gary Hollst.    Mr. Hollst has served as our Chief Revenue Officer since November 1, 2022 and previously served as President of CleanCore LLC from April 19, 2019 to October 17, 2023. Mr. Hollst has an extensive background in the janitorial, sanitation and refrigeration industry. From 2015 to April 19, 2021, Mr. Hollst served as the President of Walker Water, LLC d/b/a O-Z Tech, an ice machine and laundry cleaning company based out of Omaha, Nebraska, that also specializes in the usage of aqueous ozone water. Mr. Hollst also serves on the Yutan Board of Education in Yutan, NE. Mr. Hollst earned his high school degree in 2003 from Yutan High School.

Brent Cox.    Mr. Cox was appointed as a member of our board of directors as of April 25, 2024. Mr. Cox currently serves as the co-founder and managing partner of The Inception Companies, a private investment firm, a position he has held since 2016. From September 2008 to April 2016, Mr. Cox served as a principal investor of the Yucaipa Companies, a Los Angeles, California based private equity firm where he was responsible for sourcing, analyzing and executing investment opportunities, structuring financing for investments and monitoring the performance and strategic initiatives of its portfolio companies. From 2006 to 2008, Mr. Cox served as an investment banking analyst in the Leveraged Finance Group of Jefferies & Co., a multinational independent investment bank. Mr. Cox received a bachelor of science degree from the University of Southern California. We believe Mr. Cox is well-qualified to serve as a member of our board of directors due to his experience in investment banking and prior corporate governance experience having served on corporate boards of directors.

James M. Grisham.    Mr. Grisham was appointed as a member of our board of directors as of April 25, 2024. Mr. Grisham has worked in the telecommunications industry for over 25 years and has almost a decade of experience as an executive officer. Since December 2013, Mr. Grisham has served as the President and Chief Executive Officer of Shawnee Communications Inc., an Illinois telecommunications company. Prior to his tenure as the President and Chief Executive Officer as Shawnee Communications, Mr. Grisham spent 15 years, from August 1998 to December 2013, as its Chief Financial Officer. Mr. Grisham holds a Bachelor of Science in Accounting from Southern Illinois University, Carbondale. Our board of directors believes Mr. Grisham is qualified to serve on the board due to his financial background and his extensive experience as an executive.

Larry Goldman.    Mr. Goldman was appointed as a member of our board of directors as of April 25, 2024. Since September 2018, Mr. Goldman has served as the Chief Financial Officer of Lightbridge Corporation, a Nasdaq-listed nuclear fuel technology company. Prior to that, he worked with Lightbridge Corporation as a consultant from 2006 until 2015, and from 2015 until September 2018 served as its Chief Accounting Officer. From 1985 to 2004, Mr. Goldman was an Audit Assurance Partner for Livingston Wachtell & Co., LLP, a New York City CPA firm, with over 20 years’ experience in assurance, tax and advisory services. Since September 2004, Mr. Goldman had also provided consulting services to numerous public companies on various financial projects and has government contracting accounting experience. Mr. Goldman has an M.S. degree in Taxation from Pace University. Mr. Goldman also holds a Bachelor’s degree in Business Administration with a concentration in Accounting from the State University College at Oswego, NY. Mr. Goldman is a member of the New York State Society of CPAs and serves on its CFO Committee. He has also served on the SEC Practice Committee and the Management Consulting Committee. He is a member of the American Institute of Certified Public Accountants. We believe that Mr. Goldman is qualified to serve on our board of directors due to his extensive accounting experience and his prior corporate governance experience with numerous public companies.

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

Currently, our Chief Executive Officer is also our Chairman of the Board. Our board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the board considered, among other matters, Mr. Moore’s experience working with public companies and believed that Mr. Moore is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chairman/Chief Executive Officer considered by the board is that such structure promotes clearer leadership and direction for our company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration; however, much of the work is delegated to committees, which will meet regularly and report back to the full board. We have established a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors. The audit committee will oversee risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee will evaluate risk associated with management decisions and strategic direction.

Independent Directors

NYSE American’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of five (5) directors, two (2) of whom, Messrs. Moore and Enholm, are not independent within the meaning of the NYSE American’s rules.

Committees of the Board of Directors

We have established a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors, each with its own charter approved by the board. Upon completion of this offering, we intend to make each committee’s charter available on our website at www.cleancoresol.com.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Brent Cox, James M. Grisham, and Larry Goldman, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, have been appointed to serve on our audit committee, with Mr. Goldman serving as the chair. Mr. Goldman qualifies as “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and approving related party transactions; and (ix) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Brent Cox, James M. Grisham, and Larry Goldman, each of whom satisfies the “independence” requirements of NYSE American’s rules, have been appointed to serve on our compensation committee, with Mr. Grisham serving as the chair. The members of the compensation committee are also “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) determining the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Brent Cox, James M. Grisham, and Larry Goldman, each of whom satisfies the “independence” requirements of NYSE American’s rules, have been appointed to serve on our nominating and corporate governance committee, with Mr. Cox serving as the chair. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee is responsible for, among other things: (i) recommending the number of directors to comprise our board; (ii) identifying and evaluating individuals qualified to become members of the board and soliciting recommendations for director nominees from our Chief Executive Officer and Board Chair; (iii) recommending to the board the director nominees for each annual stockholders’ meeting; (iv) recommending to the board the candidates for filling vacancies that may occur between annual stockholders’ meetings; (v) reviewing independent director compensation and board processes, self-evaluations and policies; (vi) overseeing compliance with our code of ethics; and (vii) monitoring developments in the law and practice of corporate governance.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources — members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of stockholders or as otherwise required by the requirements of the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholders entitled to vote at such meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table — Years Ended June 30, 2023 and 2022

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Matthew Atkinson,	2023	—	1,540,000	48,000	1,588,000
Former Chief Executive Officer(3)	2022	—	—	—	—
Clayton Adams,	2023	—	1,540,000	48,000	1,588,000
Former President(4)	2022	—	—	—	—

____________

(1)      The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)      Other compensation includes the compensation received for consulting services, as described below.

(3)      Mr. Atkinson served as our Chief Executive Officer from August 24, 2022 to February 5, 2024, and as our President from July 13, 2023 to February 5, 2024.

(4)      Mr. Adams served as our President from August 24, 2022 to July 13, 2023.

Employment and Consulting Agreements

On February 5, 2024, we entered into an employment agreement with Douglas T. Moore, our Chief Executive Officer, setting forth the terms of Mr. Moore’s employment. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Moore an annual base salary of $250,000 and he is eligible for an annual incentive bonus of up to $125,000, as determined by our board of directors. Further, we intend to grant Mr. Moore 1,300,000 restricted stock units of our class B common stock under the Plan (described below), conditioned on the performance of certain milestones, upon the completion of this offering. Mr. Moore is also eligible to receive additional bonuses: (i) $20,000 as a cash bonus upon the closing of this offering, (ii) eight percent (8%) cash bonus from the total of any cash raised from his personal network for this offering, (iii) performance based bonuses of up to 75% of his base salary to be determined by our board of directors of our company, and (iv) a performance based bonus for renegotiation of the terms of certain debt of our company. The term of the employment agreement is indefinite and may be terminated by us at any time or by Mr. Moore upon 14 days’ written notice. If Mr. Moore’s employment is terminated by us without just cause (as defined in the employment agreement), then, subject to Mr. Moore’s execution of a release in favor of our company and his compliance with all obligations set forth in the employment agreement, he will be entitled to severance equal to his base salary for a period equal to six (6) months following the date of termination. The employment agreement contains customary confidentiality and invention assignment provisions and restrictive covenants prohibiting Mr. Moore from (i) providing services in any capacity (as an employee, consultant, independent contractor, partner, principal, agent or advisor), or having any financial interest in, any business that competes with our company for a period of one (1) year following termination of his employment or (ii) soliciting any person employed or engaged by our company and its affiliates, or any customers, clients or other business relationships of our company and its affiliates, for a period of twelve (12) months following the termination of his employment.

On July 18, 2023, we entered into an employment agreement with Matthew Atkinson, our former Chief Executive Officer, setting forth the terms of Mr. Atkinson’s employment. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Atkinson an annual base salary of $200,000 and he is eligible for an annual incentive bonus of up to $200,000, as determined by our board of directors. The term of the employment agreement is indefinite and may be terminated by us at any time or by Mr. Atkinson upon 14 days’ written notice. If Mr. Atkinson’s employment is terminated by us without just cause (as defined in the employment agreement), then, subject to Mr. Atkinson’s execution of a release in favor of our company and his compliance with all obligations set forth in the employment agreement, he will be entitled to severance equal to his base salary for a period equal to six (6) months following the date of termination. The employment agreement contains customary confidentiality and invention assignment provisions and restrictive covenants prohibiting Mr. Atkinson from (i) providing services in any capacity (as an employee, consultant, independent contractor, partner, principal, agent or advisor), or having any financial interest in, any business that competes with our company for a period of one (1) year following termination of his employment or (ii) soliciting any person employed or engaged by our company and its affiliates, or any customers, clients or other business relationships of our company and its affiliates, for a period of twelve (12) months following the termination of his employment. Prior to entering into the employment agreement, Mr. Atkinson provided full-time consulting and management services through Elev8 Marketing, LLC, or Elev8. On February 5, 2024, pursuant to Mr. Atkinson’s resignation, we terminated Mr. Atkinson’s employment agreement and previous consulting agreement with Elev8.

On October 17, 2022, we entered into a consulting agreement with Elev8, a business consulting company owned by Matthew Atkinson, pursuant to which we engaged Elev8 to provide management services to our company. Pursuant to the consulting agreement, we agreed to pay Elev8 a monthly fee of $6,000 commencing on October 17, 2022. We also agreed to reimburse Elev8 for all pre-approved business expenses.

On October 17, 2022, we also entered into a consulting agreement with Birddog Capital, LLC, or Birddog, a limited liability company owned by Clayton Adams, pursuant to which we engaged Birddog to provide management services to our company. Pursuant to the consulting agreement, we agreed to pay Birddog a monthly fee of $6,000 commencing on October 17, 2022. We also agreed to reimburse Birddog for all pre-approved business expenses. The term of the consulting agreement is for one (1) year. Either party may terminate the agreement upon five (5) days’ notice and Birddog may terminate the consulting agreement upon fifteen (15) days’ notice in the event of non-payment. The consulting agreement contains customary confidentiality and indemnification provisions.

On March 27, 2023, we entered into an employment agreement with David Enholm, our Chief Financial Officer, setting forth the terms of Mr. Enholm’s employment. Pursuant to the terms of the employment agreement, as amended, we agreed to pay Mr. Enholm an annual base salary of $185,000 and he is eligible for an annual incentive bonus of up to $55,000, as determined by our board of directors and subject to certain criteria set forth in the employment agreement. Mr. Enholm will also receive 325,000 shares of class B common stock options, with vesting as follows: 10% of the total options granted becoming vested on June 25, 2023, (ii) another 10% of the total options granted vesting on September 23, 2023, and (iii) the remaining amount of the total unvested options vesting in equal amounts monthly over 36 months. The term of the employment agreement is indefinite and may be terminated by us at any time upon fourteen (14) days’ notice or by Mr. Enholm upon thirty (30) days’ written notice. We may also terminate the employment agreement immediately for just cause (as defined in the employment agreement). If we terminate the employment agreement without cause, then Mr. Enholm is entitled to severance in an amount equal to the base salary for three (3) months, payable in a lump sum on the termination date, and all previously earned, accrued, and unpaid benefits. The employment agreement contains customary confidentiality and invention assignment provisions and restrictive covenants prohibiting Mr. Enholm from (i) directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others, engaging in, or giving advice or lending money to, any business that completes with our company or (ii) soliciting our employees, in each case for a period of twelve (12) months following termination of his employment.

On November 1, 2022, we entered into an employment agreement with Gary Hollst, our Chief Revenue Officer, setting forth the terms of Mr. Hollst’s employment. Pursuant to the terms of the employment agreement, as amended, we agreed to pay Mr. Hollst an annual base salary of $120,000 and he is eligible to be considered for an annual incentive bonus, as determined by our board of directors and subject to certain criteria set forth in the employment agreement. The term of the employment agreement is indefinite and may be terminated by us at any time upon fourteen (14) days’ notice or by Mr. Hollst upon fourteen (14) days’ written notice. We may also terminate the employment agreement immediately for just cause (as defined in the employment agreement). The employment agreement contains customary confidentiality and invention assignment provisions and restrictive covenants prohibiting Mr. Hollst from (i) working as an employee, consultant, contractor or in any other capacity, for a business that competes with our company for a period of two (2) years, and from (ii) soliciting our employees, for period of twelve (12) months, in each case following termination of his employment.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan, defined contribution plan, or other retirement plan.

Potential Payments Upon Termination or Change in Control

As described under “— Employment and Consulting Agreements” above, Messrs. Moore and Enholm will be entitled to severance if their employment is terminated without cause.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock previously awarded to the executive officers named above at the fiscal year ended June 30, 2023.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Clayton Adams	2,000,000	—	—	$0.25	09/16/2032

Director Compensation

No member of our board of directors received compensation for services as a director the fiscal year ended June 30, 2023.

Upon closing of this offering, our independent directors will each be granted a total of 150,000 stock options with an exercise price equal to the initial public offering price. The options will be subject to vesting, with 10% of the option vesting immediately upon its grant and the remaining 90% of the option vesting in equal installments each month over the next twenty-four (24) months. The stock options will be granted under the Plan.

2022 Equity Incentive Plan

On September 16, 2022, our board of directors adopted our 2022 Equity Incentive Plan, or the Plan, which was adopted by stockholders on November 18, 2022, and our board of directors and our stockholders adopted an amendment to the Plan on January 3, 2024. The following is a summary of certain significant features of the Plan. The information which follows is subject to, and qualified in its entirety by reference to, the Plan document itself, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purposes of Plan:    The purposes of the Plan are to advance our interests and the interests of our stockholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability.

Types of Awards:    Awards that may be granted include: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted awards, (e) performance share awards, and (f) performance compensation awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with our company.

Administration of the Plan:    The Plan is currently administered by our board of directors and will be administered by our compensation committee upon its establishment. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients:    Persons eligible to receive awards under the Plan will be those employees, consultants, and directors of our company and its subsidiaries who are selected by the administrator.

Shares Available Under the Plan:    The maximum number of shares of our class B common stock that may be delivered to participants under the Plan is 3,240,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. In addition, the number of shares of class B common stock available for issuance under the Plan will automatically increase on January 1 of each calendar year during the term of the Plan by an amount equal to five percent (5%) of the total number of shares of class B common stock issued and outstanding on December 31 of the immediately preceding calendar year. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Stock Options:

General.    Stock options give the option holder the right to acquire from us a designated number of shares at a purchase price that is fixed at the time of the grant of the option. Stock options granted may be tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price.    The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of the grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options.    An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination.    Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options.    An incentive stock option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights:    Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment — the appreciation value — either in cash or shares valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted Awards:    Restricted awards are shares awarded to participants at no cost. Restricted awards can take the form of awards of restricted stock, which represent issued and outstanding shares subject to vesting criteria, or restricted stock units, which represent the right to receive shares subject to satisfaction of the vesting criteria. Restricted stock awards are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Performance Awards:    A performance award is an award that may be in the form of cash or shares or a combination, based on the attainment of pre-established performance goals and other conditions, restrictions and contingencies identified by the administrator.

Performance Criteria:    Under the Plan, one or more performance criteria will be used by the administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of our company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate. In determining the actual size of an individual performance compensation award, the administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The administrator shall not have the discretion to (i) grant or provide payment in respect of performance compensation awards if the performance goals have not been attained or (ii) increase a performance compensation award above the maximum amount payable under the Plan.

Other Material Provisions:    Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2022 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On October 4, 2022, we issued a promissory note to each of Matthew Atkinson and Clayton Adams, our founders and executive officers at such time, in the principal amount of $104,450 each for a total of $208,900. These notes bear interest at a rate of 5% per annum beginning on the 30th day after issuance and are due on the 60th day following written demand from the holder. As of December 31, 2023, the outstanding principal balance of these notes is $208,900 and they have accrued interest of $12,962.

On July 27, 2023, we agreed to purchase approximately $105,607 worth of inventory from Nebraska C. Ozone, LLC, a related party business owned by Lisa Roskens, a significant stockholder and the principal officer of Burlington Capital, LLC, due to an open purchase order that our predecessor had with an inventory vendor that was not included in the liabilities assumed from our predecessor per the terms of the acquisition purchase agreement. The inventory is to be purchased as needed, consistent with other inventory purchases. However, if the entire $105,000 amount is not purchased by March 31, 2024, the balance at that date begins accruing interest at a rate of seven percent (7%) per annum until it is paid in full.

On September 13, 2023, we signed an extension agreement with Burlington Capital, LLC, a significant stockholder, for the promissory note described elsewhere in this prospectus. The extension agreement requires that such promissory note will accrue interest at a rate of 10% from September 13, 2023 and is now due and payable on the earlier of (a) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (b) December 17, 2023.

On December 17, 2023, we signed a second extension agreement with Burlington Capital, LLC, for the promissory note described above and elsewhere in this prospectus. The second extension agreement that such promissory note is now due and payable on the earlier of (a) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (b) April 4, 2024.

On March 26, 2024, we entered into a loan agreement with Clayton Adams, a significant stockholder, pursuant to which we issued a revolving credit note to Mr. Adams in the principal amount of up to $500,000. Pursuant to the loan agreement and note, Mr. Adams agreed to provide advances to us upon our request during the period commencing on the effective date of the registration statement of which this prospectus forms a part and continuing until the second anniversary of such date, which we refer to as the maturity date. This note accrues simple interest on the outstanding principal amount at the rate of 8% per annum, with all principal and interest due on the maturity date; provided that upon an event of default (as defined in the note), such rate shall increase to 13%. We may prepay the note at any time without penalty or premium. The note is unsecured and contains customary events of default for a loan of this type. As of the date of this prospectus, no advances have been made and the principal amount of this note is $0.

Promoters and Certain Control Persons

Douglas T. Moore, our Chief Executive Officer, Matthew Atkinson, our founder, and Clayton Adams, our founder, may each be deemed as a “promoter” as defined by Rule 405 of the Securities Act.

In addition, in connection with the formation of our company, Messrs. Atkinson and Adams each received 500,000 shares of class A common stock, at a purchase price of $0.0001 per share, 1,000,000 shares of series seed preferred stock, at a purchase price of $0.25 per share, and stock options for purchase 1,000,000 shares of class A common stock with an exercise price of $0.25. On January 24, 2024, Mr. Adams purchased from Mr. Atkinson his stock option for the purchase of 1,000,000 shares of class A common stock with an exercise price of $0.25, with Mr. Adams remaining the owner of 2,000,000 stock options for the purchase of shares of class A common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this prospectus or (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 5920 South 118th Circle, Suite 2, Omaha, NE 68137.

Name of Beneficial Owner	Common Stock Beneficially Owned Prior to this Offering(1)							Common Stock Beneficially Owned After this Offering(2)
	Class A Common Stock	Percent of Class A Common Stock	Series Seed Preferred Stock	Percent of Series Seed Preferred Stock	Class B Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)	Class A Common Stock	Percent of Class A Common Stock	Class B Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)
Douglas T. Moore, Chairman and CEO	—	—	—	—	—	—	—	—	—	—	—	—
David Enholm, CFO(4)	—	—	—	—	137,222	2.52%	*	—	—	137,222	1.98%	*
Gary Hollst, Chief Revenue Officer(5)	—	—	—	—	101,111	1.87%	*	—	—	101,111	1.46%	*
Brent Cox, Director Nominee	—	—	—	—	—	—	—	—	—	—	—	—
Larry Goldman, Director Nominee	—	—	—	—	—	—	—	—	—	—	—	—
James M. Grisham, Director Nominee(6)	—	—	—	—	300,000	5.65%	1.79%	—	—	300,000	4.41%	1.64%
All directors and executive officers as a group (6 persons named above)	—	—	—	—	538,333	10.04%	3.20%	—	—	538,333	7.85%	2.93%
Matthew Atkinson(7)	150,000	100.00%	1,000,000	100.00%	—	—	68.43%	1,150,000	100.00%	—	—	62.82%
Clayton Adams(8)	2,000,000	93.02%	—	—	320,000	6.03%	55.21%	2,000,000	63.49%	320,000	4.70%	53.05%
Mohammad Ansari(9)	—	—	—	—	1,336,207	25.18%	7.95%	—	—	1,336,207	19.63%	7.30%
Lisa Roskens(10)	—	—	—	—	792,146	14.93%	4.71%	—	—	792,146	11.64%	4.33%
Mark Olivier(11)	—	—	—	—	464,368	8.75%	2.76%	—	—	464,368	6.82%	2.54%
Benjamin Lee Adams(12)	—	—	—	—	470,000	8.86%	2.80%	—	—	470,000	6.91%	2.57%
Michael K. Webb(13)	—	—	—	—	470,000	8.86%	2.80%	—	—	470,000	6.91%	2.57%
Chris Etherington(14)	—	—	—	—	350,575	6.61%	2.09%	—	—	489,464	7.19%	2.67%

____________

*        Less than 1%

(1)      Based on 150,000 shares of class A common stock, 1,000,000 shares of series seed preferred stock and 5,305,940 shares of class B common stock issued and outstanding immediately prior to this offering. The holders of our series seed preferred stock vote with the holders of our common stock on all matters on an as-converted basis, with the shares currently convertible on a 1-for-1 basis.

(2)      Based on 1,150,000 shares of class A common stock and 6,813,419 shares of class B common stock issued and outstanding after this offering, including the 1,000,000 shares of series seed preferred stock that will automatically convert into 1,000,000 shares of our class A common stock concurrent with the completion of this offering and the 257,479 shares of class B common stock issuable automatically upon the conversion of outstanding convertible promissory notes concurrent with the completion of this offering.

(3)      Percentage of total voting power represents voting power with respect to all shares of our class A common stock, series seed preferred stock, and class B common stock, as a single class. The holders of our class A common stock and series seed preferred stock are entitled to ten votes per share and holders of our class B common stock are entitled to one vote per share.

(4)      Consists of 137,222 shares of class B common stock which Mr. Enholm has the right to acquire within 60 days through the exercise of vested stock options.

(5)      Consists of 101,111 shares of class B common stock which Mr. Hollst has the right to acquire within 60 days through the exercise of vested stock options.

(6)      Consists of (i) 100,000 shares of class B common stock held directly, (ii) 100,000 shares of class B common stock held by Shawnee Communications Inc. and (iii) 100,000 shares of class B common stock held by James T. Coyle Legacy Trust. James M. Grisham is the Chief Executive Officer of Shawnee Communications Inc. and the Trustee of the James T. Coyle Legacy Trust and has voting and investment power over the shares held by them. Mr. Grisham disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares.

(7)      Consists of (i) 150,000 shares of class A common stock held directly and (ii) 1,000,000 shares of series seed preferred stock held directly that will automatically convert to class A common stock concurrent with the completion of this offering. The address of Mr. Atkinson is 255 Calamus Circle, Medina MN, 55340.

(8)      Consists of (i) 320,000 shares of class B common stock and (ii) 2,000,000 shares of class A common stock which Mr. Adams has the right to acquire within 60 days through the exercise of vested stock options. The address of Mr. Adams is 1904 S. 183rd Circle, Omaha, NE 68130.

(9)      Consists of (i) 1,250,000 shares of class B common stock held by Bethor Limited and (ii) 86,207 shares of class B common stock held by Basestones, Inc. Mohammad Ansari is the Director and President of Bethor Limited and the President of Basestones, Inc. and has voting and investment power over the shares held by them. Mr. Ansari disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any in such shares. The address of Bethor Limited is Nerine Chamber, P.O. Box 905, Road Town, Tortola, British Virgin Islands and the address of Basestones, Inc. is 1901 Avenue of the Stars, Los Angeles, CA 90067.

(10)    Consists of (i) 14,368 shares of class B common stock held directly and (ii) 777,778 shares of class B common stock held by Burlington Capital, LLC. Lisa Roskens is the Chairman and Chief Executive Officer of Burlington Capital, LLC and has voting and investment power over the shares held by it. Ms. Roskens disclaims beneficial ownership of such shares except to the extent of her pecuniary interest, if any, in such shares. The address of Burlington Capital, LLC is 1004 Farnam Street, Suite 400, Omaha NE 68102.

(11)    The address of Mr. Olivier is 10882 Coronel Road, Santa Ana, CA 92705.

(12)    The address of Mr. Adams is 724 West 3rd, Maryville, MO 64468.

(13)    The address of Mr. Webb is 1900 Forest Ave., Red Oak, IA 50166.

(14)    The number of shares held prior to this offering consists of (i) 14,368 shares of class B common stock held directly and (ii) 336,207 shares of class B common stock held by Oleta Investments, LLC. The number of shares held after this offering consists of (i) 42,146 shares of class B common stock held directly and (ii) 447,318 shares of class B Common stock held by Oleta Investments, LLC, which includes shares of class B common stock to be issued upon the automatic conversion of convertible promissory notes issued to Mr. Etherington and Oleta Investments, LLC concurrent with the closing of this offering. Chris Etherington is the Managing Director of Oleta Investments, LLC, and has sole voting and investment power over the shares held by it. Mr. Etherington disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares. The address of Oleta Investments, LLC is 318 North Carson Street, Carson City, NV 89701.

As noted elsewhere in this prospectus, if Mr. Adams exercises his stock options to purchase 2,000,000 shares of class A common stock, then Mr. Adams, and not Mr. Atkinson, will own more than 50% of our total voting power. Except for the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, the certificate of designation for our series seed preferred stock and our bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock currently consists of 350,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.0001 per share, of which 50,000,000 shares are designated class A common stock and 250,000,000 shares are designated as class B common stock; and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which 4,000,000 are designated as series seed preferred stock.

As of the date of this prospectus, there were issued and outstanding 150,000 shares of class A common stock held by one holder of record, 5,305,940 shares of class B common stock held by twenty-four holders of record and 1,000,000 shares of series seed preferred stock held by one holder of record. Concurrent with the completion of this offering, 1,000,000 shares of series seed preferred stock will automatically convert into 1,000,000 shares of our class A common stock.

Common Stock

The holders of class A common stock are entitled to ten (10) votes for each share of class A common stock held of record and the holders of class B common stock are entitled to one (1) vote for each share of class B common stock held of record on all matters submitted to a vote of the stockholders. A share of class A common stock may be voluntarily converted into a share of class B common stock. A transfer of a share of class A common stock will result in its automatic conversion into a share of class B common stock upon such transfer, subject to certain exceptions for (i) transfers to immediate family members, or to trusts for the exclusive benefit of immediate family members, for no consideration, including by will or laws of succession, (ii) a transfer to another holder of class A common stock, or (iii) transfers approved by a majority of disinterest directors. The class B common stock is not convertible. Other than as to voting and conversion rights, our class A common stock and class B common stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our board to issue up to 50,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

As noted above, we have designated 4,000,000 shares of our preferred stock as series seed preferred stock, of which 1,000,000 shares are outstanding as of the date of this prospectus. All 1,000,000 shares of series seed preferred stock will automatically convert into 1,000,000 shares of our class A common stock upon completion of this offering in accordance with the terms of the certificate of designation for the series seed preferred stock.

Stock Options

As of the date of this prospectus, we have issued options to purchase an aggregate of 2,000,000 shares of class A common stock at an exercise price of $0.25 per share and options to purchase 770,000 shares of class B common stock at a weighted average exercise price of $2.21 per share.

Representative’s Warrants

Upon the closing of this offering, there will be up to 87,500 shares of class B common stock (or 100,625 shares if the underwriters exercise the overallotment option in full) issuable upon exercise of the representative’s warrants. See “Underwriting — Representative’s Warrants” below for a description of the representative’s warrants.

Convertible Promissory Notes

On January 30, 2024, we issued 10% original issue discount convertible promissory notes in the aggregate principal amount of $250,000 for total gross proceeds of $225,000 and net proceeds of approximately $202,500 in a private placement transaction. These notes accrue simple interest on the outstanding principal amount at the rate of 12% per annum and are due and payable on December 31, 2024, which date may be extended at our election by up to two additional 90-day periods. The principal amount and all accrued and unpaid interest will automatically convert into class B common stock upon the closing of this offering at a conversion price of $1.00 per share. The notes contain customary beneficial ownership limitations. As compensation for its services, Boustead Securities, LLC received (i) a cash commission equal to 9% of the gross proceeds and (ii) a 1% non-accountable expense allowance. The private placement concluded on January 31, 2024.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of common stock — class A common stock and class B common stock. The class A common stock is entitled to ten votes per share and the class B common stock is entitled to one vote per share on any proposals requiring or requesting stockholder approval. All of our outstanding class A common stock, as well as all of our outstanding series seed preferred stock which will automatically convert into class A common stock upon completion of this offering, are currently held by Matthew Atkinson, one of our founders. Furthermore, Clayton Adams, our other founder, holds stock options to purchase 2,000,000 shares of class A common stock, which are fully vested and may be exercised at any time. Accordingly, upon completion of this offering, Mr. Atkinson will be able to exercise approximately 63% of our total voting power; provided that if Mr. Adams exercises his stock options, then Mr. Adams will own approximately 63% of our outstanding class A common stock and will be able to exercise approximately 53% of our total voting power. This concentrated control may limit or preclude the ability of others to influence corporate matters, including significant business decisions for the foreseeable future.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval, subject to NYSE American’s rules. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 50,000,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to NYSE American’s rules, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed only by our board of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Cumulative Voting

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Nevada Anti-Takeover Statutes

Pursuant to our articles of incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 – 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our articles of incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 – 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Transfer Agent and Registrar

The transfer agent for our class B common stock is Securities Transfer Corporation. The address for Securities Transfer Corporation is 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093, and the telephone number is (469) 633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our class B common stock. Future sales of substantial amounts of shares of our class B common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our class B common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 6,813,419 shares of class B common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 7,000,919 shares of class B common stock issued and outstanding. The class B common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our class B common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•        1% of the number of shares of our class B common stock then outstanding; or

•        1% of the average weekly trading volume of our class B common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our all of our officers and directors have agreed to be locked up for a period of twelve months from the date on which the trading of our class B common stock commences and the holders of 1% or greater of our outstanding class A common stock and class B common stock have agreed to be locked up for a period of six months from the date on which the trading of our class B common stock commences; provided that the lock-up period for certain of these holders is three months. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any common stock or any securities convertible into or exercisable or exchangeable for common stock, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock. See “Underwriting” for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-United States tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the IRS will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an entity or arrangement treated as a partnership;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, and does not address any special tax rules that may apply to particular Non-U.S. Holders, including, without limitation:

•        a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks or securities, foreign currency dealer, U.S. covered expatriate, controlled foreign corporation or passive foreign investment company;

•        a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•        a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•        a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock. This summary also does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws.

Each Non-U.S. Holder should consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the United States withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

The IRS Forms and other certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing with the IRS an appropriate claim for a refund in the form of a U.S. tax return. Non-U.S. Holders should consult their tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “— Backup Withholding and Information Reporting” and “— FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including United States withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•        the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain United States source capital losses (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses), generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. NYSE American is an “established securities market.” However, no assurance can be provided that our common stock will be regularly traded on an established securities market for the purposes of the rules described above. Non-U.S. Holders should consult their tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “— Backup Withholding and Information Reporting” and “— FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of distributions on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments, regardless of whether such distributions constitute dividends. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a United States office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related U.S. Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S. source dividends (including dividends paid on our common stock) and (ii) (subject to the proposed U.S. Treasury Regulations discussed below) the gross proceeds from the sale or other disposition of property that produces U.S. source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations applicable to certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds our common stock will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally will apply to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible application of FATCA in their particular circumstances.

UNDERWRITING

In connection with this offering, we entered into an underwriting agreement with Boustead Securities, LLC, as the representative of the underwriters named in this prospectus, with respect to the class B common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative agreed to purchase from us on a firm commitment basis the respective number of shares of class B common stock at the public price less the underwriting discounts and commissions set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares class B common stock listed next to its name in the following table:

Underwriter	Number of Shares
Boustead Securities, LLC	1,250,000
Sutter Securities, Inc.	0
Total	1,250,000

The shares of class B common stock sold by the underwriters to the public will initially be offered at the initial public offering price of $4.00. Any shares of class B common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.16 per share. After the initial offering, the representative may change the offering price and the other selling terms.

The representative has advised us that the underwriters do not intend to make sales to discretionary accounts. The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the class B common stock is conditioned upon our receiving approval to list the class B common stock on NYSE American.

Over-Allotment Option

If the underwriters sell more shares of class B common stock than the total number set forth in the table above, we have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 187,500 additional shares of class B common stock at the public offering price less the underwriting discounts and commissions, constituting 15% of the total number of shares of class B common stock to be offered in this offering (excluding shares subject to this option). The underwriters may exercise this option solely for the purpose of covering over-allotments in connection with this offering. This offering is being conducted on a firm commitment basis. Any shares of class B common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of class B common stock that are the subject of this offering.

Discounts and Commissions; Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total Without Over-Allotment Option	Total With Entire Over-Allotment Option
Initial public offering price	$4.00	$5,000,000	$5,750,000
Underwriting discounts and commissions (7%)	0.28	350,000	402,500
Non-accountable expense allowance (1%)	0.04	50,000	57,500
Proceeds to us, before expenses	$3.68	$4,600,000	$5,290,000

We have agreed to pay the representative a non-accountable expense allowance equal to 1% of the gross proceeds received at the closing of this offering.

We have agreed to reimburse the representative for reasonable out-of-pocket expenses incurred by the representative in connection with this offering of up to $280,000. The representative’s reimbursable out-of-pocket expenses include but are not limited to: (i) reasonable fees of representative’s legal counsel up to $125,000, (ii) due diligence and other expenses incurred prior to completion of this offering up to $75,000, (iii) road show, travel, platform on-boarding fees, and other reasonable out-of-pocket accountable expenses up to $75,000, and (iv) $5,000 for background check on our officers, directors and major stockholders. As of the date of this prospectus, we have not paid the representative for any advances of its anticipated out-of-pocket costs.

We estimate that our total expenses of this offering, exclusive of the underwriting discounts and commissions and the non-accountable expense allowance, will be approximately $840,000.

Representative’s Warrants

We have agreed to issue warrants to the representative (or its permitted assignees) to purchase a number of shares of class B common stock equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the initial public offering price of the shares sold in this offering. The representative’s warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the commencement date of sales in this offering. The representative’s warrants are not exercisable or convertible for more than five years from the commencement date of sales in this offering. The representative’s warrants also provide for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares of class B common stock underlying the warrants for a period not to exceed five years from the commencement of sales in the offering. We have registered the underwriters’ warrants and the shares underlying the underwriters’ warrants in this offering.

The representative’s warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the representative’s warrants nor any of our shares of class B common stock issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in this offering, subject to certain exceptions. The representative’s warrants to be received by the representative and related persons in connection with this offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

Indemnification

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the representative and the other underwriters may be required to make for these liabilities.

Right of First Refusal

We have agreed to provide the representative the right of first refusal for two (2) years following the later of the consummation of this offering or the termination or expiration of the engagement with the representative, but not to exceed three years from the commencement date of sales in this offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every equity or debt transaction, including future public and private equity and/or debt offerings, including all equity linked financings, whether in conjunction with another advisor, or broker-dealer, or on our own volition. In the event that we engage the representative to provide such services, the representative will be compensated consistent with our engagement agreement with the representative, unless we mutually agree otherwise.

To the extent we are approached by a third party to lead any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or assets, the representative will be notified of the transaction and be granted the right to participate in such transaction under any syndicate formed by such third party.

Tail Rights

Following the termination or expiration of our engagement agreement with the representative, the representative shall be entitled to success fees in accordance with our engagement agreement if we complete a transaction with a party who was introduced to us by the representative prior to such termination or expiration of the engagement agreement.

No Sales of Similar Securities

We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common stock or other securities convertible into or exercisable or exchangeable for our common stock at a price per share that is less than the price per share in this offering, or modify the terms of any existing securities, whether in conjunction with another broker-dealer or on our own volition, for a period of twelve months following date on which our class B common stock is trading on NYSE American, without the prior written consent of the representative.

Lock-Up

We and our all of our officers and directors have agreed to be locked up for a period of twelve months from the date on which the trading of our class B common stock commences and the holders of 1% or greater of our outstanding class A common stock and class B common stock have agreed to be locked up for a period of six months from the date on which the trading of our class B common stock commences; provided that the lock-up period for certain of these holders is three months. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any common stock or any securities convertible into or exercisable or exchangeable for common stock, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Exchange Act, as described below:

•        Stabilizing transactions permit bids to purchase class B common stock so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment transactions involve sales by the underwriters of securities in excess of the number of class B common stock the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of class B common stock over-allotted by the underwriters is not greater than the number of class B common stock that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of class B common stock in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•        Syndicate covering transactions involve purchases of class B common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of class B common stock to close out the short position, the underwriters will consider, among other things, the price of class B common stock available for purchase in the open market as compared to the price at which they may purchase class B common stock through the over-allotment option. A naked short position occurs if the underwriters sell more class B common stock than could be covered by the over-allotment option. This position can only be closed out by buying class B common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the class B common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when class B common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of class B common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

•        the information set forth in this prospectus and otherwise available to the representative;

•        our prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our prospects for future revenues and earnings;

•        the recent prices of, and demand for, shares sold by us prior to this offering;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our shares of class B common stock, or that the shares will trade in the public market at or above the initial public offering price.

Electronic Offer, Sale and Distribution of Shares of Common Stock

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, shares of class B common stock may be sold by the representative to securities dealers who resell shares of class B common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other

Between October 14, 2022 and November 29, 2022, we issued an aggregate of 660,921 shares of class B common stock for total gross proceeds of $1,150,000 and net proceeds of approximately $1,035,000 in a private placement transaction. Boustead Securities, LLC, the representative of the underwriters for this offering, acted as placement agent in connection with this private placement. As compensation for its services, Boustead Securities, LLC received (i) a cash commission equal to 9% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) five-year warrants for the purchase of a number of shares of class B common stock equal to 7% of the number of shares issued in the private placement at an exercise price of $1.74 per share (subject to adjustments), which may be exercised on a cashless basis. Accordingly, we issued warrants for the purchase of 46,263 shares of class B common stock to Boustead Securities, LLC at an initial exercise price of $1.74 per share. On March 6, 2024, we entered into a warrant cancellation agreement with Boustead Securities, LLC, pursuant to which they agreed to forfeit these warrants. The foregoing warrants were issued within 180 days of the original confidential filing of the registration statement of which this prospectus forms a part. The private placement concluded on December 31, 2022.

On January 30, 2024, we issued 10% original issue discount convertible promissory notes in the aggregate principal amount of $250,000 for total gross proceeds of $225,000 and net proceeds of approximately $202,500 in a private placement transaction. These notes accrue simple interest on the outstanding principal amount at the rate of 12% per annum and are due and payable on December 31, 2024, which date may be extended at our election by up to two additional 90-day periods. The principal amount and all accrued and unpaid interest will automatically convert into class B common stock upon the closing of this offering at a conversion price of $1.00 per share. The notes contain customary beneficial ownership limitations. As compensation for its services, Boustead Securities, LLC received (i) a cash commission equal to 9% of the gross proceeds and (ii) a 1% non-accountable expense allowance. The private placement concluded on January 31, 2024.

The warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the warrants nor any of our shares of common stock issued upon exercise of the warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in this offering, subject to certain exceptions. In addition, the foregoing warrants may not be exercised more than five years from the date of commencement of sales in this offering.

LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the shares of class B common stock covered by this prospectus will be passed upon by Sherman & Howard L.L.C. The underwriters have been represented in connection with this offering by ArentFox Schiff LLP, Washington, DC.

As of the date of this prospectus, Bevilacqua PLLC owns 17,241 shares of class B common stock, representing less than 1% of our outstanding class B common stock. Bevilacqua PLLC received these securities as partial consideration for legal services previously provided to us.

EXPERTS

The financial statements of our company appearing elsewhere in this prospectus have been included herein in reliance upon the report of TAAD LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with the registration statement. For further information pertaining to us and the securities to be sold in this offering, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains these reports, proxy statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.cleancoresol.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

FINANCIAL STATEMENTS

Page
Condensed Financial Statements of CleanCore Solutions, Inc. for the Six Months Ended December 31, 2023 and 2022	F-2
Condensed Balance Sheets as of December 31, 2023 (Successor) (unaudited) and June 30, 2023 (Predecessor)	F-3

Condensed Statement of Operations for the Six Months Ended December 31, 2023 (Successor), for the Period from October 17, 2022 to December 31, 2022 (Successor) and the Period from July 1, 2022 to October 16, 2022 (Predecessor) (unaudited)

F-4

Condensed Statement of Stockholders’ Equity (Deficit) for the Six Months Ended December 31, 2023 (Successor), for the Period from October 17, 2022 to December 31, 2022 (Successor) and the Period from July 1, 2022 to October 16, 2022 (Predecessor) (unaudited)

F-5

Condensed Statements of Cash Flows for the Six Months Ended December 31, 2023 (Successor), for the Period from October 17, 2022 to December 31, 2022 (Successor) and the Period from July 1, 2022 to October 16, 2022 (Predecessor) (unaudited)

F-6
Notes to Unaudited Condensed Financial Statements	F-7

Financial Statements of CleanCore Solutions, Inc. for the Years Ended June 30, 2023 and 2022	F-21
Report of Independent Registered Public Accounting Firm (PCAOB # 05854)	F-22
Balance Sheets as of June 30, 2023 (Successor) and 2022 (Predecessor)	F-23

Statements of Operations for the Period from October 17, 2022 to June 30, 2023 (Successor), the Period from July 1, 2022 to October 16, 2022 (Predecessor) and the Year Ended June 30, 2022
(Predecessor)

F-24

Statements of Stockholders’ Equity (Deficit) for the Period from October 17, 2022 to June 30, 2023 (Successor), the Period from July 1, 2022 to October 16, 2022 (Predecessor) and the Year Ended June 30, 2022 (Predecessor)

F-25

Statement of Cash Flows for the Period from October 17, 2022 to June 30, 2023 (Successor), the Period from June 30, 2022 to October 16, 2022 (Predecessor) and the Year Ended June 30, 2022 (Predecessor)

F-26
Notes to the Financial Statements	F-27

CLEANCORE SOLUTIONS, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

CLEANCORE SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	December 31, 2023	June 30, 2023
	(unaudited)
Assets
Current assets:
Cash	$44,705	$393,194
Accounts receivable, net	122,203	233,560
Inventory, net	742,100	672,116
Deferred offering costs	631,639	302,755
Prepaid expenses and other current assets	40,308	135,666
Total current assets	1,580,955	1,737,291
Property and equipment, net	2,002	1,197
Right of use assets	422,815	466,661
Intangibles	1,563,921	1,640,919
Goodwill	2,237,910	2,237,910
Other assets	9,440	9,440
Total assets	$5,817,043	$6,093,418

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$1,068,480	$644,627
Lease liability – current	92,099	87,985
Note payable	3,000,000	2,994,750
Due to related parties	232,808	221,302
Total current liabilities	4,393,387	3,948,664
Lease liability – non current	351,563	398,540
Total liabilities	4,744,950	4,347,204

Commitments and contingencies (Note 14)	—	—

Stockholders’ Equity (Deficit)
Members’ capital	—	—
Series Seed Preferred stock, $0.0001 par value, 4,000,000 shares authorized; 3,000,000 shares issued and outstanding	300	400
Class A Common stock; $0.0001 par value, 50,000,000 shares authorized; 350,000 shares issued and outstanding	35	66
Class B Common stock; $0.0001 par value, 250,000,000 shares authorized; 3,105,940 shares issued and outstanding	311	180
Additional paid-in capital	6,876,747	6,768,775
Accumulated deficit	(5,805,300)	(5,023,207)
Total stockholders’ equity (deficit)	1,072,093	1,746,214
Total liabilities and stockholders’ equity (deficit)	$5,817,043	$6,093,418

The accompanying notes are an integral part of these condensed unaudited financial statements.

CLEANCORE SOLUTIONS, INC.
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Six Months Ended
	December 31, 2023 (Successor)	October 17, 2022 to December 31, 2022 (Successor)	July 1, 2022 to October 16, 2022 (Predecessor)
Revenue	$584,090	$848,769	$502,990
Cost of Sales (exclusive of depreciation shown separately below)	284,312	631,029	351,740
Gross profit	299,778	217,740	151,250
Operating expenses:
General and administrative	907,194	4,350,651	334,812
Advertising expense	25,455	10,604	4,621
Depreciation expense	210	—	6,143
Loss from operations	(633,081)	(4,143,515)	(194,326)
Interest expense	149,012	41,821	125,738
Net loss	$(782,093)	$(4,185,336)	$(320,064)

Net loss per share of Class A and Class B stock, basic and diluted	$(0.23)
Weighted average shares used in computing net loss per Class A share, basic and diluted	396,721
Weighted average shares used in computing net loss per Class B share, basic and diluted	2,977,251

The accompanying notes are an integral part of these condensed unaudited financial statements.

CLEANCORE SOLUTIONS, INC.
CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	For the Six Months Ended December 31, 2023
	Series Seed Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Members’ Capital Amount	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2023	4,000,000	$400	660,000	$66	1,795,940	$180	$6,768,775	$—	$(5,023,207)	$1,746,214
Conversion of class A common stock into class B common stock	—	—	(1,310,000)	(131)	1,310,000	131	—	—	—	—
Conversion of series seed preferred stock into class A common stock	(1,000,000)	(100)	1,000,000	100	—	—	—	—	—	107,972
Stock based compensation – 2022 Equity Incentive Plan	—	—	—	—	—	—	107,972	—	—	—
Net loss for the period	—	—	—	—	—	—	—	—	(782,093)	(782,093)
Balance at December 31, 2023	3,000,000	$300	350,000	$35	3,105,940	$311	$6,876,747	$—	$(5,805,300)	$1,072,093
	For the Six Months Ended December 31, 2022
	Series Seed Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Members’ Capital Amount	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Predecessor
Balance at July 30, 2022	—	$—	—	$—	—	$—	$—	$2,215,916	$(8,224,933)	$(6,009,017)
Imputed interest	—	—	—	—	—	—	—	125,728	—	125,728
Net loss for the year	—	—	—	—	—	—	—	—	(320,064)	(320,064)
Balance at October 16, 2022	—	—	—	—	—	—	—	2,341,644	(8,544,997)	(6,203,353)

Successor
Balance at October 17, 2022	—	$—	—	$—	—	$—	$—	$—	$—	$—
Issuance of series seed preferred stock	4,000,000	400	—	—	—	—	999,600	—	—	1,000,000
Issuance of class A common stock	—	—	1,000,000	100	—	—	—	—	—	100
Issuance of class B common stock	—	—	—	—	660,921	66	1,152,156	—	—	1,152,222
Issuance of class B common stock upon exercise of warrants	—	—	—	—	777,778	78	497,700	—	—	497,778
Warrants issued to consultants for services	—	—	—	—	—	—	857,889	—	—	857,889
Stock based compensation – officers	—	—	—	—	—	—	3,082,000	—	—	3,082,000
Stock based compensation – third party	—	—	—	—	—	—	—	—	—	—
Sock based compensation – 2022 Equity Incentive Plan	—	—	—	—	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	—	—	(4,185,336)	(4,185,336)
Balance at December 31, 2022	4,000,000	$400	1,000,000	$100	1,438,699	$144	$6,589,345	$—	$(4,185,336)	$2,404,653

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLEANCORE SOLUTIONS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended December 31,
	2023 (Successor)	October 17, 2022 to December 31, 2022 (Successor)	July 1, 2022 to October 16, 2022 (Predecessor)
Cash flows from operating activities
Net loss	$(782,093)	$(4,185,336)	$(320,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	77,208	32,083	6,420
Accretion of note payable discount	5,250	—	—
Non cash interest expense	141,211	—	—
Stock based compensation	107,972	—	—
Non cash lease expense	983	—	—
Imputed interest	—	3,939,889	125,728
Provision for bad debt and write-off of on uncollectable accounts	22,712	4,300	9,772
Changes in operating assets and liabilities:
Accounts receivable	88,645	(159,982)	101,423
Inventory	(91,874)	293,439	(157,596)
Due from related parties, net	—	—	4,686
Prepaid expenses	95,358	(20,011)	4,747
Deferred revenue	—	—	63,701
Accounts payable and accrued liabilities	100,472	109,442	43,932
Net cash used in operating activities	(234,156)	13,824	(117,251)

Investing activities	—	(2,000,000)	—
Purchase of property and equipment	(1,015)	—	(7,882)
Net cash used in investing activities	(1,015)	(2,000,000)	(7,882)

Financing activities
Payments for deferred offering costs	(124,824)	—	—
Proceeds from issuance of series seed preferred stock	—	1,000,000	—
Proceeds from issuance of class A common stock	—	100	—
Proceeds from issuance of class B common stock	—	1,650,000	—
Repayments of long term debt	—	—	(1,278)
Proceeds from issuance of loans from related parties	11,506	211,382	164,917
Repayments of loans due to related parties	—	—	(288,861)
Net cash provided by financing activities	(113,318)	2,861,482	(125,222)

Net increase (decrease) in cash	(348,489)	875,306	(250,355)
Cash at beginning of period	393,194	—	263,506
Cash at the end of period	$44,705	$875,306	$13,151

Supplementary cash flow disclosure
Interest paid	$706	$788	$10
Unpaid deferred offering costs	$204,060	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

1.      Organization and Business

CC Acquisition Corp. was incorporated in the State of Nevada on August 23, 2022 for the sole purpose of acquiring substantially all of the assets of CleanCore Solutions, LLC, TetraClean Systems, LLC, and Food Safety Technologies, LLC, pursuant to an asset purchase agreement entered into by CC Acquisition Corp. with these three entities and their owners on October 17, 2022. On November 21, 2022, CC Acquisition Corp. changed its name to CleanCore Solutions, Inc. (“the Company” or “Successor”). Since the Company acquired substantially all of the assets of each of CleanCore Solutions, LLC, TetraClean Systems, LLC, and Food Safety Technologies, LLC, the business of these three entities is now operated by the Company, with no subsidiaries. The combined results of CleanCore Solutions, LLC, TetraClean Systems, LLC and Food Safety Technologies, LLC presented in these financial statements represent the predecessor entity of the Company (“Predecessor”).

The Company specializes in the development and manufacturing of cleaning products that produce pure aqueous ozone products for professional, industrial, or home use. The Company has a patented nanobubble technology using aqueous ozone that it believes is highly effective in cleaning, sanitizing, and deodorizing surfaces and high-touch areas.

The Company offers products and solutions that are marketed for janitorial and sanitation, ice machine cleaning, laundry, and industrial industries. Its products are used in many types of environments including retail establishments, distribution centers, factories, warehouses, restaurants, schools and universities, airports, healthcare, food service, and commercial buildings such as offices, malls, and stores.

The headquarters, principal address and records of the Company are located at 5920 South 118th Circle, Suite 2, Omaha, Nebraska.

Liquidity

The Company has incurred losses and negative cash flows from operations. From acquisition through December 31, 2023, the Company has financed its operations primarily through investor funding. As of December 31, 2023, the Company had cash of $44,705, a net loss for the six-month period ended December 31, 2023 of $782,093 and used cash of $234,156 for operating activities. In accordance with Accounting Standards Codification (ASC) Topic 205-40, Presentation of Financial Statements — Going Concern, management is required to perform a two-step analysis over the Company’s ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date the combined financial statements are issued. If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt.

Management has evaluated the adverse conditions noted above and although the adverse conditions were expected due primarily to the fact that the Company is in early stages of growth and transformation, the conditions have raised substantial doubt about the entity’s ability to continue as a going concern.

As noted above, the Company was formed in August 2022 and completed the acquisition in October 2022. Since the acquisition, the Company has invested in further developing the Company’s products, hiring key personnel, and engaging third party experts such as accountants and underwriters with the intention of listing its class B common stock on the New York Stock Exchange, however, there can be no assurances to that effect. Therefore, management’s plan is to raise capital through the offering to alleviate the substantial doubt about the entity’s ability to continue as a going concern. The Company notes that the offering is expected to provide the Company with sufficient funds to meet its obligations as they become due, well beyond the 12-month period from the date the combined financial statements are issued. As such, the Company notes that management’s plans, when implemented, will alleviate the substantial doubt about the Company’s ability to continue as a going concern.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

1.      Organization and Business (cont.)

The Company may, however, in the future require additional cash resources due to changing business conditions, implementation of its strategy to expand the business, or other investments or acquisitions it may decide to pursue. If the Company’s financial resources are insufficient to satisfy its capital requirements, it may seek to sell additional funding through the issuance of our securities in debt and/or equity financings.

The accompanying condensed financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

2.      Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited interim financial statements as of and for the six-month periods ended December 31, 2023 and 2022 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The interim financial statements are condensed and should be read in conjunction with the Company’s latest annual audited 2023 financial statements.

The results of the Predecessor represent the combined financial statements of the accounts of CleanCore Solutions, LLC, TetraClean Systems, LLC and Food Safety Technologies, LLC. These combined financial statements include the accompanying combined statements of operations for the period ended July 1, to October 16, 2022, combined statement of members’ equity as of June 30, 2022 and October 16, 2022, and combined statement of cash flows for the period from July 1, 2022 to October 16, 2022. All intercompany balances and transactions among the combined entities have been eliminated. In the opinion of predecessor management, all adjustments considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of the Company’s and Predecessor’s financial statements require management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and the disclosure in the Company’s combined financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. By their nature, estimates are subject to an inherent degree of uncertainty and, as such, actual results may differ from management’s estimates. Significant estimates and assumptions made by the Company are allowance for bad debt, useful lives of fixed assets, warranty liabilities, and allowance for inventory obsolescence.

Risks and Uncertainties

The Company is subject to a number of risks similar to other early-stage companies including, but not limited to, profitability, the need for additional financing to achieve its business strategy, ability to obtain regulatory approval, significant competition, and dependence on key individuals.

Accounts Receivable

Accounts receivable is comprised of trade accounts receivables from the Company’s customers. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company established an allowance for bad debt of accounts receivables based on a percentage assigned to aged days outstanding categories. The Predecessor established the allowance for bad debt based on various factors including credit profiles of the Company’s customers, historical payments, outstanding balances and current economic trends, and performed this analysis periodically. The Company recorded an allowance for doubtful accounts of $14,569 and $4,419 as of December 31, 2023 and June 30, 2023, respectively.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2.      Summary of Significant Accounting Policies (cont.)

Inventory

Inventory consists of parts, work in progress and finished goods. The Company and its Predecessor value parts and finished goods at the lower of the actual costs or net realizable value. The Company and its Predecessor value work in progress at cost. The Company and Predecessor periodically review inventory for obsolete and potentially impaired items. As of December 31, 2023 and June 30, 2023, the Company had an allowance for inventory obsolescence of $14,846 and $14,940, respectively.

Leases

The Company accounts for leases in accordance with Accounting Standards Codification (ASC) Topic 842 (Topic 842), Leases. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liability is measured as the present value of the unpaid lease payments, and the right-of-use asset value is derived from the calculation of the lease liability. Operating leases are included in right-of-use assets, current lease liabilities, and noncurrent lease liabilities in the balance sheet.

Lease payments include fixed and in-substance fixed payments, variable payments based on an index or rate, reasonably certain purchase options, termination penalties, and probable amounts the lessee will owe under a residual value guarantee. Variable lease payments are recognized as lease expenses as incurred, and generally relate to variable payments made based on the level of services provided by the landlords of our leases. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term within general and administrative expenses in the statement of operations.

The Company uses its estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments because the Company does not have the information necessary to determine the rate implicit in the lease. The Company’s lease term includes any option to extend the lease when it is reasonably certain to be exercised based on consideration of all relevant factors. Leases with an initial term of 12 months or less are not recorded on the balance sheets and the Company recognizes lease expense for these leases on a straight-line basis over the lease term.

Business Combinations

Business combinations are accounted for using the acquisition method. The fair value of total purchase consideration is allocated to the fair values of identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount being classified as goodwill. All assets, liabilities and contingent liabilities acquired or assumed in a business combination are recorded at their fair values at the date of acquisition. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates, and selection of comparable companies. Estimates of fair value are based on assumptions believed to be reasonable, but are inherently uncertain and unpredictable and, as a result, actual results may differ from those estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the statements of operations. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s statements of operations.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2.      Summary of Significant Accounting Policies (cont.)

Intangible Assets

Intangible assets primarily consist of existing technology, customer relationships, and trademarks obtained as a result of the acquisition on October 17, 2022. Intangible assets with definite lives are amortized based on their pattern of economic benefit over their estimated useful lives and reviewed periodically for impairment. The Company’s trademarks are deemed to have an indefinite life. The estimated useful life of the acquired technology is 15 years while the estimated useful life of customer relationships is 5 years.

Impairment of Goodwill

The Company evaluates goodwill for impairment annually, as of June 30, or more frequently when indicators of impairment exist. The Company considers qualitative factors including market conditions, legal factors, operating performance indicators, and competition, among others, to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If the Company concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative impairment test. In performing the quantitative impairment test, the Company compares the fair value of its reporting unit to the carrying amount including the goodwill of the reporting unit. If the carrying value, including goodwill, exceeds the reporting unit’s fair value, the Company will recognize an impairment loss for the amount by which the carrying amount exceeds the reporting unit’s fair value.

The Company performed its first evaluation of goodwill on October 1, 2023. Based on the analysis, the Company did not recognize an impairment loss during the period ended December 31, 2023. Subsequent evaluations will be performed annually on June 30, per the Company’s policy.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment and intangible assets. Long-lived assets are tested for impairment when events and circumstances indicate the assets might be impaired by first comparing the estimated future undiscounted cash flows of the asset or asset group to the carrying value. If the carrying value exceeds the estimated future undiscounted cash flows, an impairment loss is recognized based on the amount that the carrying value exceeds the fair value of the asset or asset group. The Company and its Predecessor did not recognize impairment losses during the periods ended December 31, 2023 and 2022.

Deferred Offering Costs

In accordance with ASC 340-10-S99-1 and SEC Accounting Bulletin Topic 5A, specific incremental costs incurred by the Company directly attributable to a proposed offering of securities have been deferred and will be charged against the gross proceeds of the offering. These offering costs include fees paid to underwriters, attorney, accountants as well as printers and other third parties directly related to the offering. Costs such as management salaries or other general administrative expenses that are not incremental to the offering are not included in the deferred costs. As of December 31, 2023 and June 30, 2023, the Company had $631,639 and $302,755, respectively, of deferred offering costs.

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These costs are included in general and administrative expenses.

Advertising Costs

The Company reports as expense the cost of advertising and promoting its services as incurred. Such amounts are included in sales and marketing expenses in the statement of operation and totaled $25,455 for the six month periods ended December 31, 2023 and $10,604 (successor) and $4,621 (predecessor) for the six month periods ended December 31, 2022.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2.      Summary of Significant Accounting Policies (cont.)

Stock-based Compensation

Compensation expense is recognized for all share-based payments to employees and nonemployees, including stock options and warrants, in the statements of operation based on the fair value of the awards that are granted. The Company’s stock price at the date of grant was estimated using an acceptable valuation technique such as the probability-weighted expected return model. The fair value of stock options is estimated at the date of grant using the Black-Scholes option-pricing model. Generally, measured compensation cost, net of actual forfeitures, is recognized on a straight-line basis over the vesting period of the related share-based compensation award. The Company accounts for forfeitures of stock-based awards as they occur.

Revenue Recognition

The Company generates revenues from sales of its products and recognizes revenue as control of its products is transferred to its customers, which is generally at the time of shipment based on the contractual terms with the Company’s customers.

The Company provides customer programs and incentive offerings, including growth incentives and volume-based incentives. These customer programs and incentives are considered variable consideration. The Company includes in revenue variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale, and expected sales volume forecasts as it relates to the Company’s volume-based incentives. This determination is updated every reporting period. For the six months ended December 31, 2023 and 2022, customer growth and volume-based incentives were minimal.

Certain product sales include a 2-year manufacturer’s warranty that provides the customer with assurance that the product performs as intended. Such warranties are assurance-type warranties and are accounted for as contingencies under ASC 460-10. Refer to Note 7 for warranty reserve.

Net Loss per Share of Common Stock

Basic net loss per class A and class B common share is calculated by dividing the net loss distributed to class A and class B, respectively, by the weighted-average number of common shares of each respective class outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, stock options and warrants are considered to be potentially dilutive securities. As of December 31, 2023, the Company has issued options to purchase an aggregate of 2,000,000 shares of class A common stock, and options to purchase 770,000 shares of class B common stock. Additionally, as of December 31, 2023, the Company has issued warrants for the purchase of a total of 46,263 shares of class B common stock. Because the Company has reported a net loss for the six month period ended December 31, 2023, diluted net loss per common share is the same as basic net loss per common share for the period.

New Accounting Pronouncements

No recent accounting pronouncement or changes in accounting pronouncements have been issued or adopted that are of material significance, or have potential material significance, to the Company’s financial statements since those discussed in the Company’s fiscal year 2023 audited financial statements.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

3.      Disaggregated Revenue

The following table disaggregates revenue by product category for the following periods ended:

	Six Months Ended December 31,
	2023 (Successor)	October 17, 2022 to December 31, 2022 (Successor)	July 1, 2022 to October 16, 2022 (Predecessor)
Janitorial and Sanitation	$569,359	$853,179	$369,089
Ice System	3,585	6,458	16,744
Commercial and Residential Laundry	1,400	—	6,444
Sanitizing and Disinfecting Tablets	1,710	1,060	160
Other	8,036	(11,928)	110,553
Total revenue	$584,090	$848,769	$502,990

The “Other” category of revenue consists primarily of sales of parts, accessories, shipping and handling, and equipment rental income.

4.      Accounts Receivable, net

Accounts receivable, net consists of the following at:

	December 31, 2023	June 30, 2023
Trade accounts receivable	$136,772	$237,979
Allowance for doubtful accounts	(14,569)	(4,419)
Total accounts receivable, net	$122,203	$233,560

5.      Fair Value Measurements

ASC Topic 820, Fair Value Measurement, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing an asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

Level 1 —	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 —	Inputs, other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly.
Level 3 —	Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

5.      Fair Value Measurements (cont.)

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. The Company’s financial assets are subject to fair value measurements on a recurring basis. The Company’s remaining carrying amounts reported in the consolidated balance sheets of these financial assets are a reasonable estimate of fair value due to their short-term nature.

6.      Inventory

Inventory consists of the following at:

	December 31, 2023	June 30, 2023
Parts	$506,248	$551,264
Finished goods	250,698	135,792
Inventory reserve	(14,846)	(14,940)
Total inventory, net	$742,100	$672,116

The Company values inventory at the balance sheet date using the weighted average method. The Company adjusted the inventory reserve to $14,846 for the six months ended December 31, 2023, from $14,940 for the year ended June 30, 2023.

7.      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at:

	December 31, 2023	June 30, 2023
Accounts payable	$470,970	$266,511
Accrued interest	293,895	152,684
Accrued payroll and related expenses	164,864	68,026
Warranty reserve	111,673	156,333
Other accrued expenses	27,078	1,073
Total accounts payable and other accrued expenses	$1,068,480	$644,627

8.      Debt

In connection with the acquisition of the Predecessor on October 17, 2022, the Company issued a promissory note in the principal amount of $3,000,000 to the seller, which bears interest at 7% per annum and matures on October 17, 2023.

On September 13, 2023, the parties signed an extension agreement, pursuant to which the interest rate was increased to 10% per annum and the maturity date was extended to the earlier of (a) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (b) December 17, 2023.

On December 17, 2023, the parties signed a second extension agreement, pursuant to which the maturity date was extended to the earlier of (a) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (b) April 4, 2024.

As of December 31, 2023, the Company recorded accrued interest related to the note in the amount of $280,933.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

9.      Related Party Transactions

The following due from related party balances were outstanding at:

	December 31, 2023	June 30, 2023
Due to founder – credit card	$23,908	$12,402
Due to founders	208,900	208,900
Total due to related parties	$232,808	$221,302

At December 31, 2023, the Company had a short term amount due to Clayton Adams, one of its founders, in the amount of $23,908 for operational expenses paid by a credit card in the founder’s name. This amount was $12,402 as of June 30, 2023. The Company has a verbal agreement with Mr. Adams to pay the credit card charges directly to the issuing financial institution as they become due and is current on these payments.

On October 4, 2022, the Company issued a promissory note to each of Matthew Atkinson, the Company’s Chief Executive Officer, and Clayton Adams, the Company’s President at such time, in the principal amount of $104,450 each, for a total of $208,900. These notes bear interest at a rate of 5% per annum beginning on the 30th day after issuance and are due on the 60th day following written demand from the holder. The Company has recorded this as a short-term note payable on the balance sheet, due to the demand terms of the agreement, and recorded related accrued interest of $12,962 as of December 31, 2023. As of December 31, 2023, the holders have not provided written demand to the Company.

10.    Stockholders’ Equity

The Company’s authorized capital stock currently consists of 350,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.0001 per share, of which 50,000,000 shares are designated class A common stock and 250,000,000 shares are designated as class B common stock; and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which 4,000,000 are designated as series seed preferred stock.

Series Seed Preferred Stock

Below is a summary of the terms of the series seed preferred stock.

Ranking.    The series seed preferred stock ranks, as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, senior to the common stock.

Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event (as defined in the certificate of designation), before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of series seed preferred stock shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) $0.25 per share, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of series seed preferred stock been converted into class A common stock immediately prior to such liquidation, dissolution or winding up or deemed liquidation event.

Dividends.    All dividends shall be declared pro rata on the common stock and series seed preferred stock on a pari passu basis according to the number of shares of common stock held by such holders. For this purpose, each holder of shares of series seed preferred stock is to be treated as holding the greatest whole number of shares of common stock then issuable upon conversion of all shares of series seed preferred stock held by such holder.

Voting Rights.    The holders of series seed preferred stock shall have the right to one vote for each share of class A common stock into which such series seed preferred stock could then be converted, and with respect to such vote, the holders shall have full voting rights and powers equal to the voting rights and powers of the holders of class A common stock, and shall be entitled to vote together with holders of class A common stock with respect to any question upon which holders of class A common stock have the right to vote.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

10.    Stockholders’ Equity (cont.)

Conversion Rights.    Each share of series seed preferred stock shall be convertible at the option of the holder thereof into such number of shares of class A common stock as is determined by dividing $0.25 per share by the conversion price in effect at the time of conversion. The conversion price is initially $0.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization, or merger or consolidation). In addition, all outstanding shares of series seed preferred stock shall automatically be converted into shares of common A common stock upon (a) the closing of the sale of shares of class A common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (or a qualified offering statement under Regulation A of the Securities Act, as amended), (b) the date that the Company or a successor to the Company becomes an issuer with a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act or is required to file reports under Regulation A of the Securities Act of 1933, as amended, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of holders of at least a majority of the outstanding shares of series seed preferred stock at the time of such vote or consent, voting as a single class on an as-converted basis.

On September 16, 2022, the Company issued an aggregate of 2,000,000 shares of series seed preferred stock at a purchase price of $0.25 per share.

On September 30, 2022, the Company issued 2,000,000 shares of series seed preferred stock at a purchase price of $0.25 per share.

On July 16, 2023, the Company issued 1,000,000 shares of class A common stock upon the conversion of 1,000,000 shares of series seed preferred stock.

As of December 31, 2023, 3,000,000 shares of series seed preferred stock were issued and outstanding.

Common Stock

The Company has two classes of authorized common stock — class A common stock and class B common stock. The rights of the holders of the class A common stock and class B common stock are identical, except with respect to voting and conversion. Each share of class A common stock is entitled to ten votes per share and is convertible into one share of class B common stock. Each share of class B common stock is entitled to one vote per share. As of December 31, all of the outstanding class A common stock was held by the Company’s two founders.

On August 26, 2022, the Company issued an aggregate of 1,000,000 shares of class A common stock at a purchase price of $0.0001 per share.

On October 14, 2022, the Company issued an aggregate of 603,450 shares of class B common stock at a purchase price of $1.74 per share.

On November 29, 2022, the Company issued 57,471 shares of class B common stock at a purchase price of $1.74 per share.

On November 29, 2022, the Company issued 777,778 shares of class B common stock upon the exercise of a warrant for an aggregate exercise price of $500,000.

On April 1, 2023, the Company issued 17,241 shares of class B common stock to a professional firm in exchange for services at $1.74 per share. Accordingly, stock compensation expense in the amount of $29,999 was recorded by the Company.

On June 1, 2023, an aggregate of 340,000 shares of class A common stock were converted into an aggregate of 340,000 shares of class B common stock.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

10.    Stockholders’ Equity (cont.)

On July 17, 2023, the Company issued 940,000 shares of class B common stock upon the conversion of 940,000 shares of class A common stock.

On July 24, 2023, the Company issued 370,000 shares of class B common stock upon the conversion of 370,000 shares of class A common stock.

As of December 31, 2023, there were 350,000 shares of class A common stock and 3,105,940 shares of class B common stock issued and outstanding.

2022 Equity Incentive Plan

On September 16, 2022, the Company’s board of directors adopted the Company’s 2022 Equity Incentive Plan, which was adopted by stockholders on November 18, 2022, as amended (the “2022 Plan”), which reserved a total of 1,736,819 shares of the Company’s class B common stock for issuance. Incentive awards authorized under the 2022 Plan include, but are not limited to, nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and stock appreciation rights. If an incentive award granted under the 2022 Plan expires, terminates, is unexercised for forfeited, the surrendered shares will become available for future awards under the 2022 Plan.

The Company’s employees and advisors were awarded options under the 2022 Plan, therefore an allocation of the share-based compensation was made to the Company.

Stock Options

As of December 31, 2023, the Company has issued options to purchase an aggregate of 2,000,000 shares of class A common stock at an exercise price of $0.25 per share. In addition, the Company issued options to purchase 770,000 shares of class B common stock at a weighted average exercise price of $2.21 per share under the 2022 Plan. The class A options were fully vested as of the grant date and the class B options have a graded vesting term based on continuous service during the vesting period.

Warrants

On October 14, 2022 and November 29, 2022, the Company issued warrants for the purchase of 42,241 and 4,022 shares of class B common stock, respectively, to a third party as part of their compensation earned. The warrants are exercisable for a period of five years at an exercise price of $1.74 (subject to adjustments for stock dividends, stock splits, mergers, consolidations and similar transactions) and may be exercised on a cashless basis. The third party agreed to increase the exercise price of the foregoing warrants to 125% of the potential public offering price per share.

On October 17, 2022, the Company issued a warrant for the purchase of 777,778 shares of class B common stock for an aggregate exercise price of $500,000 to the Parent. On November 29, 2022, the Parent exercised this warrant in full.

Stock-based Compensation

Stock options and warrants are granted at the fair market value of the underlying common stock on the date of grant. The Company recognizes compensation expense for these awards using the straight-line recognition method over the vesting period.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

10.    Stockholders’ Equity (cont.)

The fair value of stock options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.71%
Dividend yield	0.0%
Expected volatility	53.05%
Expected life of awards	4.8 years

The fair value of warrants was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	4.17%
Dividend yield	0.0%
Expected volatility	57.96%
Expected life of awards	0.4 years

The risk-free interest rate is based on U.S. government issues with a remaining term equal to the expected life of the awards. The determination of expected volatility is based on historical volatility of an appropriate industry sector index. The weighted average expected term was estimated for options using the average of the vesting term and contractual term of the awards. The term for warrants is based on the contractual term of the warrants. The weighted-average fair value of total awards granted during the period ended December 31, 2023 was $1.35.

The information presented in the following table represents the awards granted and outstanding during the period:

	Warrants	Stock Options	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
Beginning balance	—	—	—	$—
Granted	824,041	—	0.44	0.69
Granted	—	2,770,000	4.77	0.51
Canceled	—	—	—	—
Forfeited	—	—	—	—
Exercised	(777,778)	—	—	0.61
Outstanding, June 30, 2023 (2,125,152 shares exercisable)	46,263	2,770,000	5.01	$0.59
Granted	—	—	—	—
Canceled	—	—	—	—
Forfeited	—	—	—	—
Outstanding, December 31, 2023 (2,439,319 shares exercisable)	46,263	2,770,000	5.01	$0.59

The intrinsic value and total cash received of awards exercised for the period ending June 30, 2023 was $855,556 and $500,000, respectively. No cash awards were exercised during the six-month period ended December 31, 2023. Total stock compensation expense recognized during the period ended June 30, 2023 consists of $3,231,443 related to stock options and $857,889 of warrants. Total stock compensation expense recognized during the six-month period ended December 31, 2023 consists of $107,972 related to stock options and $0 of warrants. In addition, $42,835 of warrants issued to underwriters were recorded as an offset to equity as of December 31, 2023. As of December 31, 2023, total unrecognized stock compensation expense was $231,983 with the weighted average period over which it is expected to be recognized of 3.20 years.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

11.    Net loss per share

The following table sets forth the computation of basic and dilutive net loss per share of Class A and Class B stock:

	Six Months Ended December 31, 2023
	Class A	Class B
Basic and diluted net loss per share:
Numerator
Allocation of undistributed loss	$(91,961)	$(690,132)
Denominator
Weighted average number of shares used in per share computation	396,721	2,977,251
Basic and diluted net loss per share	$(0.23)	$(0.23)

12.    Commitments and Contingencies

Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is currently not aware of any such legal proceedings or claims that it believes will have a material adverse effect on its business, financial condition or operating results.

Retirement Plans

The Successor does not maintain a defined contribution plan or any other type of retirement plan for its employees.

For the period July 1, 2022 through October 16, 2022, the Predecessor maintained a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. Matching contributions to the 401(k) plan are made for certain eligible employees to meet the non- discrimination provisions of the plan. During this period, the Predecessor made a contributions of $1,512.

Leases

The Company has a non-cancellable operating lease commitment for its office facility expiring in 2028. Rent expense totaled $57,626 for the six month period ended December 31, 2023.

The following table discloses the lease cost, discount rate, and remaining lease term for operating leases as of December 31, 2023:

December 31, 2023
Operating lease cost	$57,626
Remaining lease term	4.2 years
Discount rate	6.00%

The discount rate was determined using the Company’s external debt and was adjusted for collateralization, term and lease amount.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

12.    Commitments and Contingencies (cont.)

The following table discloses the undiscounted cash flows on an annual basis and a reconciliation of the undiscounted cash flows of operating lease liabilities recognized in the balance sheet as of December 31, 2023:

Six months ended June 30, 2024	$57,587
2025	117,086
2026	120,013
2027	123,014
2028	83,365
Total undiscounted cash flows	501,065
Less amount representing interest	(57,403)
Present value of lease liabilities	443,662
Less current portion	(92,099)
Noncurrent lease liabilities	$351,563

In October 2023, the Company amended its office facility lease to include additional space which was scheduled to commence on December 1, 2023. However, in late November 2023, the landlord required use of the space for an undetermined additional amount of time, expected to be short-term. A verbal agreement was reached in December 2023 to delay occupancy of the space and the commencement of the amended lease. As such the Company is currently operating under its existing lease. When occupancy takes place, the amendment will result in recognizing additional ROU assets and lease liabilities of approximately $170,000.

13.    Subsequent Events

The Company has evaluated events subsequent to December 31, 2023, to assess the need for potential recognition or disclosure. Such events were evaluated through February 23, 2024, the date these condensed financial statements were available to be issued. The following were noted:

On January 3, 2024, the Company adopted the First Amendment to the 2022 Plan, which was approved by the requisite stockholders of the Company. The First Amendment to the 2022 Plan increases the total shares of class B common stock available for grant to 3,240,000. Additionally, the number of shares of class B common stock available for issuance under the 2022 Plan will automatically increase on January 1 of each calendar year during the term of the 2022 Plan by an amount equal to 5% of the total number of shares of class B common stock issued and outstanding on December 31 of the immediately preceding calendar year.

On January 30, 2024, the Company issued three 10% original issue discount convertible promissory notes to three separate accredited investors in the principal amounts of $27,777, $111,111, and $111,111. The purchase prices of the notes were $25,000, $100,000 and $100,000, respectively. These notes accrue with simple interest on the outstanding principal amount at the rate of 12% per annum and the interest shall commence on the date of issuance and continue to accrue until paid in full or until the note is converted. The principal amounts and all accrued and unpaid interest automatically convert into class B common stock upon the closing of the Company’s initial public offering. The notes contain customary beneficial ownership limitations. Unless earlier converted into class B common stock, all unpaid interest and principal is due and payable on December 31, 2024, which date may be extended at the election of the Company by up to two additional 90-day periods.

On February 5, 2024, the Company issued 750,000 shares of class B common stock upon the conversion of 750,000 shares of series seed preferred stock.

On February 6, 2024, the Company issued 200,000 shares of class B common stock upon the conversion of 200,000 shares of class A common stock.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023 AND 2022

13.    Subsequent Events (cont.)

On February 7, 2024, the Company issued 1,250,000 shares of class B common stock upon the conversion of 1,250,000 shares of series seed preferred stock.

On March 26, 2024, the Company entered into a loan agreement with Clayton Adams, a significant stockholder, pursuant to which the Company issued a revolving credit note to Mr. Adams in the principal amount of up to $500,000. Pursuant to the loan agreement and note, Mr. Adams agreed to provide advances to the Company upon request during the period commencing on the effective date of the registration statement of which this prospectus forms a part and continuing until the second anniversary of such date, which is referred to as the maturity date. This note accrues simple interest on the outstanding principal amount at the rate of 8% per annum, with all principal and interest due on the maturity date; provided that upon an event of default (as defined in the note), such rate shall increase to 13%. The Company may prepay the note at any time without penalty or premium. The note is unsecured and contains customary events of default for a loan of this type. As of the date of this prospectus, no advances have been made and the principal amount of this note is $0.

CLEANCORE SOLUTIONS, INC.

FINANCIAL STATEMENTS

JUNE 30, 2023 AND 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of CleanCore Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CleanCore Solutions, Inc. (the Company) as of June 30, 2023 and 2022, the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended June 30, 2022 and for the period from July 1, 2022 to October 16, 2022 (Predecessor) and the period from October 17, 2022 to June 30, 2023 (Successor), and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022 and the results of its operations and its cash flows for the period ended June 30, 2022, and for the period from July 1, 2022 to October 16, 2022 (Predecessor) and the period from October 17, 2022 to June 30, 2023 (Successor), in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations and has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

Diamond Bar, CA

October 10, 2023

CLEANCORE SOLUTIONS, INC.
BALANCE SHEETS

	As of June 30,
	2023 (Successor)	2022 (Predecessor)
Assets
Current assets:
Cash	$393,194	$263,506
Accounts receivable, net	233,560	302,638
Inventory, net	672,116	1,000,874
Due from related parties	—	102,804
Deferred offering costs	302,755	—
Prepaid expenses and other current assets	135,666	62,224
Total current assets	1,737,291	1,732,046
Property and equipment, net	1,197	27,635
Right of use assets	466,661	—
Intangibles	1,640,919	4,626
Goodwill	2,237,910	—
Other assets	9,440	—
Total assets	$6,093,418	$1,764,307

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$644,627	$248,575
Lease liability – current	87,985	—
Note payable	2,994,750	—
Due to related parties	221,302	7,523,471
Total current liabilities	3,948,664	7,772,046
Lease liability – non current	398,540	—
Other liabilities	—	1,278
Total liabilities	4,347,204	7,773,324

Commitments and contingencies (Note 14)

Stockholders’ Equity (Deficit)
Members’ capital	—	2,215,916
Series Seed Preferred stock, $0.001 par value, 4,000,000 shares authorized; 4,000,000 shares issued and outstanding	400	—
Class A Common stock; $0.0001 par value, 50,000,000 shares authorized; 660,000 shares issued and outstanding	66	—
Class B Common stock; $0.0001 par value, 250,000,000 shares authorized; 1,795,940 shares issued and outstanding	180	—
Additional paid-in capital	6,768,775	—
Accumulated deficit	(5,023,207)	(8,224,933)
Total stockholders’ equity (deficit)	1,746,214	(6,009,017)
Total liabilities and stockholders’ equity (deficit)	$6,093,418	$1,764,307

The accompanying notes are an integral part of these financial statements.

CLEANCORE SOLUTIONS, INC.
STATEMENTS OF OPERATIONS

	Period from October 17 to June 30, 2023 (Successor)	Period from July 1, 2022 to October 16, 2022 (Predecessor)	Year ended June 30, 2022 (Predecessor)
Revenue	$1,938,366	$502,990	$2,648,005
Cost of sales (exclusive of depreciation shown separately below)	1,359,401	351,740	1,937,105
Gross profit	578,965	151,250	710,900
Operating expenses:
General and administrative	5,420,042	334,812	928,251
Advertising expense	14,944	4,621	30,882
Depreciation expense	63	6,143	18,317
Loss from operations	(4,856,084)	(194,326)	(266,550)
Interest expense	167,123	125,738	275,061
Net loss	$(5,023,207)	$(320,064)	$(541,611)

Net loss per share Class A and Class B stock, basic and diluted	$(2.18)
Weighted average shares used in computing net loss per Class A share, basic and diluted	967,987
Weighted average shares used in computing net loss per Class B share, basic and diluted	1,334,414

The accompanying notes are an integral part of these financial statements.

CLEANCORE SOLUTIONS, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series Seed Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Members’ Capital Amount	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Predecessor
Balance at July 1, 2021	—	$—	—	$—	—	$—	$—	$1,941,027	$(7,683,322)	$(5,742,295)
Imputed interest	—	—	—	—	—	—	—	274,889	—	274,889
Net loss for the year	—	—	—	—	—	—	—	—	(541,611)	(541,611)
Balance at June 30, 2022	—	$—	—	$—	—	$—	$—	$2,215,916	$(8,224,933)	$(6,009,017)

Predecessor
Balance at July 1, 2022	—	—	—	—	—	—	—	2,215,916	(8,224,933)	(6,009,017)
Imputed interest	—	—	—	—	—	—	—	125,728	—	125,728
Net loss for the period	—	—	—	—	—	—	—	—	(320,064)	(320,064)
Balance at October 16, 2022	—	$—	—	$—	—	$—	$—	$2,341,644	$(8,544,997)	$(6,203,353)

Successor
Balance at October 17, 2022
Issuance of series seed preferred stock	4,000,000	$400	—	$—	—	$—	$999,600	$—	$—	$1,000,000
Issuance of class A common stock	—	—	1,000,000	100	—	—	—	—	—	100
Issuance of class B common stock	—	—	—	—	660,921	66	1,152,156	—	—	1,152,222
Conversion of class A common stock into class B common stock	—	—	(340,000)	(34)	340,000	34	—	—	—	—
Issuance of class B common stock upon exercise of warrants	—	—	—	—	777,778	78	497,700	—	—	497,778
Warrants issued to consultants for services	—	—	—	—	—	—	857,889	—	—	857,889
Stock based compensation – officers	—	—	—	—	—	—	3,082,000	—	—	3,082,000
Stock based compensation – third party	—	—	—	—	17,241	2	29,997	—	—	29,999
Sock based compensation – 2022 Equity Incentive Plan	—	—	—	—	—	—	149,433	—	—	149,433
Net loss for the period	—	—	—	—	—	—	—	—	(5,023,207)	(5,023,207)
Balance at June 30, 2023	4,000,000	$400	660,000	$66	1,795,940	$180	$6,768,775	$—	$(5,023,207)	$1,746,214

The accompanying notes are an integral part of these financial statements.

CLEANCORE SOLUTIONS, INC.
STATEMENT OF CASH FLOWS

	October 17, 2022 to June 30, 2023 (Successor) (Predecessor)	June 30, 2022 to October 16, 2022 (Predecessor)	June 30, 2021 to June 30, 2022 (Predecessor)
Cash flows from operating activities
Net loss	$(5,023,207)	$(320,064)	$(541,611)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	109,144	6,420	19,425
Accretion of note payable discount	12,750	—	—
Non cash interest expense	152,684	—	—
Stock based compensation	4,119,321	—	—
Non cash lease expense	19,864	—	—
Imputed interest	—	125,728	274,889
Provision for bad debt and write-off of on uncollectable accounts	8,641	9,772	36,316
Changes in operating assets and liabilities:
Accounts receivable	(107,942)	101,423	(187,758)
Inventory	475,009	(157,596)	(170,243)
Due from related parties, net	—	4,686	(1,512)
Prepaid expenses	(139,563)	4,747	11,777
Deferred revenue	—	63,701	—
Accounts payable and accrued liabilities	136,429	43,932	54,413
Net cash used in operating activities	(236,870)	(117,251)	(504,304)

Investing activities
Purchase of property and equipment	(1,260)	—	(35,033)
Cash used in acquisition	(2,000,000)	(7,882)	—
Net cash used in investing activities	(2,001,260)	(7,882)	(35,033)

Financing activities
Proceeds from issuance of series seed preferred stock	1,000,000	—	—
Proceeds from issuance of class A common stock	100	—	—
Proceeds from issuance of class B common stock	1,650,000	—	—
Payments from issuance of loans from related parties	208,900	164,917	751,079
Payments for deferred offering costs	(227,676)	—	—
Repayments of long term debt	—	(1,278)	(3,673)
Repayments of loans due to related parties	—	(288,861)	(80,000)
Net cash provided by (used in) financing activities	2,631,324	(125,222)	667,406

Net increase (decrease) in cash	393,194	(250,355)	128,069
Cash at beginning of year	—	263,506	135,437
Cash at the end of year	$393,194	$13,151	$263,506

Supplementary cash flow disclosure
Interest paid	$14,438	$10	$171
Unpaid deferred offering costs	$75,079	$—	$—

The accompanying notes are an integral part of these financial statements.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

1.      Organization and Business

CC Acquisition Corp. was incorporated in the State of Nevada on August 23, 2022 for the sole purpose of acquiring substantially all of the assets of CleanCore Solutions, LLC, TetraClean Systems, LLC, and Food Safety Technologies, LLC, pursuant to an asset purchase agreement entered into by CC Acquisition Corp. with these three entities and their owners on October 17, 2022. On November 21, 2022, CC Acquisition Corp. changed its name to CleanCore Solutions, Inc. (“the Company” or “Successor”). Since the Company acquired substantially all of the assets of each of CleanCore Solutions, LLC, TetraClean Systems, LLC, and Food Safety Technologies, LLC, the business of these three entities is now operated by the Company, with no subsidiaries. The combined results of CleanCore Solutions, LLC, TetraClean Systems, LLC and Food Safety Technologies, LLC presented in these financial statements represent the predecessor entity of the Company (“Predecessor”).

The Company specializes in the development and manufacturing of cleaning products that produce pure aqueous ozone products for professional, industrial, or home use. The Company has a patented nanobubble technology using aqueous ozone that it believes is highly effective in cleaning, sanitizing, and deodorizing surfaces and high-touch areas.

The Company offers products and solutions that are marketed for janitorial and sanitation, ice machine cleaning, laundry, and industrial industries. Its products are used in many types of environments including retail establishments, distribution centers, factories, warehouses, restaurants, schools and universities, airports, healthcare, food service, and commercial buildings such as offices, malls, and stores.

The headquarters, principal address and records of the Company are located at 5920 South 118th Circle, Suite 2, Omaha, Nebraska.

Liquidity

The Company has incurred losses and negative cash flows from operations. From acquisition through June 30, 2023, the Company has financed its operations primarily through investor funding. As of June 30, 2023, the Company, excluding Predecessor period July 1, 2022 through October 16, 2022, had cash of $393,194, a net loss of $5,023,207 and used cash of $236,870 for operating activities. In accordance with Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, management is required to perform a two-step analysis over the Company’s ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date the combined financial statements are issued. If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt.

Management has evaluated the adverse conditions noted above and although the adverse conditions were expected due primarily to the fact that the Company is in early stages of growth and transformation, the conditions have raised substantial doubt about the entity’s ability to continue as a going concern.

As noted above, the Company was formed in August 2022 and completed the acquisition in October 2022. Since the acquisition, the Company has invested in further developing the Company’s products, hiring key personnel, and engaging third party experts such as accountants and underwriters with the intention of listing its class B common stock on a national securities exchange, however, there can be no assurances to that effect. Therefore, management’s plan is to raise capital through the offering to alleviate the substantial doubt about the entity’s ability to continue as a going concern. The Company notes that the offering is expected to provide the Company with sufficient funds to meet its obligations as they become due, well beyond the 12-month period from the date the combined financial statements are issued. As such, the Company notes that management’s plans, when implemented, will alleviate the substantial doubt about the Company’s ability to continue as a going concern.

The Company may, however, in the future require additional cash resources due to changing business conditions, implementation of its strategy to expand the business, or other investments or acquisitions it may decide to pursue. If the Company’s financial resources are insufficient to satisfy its capital requirements, it may seek to sell additional funding through the issuance of our securities in debt and/or equity financings.

The accompanying condensed financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

2.      Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The financial statements of the Company (Successor) are presented since the date of acquisition (October 17, 2022) through the period ended June 30, 2023.

The results of the Predecessor represent the combined financial statements of the accounts of CleanCore Solutions, LLC, TetraClean Systems, LLC and Food Safety Technologies, LLC. These combined financial statements include the accompanying combined balance sheet, combined statements of operations, combined statement of members’ equity and combined statement of cash flows as of and for the year ended June 30, 2022, and the combined statements of operation, combined statement of members’ equity and combined statement of cash flows for the period July 1, 2022 through October 16, 2022. All intercompany balances and transactions among the combined entities have been eliminated. In the opinion of predecessor management, all adjustments considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of the Company’s and Predecessor’s financial statements require management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and the disclosure in the Company’s combined financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. By their nature, estimates are subject to an inherent degree of uncertainty and, as such, actual results may differ from management’s estimates. Significant estimates and assumptions made by the Company are allowance for bad debt, useful lives of fixed assets, warranty liabilities, and allowance for inventory obsolescence.

Risks and Uncertainties

The Company is subject to a number of risks similar to other early-stage companies including, but not limited to, profitability, the need for additional financing to achieve its business strategy, ability to obtain regulatory approval, significant competition, and dependence on key individuals.

Cash

Cash consists of cash in readily available checking accounts. Cash is recorded at cost, which approximates fair value. As of June 30, 2023 (Successor) and June 30, 2022 (Predecessor), cash balances were deposited at a major financial institution. Cash balances are subject to minimal credit risk as the balances are with high credit quality financial institutions.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist of cash. The Company maintains deposits in federally insured financial institutions in excess of respective insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

The Company had two customers that accounted for a total of 66% of its revenues for the year ended June 30, 2023 and the Predecessor had the same two customers that accounted for a total 62% of its revenue for the year ended June 30, 2022. Collateral is not required for customer accounts receivable balances. The Company maintains an allowance for doubtful accounts as described in “Accounts Receivable” below. The Company had one customer that accounted for 43% of total accounts receivable at June 30, 2023. The Predecessor had two customers that accounted for 32% of total accounts receivable at June 30, 2022.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

2.      Summary of Significant Accounting Policies (cont.)

Accounts Receivable

Accounts receivable is comprised of trade accounts receivables from the Company’s customers. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company established an allowance for bad debt of accounts receivables based on a percentage assigned to aged days outstanding categories. The Predecessor established the allowance for bad debt based on various factors including credit profiles of the Company’s customers, historical payments, outstanding balances and current economic trends, and performed this analysis periodically. The Company and its Predecessor recorded an allowance for doubtful accounts of $4,419 and $16,045 as of June 30, 2023 and June 30, 2022, respectively.

Inventory

Inventory consists of parts, work in progress and finished goods. The Company and its Predecessor value parts and finished goods at the lower of the actual costs or net realizable value. The Company and its Predecessor value work in progress at cost. The Company and Predecessor periodically review inventory for obsolete and potentially impaired items. As of June 30, 2023 and June 30, 2022, the Company and Predecessor had an allowance for inventory obsolescence of $14,940 and $94,425, respectively.

Leases

The Company accounts for leases in accordance with ASC Topic 842 (Topic 842), Leases. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liability is measured as the present value of the unpaid lease payments, and the right-of-use asset value is derived from the calculation of the lease liability. Operating leases are included in right-of-use assets, current lease liabilities, and noncurrent lease liabilities in the balance sheet.

Lease payments include fixed and in-substance fixed payments, variable payments based on an index or rate, reasonably certain purchase options, termination penalties, and probable amounts the lessee will owe under a residual value guarantee. Variable lease payments are recognized as lease expenses as incurred, and generally relate to variable payments made based on the level of services provided by the landlords of our leases. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term within general and administrative expenses in the statement of operations.

The Company uses its estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments because the Company does not have the information necessary to determine the rate implicit in the lease. The Company’s lease term includes any option to extend the lease when it is reasonably certain to be exercised based on consideration of all relevant factors. Leases with an initial term of 12 months or less are not recorded on the balance sheets and the Company recognizes lease expense for these leases on a straight-line basis over the lease term.

Business Combinations

Business combinations are accounted for using the acquisition method. The fair value of total purchase consideration is allocated to the fair values of identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount being classified as goodwill. All assets, liabilities and contingent liabilities acquired or assumed in a business combination are recorded at their fair values at the date of acquisition. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates, and selection of comparable companies. Estimates of fair value are based on assumptions believed to be reasonable, but are inherently uncertain and unpredictable and, as a result, actual results may differ from those estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

2.      Summary of Significant Accounting Policies (cont.)

subsequent adjustments are reflected in the statements of operations. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s statements of operations.

Intangible Assets

Intangible assets primarily consist of existing technology, customer relationships, and trademarks obtained as a result of the acquisition on October 17, 2022. Intangible assets with definite lives are amortized based on their pattern of economic benefit over their estimated useful lives and reviewed periodically for impairment. The Company’s trademarks are deemed to have an indefinite life. The estimated useful life of the acquired technology is 15 years while the estimated useful life of the customer relationships is 5 years.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment and intangible assets. Long-lived assets are tested for impairment when events and circumstances indicate the assets might be impaired by first comparing the estimated future undiscounted cash flows of the asset or asset group to the carrying value. If the carrying value exceeds the estimated future undiscounted cash flows, an impairment loss is recognized based on the amount that the carrying value exceeds the fair value of the asset or asset group. The Company and its Predecessor did not recognize impairment losses during the periods ended June 30, 2023 and 2022.

Deferred Offering Costs

In accordance with ASC 340-10-S99-1 and SEC Accounting Bulletin Topic 5A, specific incremental costs incurred by the Company directly attributable to a proposed offering of securities have been deferred and will be charged against the gross proceeds of the offering. These offering costs include fees paid to underwriters, attorney, accountants as well as printers and other third parties directly related to the offering. Costs such as management salaries or other general administrative expenses that are not incremental to the offering are not included in the deferred costs. For the period ended June 30, 2023, the Company had $302,755 of deferred offering costs.

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These costs are included in general and administrative expenses.

Advertising Costs

The Company reports as expense the cost of advertising and promoting its services as incurred. Such amounts are included in sales and marketing expenses in the statement of operation and totaled $14,944 for the period ended June 30, 2023, and $4,621 and $31,227 for the period and year ended October 16, 2022 and June 30, 2022, respectively.

Stock-based Compensation

Compensation expense is recognized for all share-based payments to employees and nonemployees, including stock options and warrants, in the statements of operation based on the fair value of the awards that are granted. The Company’s stock price at the date of grant was estimated using an acceptable valuation technique such as the probability-weighted expected return model. The fair value of stock options is estimated at the date of grant using the Black-Scholes option-pricing model. Generally, measured compensation cost, net of actual forfeitures, is recognized on a straight-line basis over the vesting period of the related share-based compensation award. The Company accounts for forfeitures of stock-based awards as they occur.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

2.      Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company generates revenues from sales of its products and recognizes revenue as control of its products is transferred to its customers, which is generally at the time of shipment based on the contractual terms with the Company’s customers.

The Company provides customer programs and incentive offerings, including growth incentives and volume-based incentives. These customer programs and incentives are considered variable consideration. The Company includes in revenue variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale, and expected sales volume forecasts as it relates to the Company’s volume-based incentives. This determination is updated every reporting period. For the years ended June 30, 2023 and 2022, customer growth and volume-based incentives were minimal.

Certain product sales include a 2-year manufacturer’s warranty that provides the customer with assurance that the product performs as intended. Such warranties are assurance-type warranties and are accounted for as contingencies under ASC 460-10. Refer to Note 9 for warranty reserve.

Income Taxes

The Company accounts for income tax on the basis of the tax laws enacted at the balance sheet date in accordance with FASB ASC 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more-likely-than-not, based on technical merits, that the tax position will be realized or sustained upon examination. The term “more-likely-than-not” means a likelihood of more than 50%. The terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

Each of the entities of the Predecessor were limited liability companies with pass-through tax status, thus not subject to federal and state taxation.

Net Loss per Share of Common Stock

Basic net loss per class A and class B common share is calculated by dividing the net loss distributed to class A and class B, respectively, by the weighted-average number of common shares of each respective class outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, stock options and warrants are considered to be potentially dilutive securities. As of June 30, 2023, the Company has issued options to purchase an aggregate of 2,000,000 shares of class A common stock and options to purchase 770,000 shares of class B common stock. Additionally, as of June 30, 2023 the Company has issued warrants for

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

2.      Summary of Significant Accounting Policies (cont.)

the purchase of a total of 46,263 shares of class B common stock. Because the Company has reported a net loss for the period ended June 30, 2023, diluted net loss per common share is the same as basic net loss per common share for the period.

New Accounting Pronouncements

Recently Adopted Accounting Standards

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The standard simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The new guidance became effective for the Company as of October 17, 2022, and its adoption has not had a material impact on the Company’s financial position or results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. For available-for-sale debt securities, entities will be required to recognize an allowance for credit losses rather than a reduction in carrying value of the asset. Entities will no longer be permitted to consider the length of time that fair value has been less than amortized cost when evaluating when credit losses should be recognized. This new guidance became effective for the Company as of July 1, 2022, and its adoption has not had a material impact on the Company’s financial position or results of operations.

3.      Disaggregated Revenue

The following table disaggregates revenue by product category for the following periods ended:

	October 17, 2022 through June 30, 2023 (Successor)	July 1, 2022 through October 16, 2022 (Predecessor)	July 1, 2021 through June 30, 2022 (Predecessor)
Janitorial and Sanitation	$1,732,611	$369,089	$2,441,038
Ice System	30,195	16,744	43,348
Commercial and Residential Laundry	5,016	6,444	5,405
Sanitizing and Disinfecting Tablets	3,140	160	5,445
Other	167,404	110,553	152,759
Total revenue	$1,938,366	$502,990	$2,648,005

The “Other” category of revenue consists primarily of sales of parts, accessories, shipping and handling, and equipment rental income.

4.      Accounts Receivable, net

Accounts receivable, net consists of the following at:

	June 30, 2023 (Successor)	June 30, 2022 (Predecessor)
Trade accounts receivable	$237,979	$318,682
Allowance for doubtful accounts	(4,419)	(16,044)
Total accounts receivable, net	$233,560	$302,638

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

5.      Business Combinations

On October 17, 2022, the Company acquired substantially all of the assets of the Predecessor and accounted for this transaction as a business combination under ASC 805 as it falls under the definition. The purpose of the transaction was to acquire and further develop and manufacture patented cleaning products. Total consideration for the acquisition consisted of a $2,000,000 payment made at closing and a $3,000,000 note payable, bearing interest at 7% per annum, to the seller. In addition, if the Company reaches certain metrics as defined in the purchase agreement, in the 12-month period following the closing date, the Company shall make a one-time payment of $500,000 as an adjustment to the purchase price. However, due to forecasted net income being negative, the contingent consideration was valued at $0.

The following table summarizes the fair value of the consideration paid and the fair value of assets acquired and liabilities assumed on October 17, 2022, the acquisition date.

Consideration
Total payments at closing	$2,000,000
Note payable to seller at fair value	2,982,000
Contingent consideration at fair value	—
Fair value of total consideration	$4,982,000

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	$134,259
Inventory	1,204,023
Prepaids assets	5,543
Existing technology	600,000
Customer relationships	570,000
Tradenames/trademarks	580,000
Accounts payable and current liabilities	(349,735)
Total identifiable net assets	$2,744,090
Goodwill	2,237,910
$4,982,000

The acquired technology consisted of patented nanobubble technology that produces an aqueous ozone solution that requires no additives, filters, or advanced chemicals. The pure aqueous ozone product is a natural cleaner, sanitizer, and deodorizer produced through the infusion of ozone into water using electricity. The technology was valued using the multi-period excess earnings method. Under this method, the fair value of the asset reflects the present value of the projected stream of net cash flows that will be generated by the asset over the projection period. Key inputs and assumptions in determining the fair value include projected cash flows and the discount rate used to calculate the present value of such cash flows. The developed technology will be amortized over a useful life of 15 years. Customer relationships relate to contracts with distributors that were acquired while the trademarks refer to the predecessor’s trademarks that continue to be used. The trademarks are deemed to have an indefinite life.

The goodwill of $2,237,910 arising from the acquisition consists largely of the synergies, cost savings, and economies of scale expected from combining the operations of the acquired assets and the Company and further developing its products. The goodwill is deductible over 15 years for tax purposes.

The purchase price allocation is preliminary and subject to change. The Company has not yet completed its analysis to determine the fair value of inventory, property and equipment and intangibles, and goodwill on the acquisition date. Once this analysis is complete, the Company will adjust, if necessary, the provisional amounts assigned to inventory, property and equipment and intangibles, and goodwill in the accounting period in which the analysis is completed. The Company incurred $31,676 of acquisition-related costs which have been recorded within general and administrative expenses in the statement of operations for the period ended June 30, 2023.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

6.      Fair Value Measurements

ASC Topic 820, Fair Value Measurement, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing an asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

Level 1 —	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 —	Inputs, other than quoted prices in active markets, that are observable for the asset or liability, either directly or indirectly.
Level 3 —	Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. The Company’s financial assets are subject to fair value measurements on a recurring basis. The Company’s remaining carrying amounts reported in the combined balance sheets of these financial assets are a reasonable estimate of fair value due to their short-term nature.

7.      Inventory

Inventory consists of the following at:

	June 30, 2023 (Successor)	June 30, 2022 (Predecessor)
Parts	$551,264	$725,576
Work in process	—	76,176
Finished goods	135,792	293,547
Inventory reserve	(14,940)	(94,425)
Total inventory, net	$672,116	$1,000,874

The Company values inventory at the balance sheet date using the weighted average method. The Company recorded an inventory reserve of $14,940 and $94,425 for the years ended June 30, 2023 and 2022, respectively.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

8.      Property and Equipment, Net

Property and equipment, net, consist of the following at:

	June 30, 2023 (Successor)	June 30, 2022 (Predecessor)
Equipment	$—	$238,464
Vehicles	—	10,623
Furniture and fixtures	1,260	43,033
Total	—	306,720
Less: accumulated depreciation	(63)	(279,085)
Total property and equipment, net	$1,197	$27,635

Depreciation expense related to property and equipment was $63 and 18,317 for the years ended June 30, 2023 and 2022, respectively.

9.      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at:

	June 30, 2023 (Successor)	June 30, 2022 (Predecessor)
Accounts payable	$266,511	$120,505
Accrued interest	152,684	—
Accrued payroll and related expenses	68,026	—
Accrued commission	—	—
Warranty reserve	156,333	85,348
Accrued credit card expenses	—	42,722
Other accrued expenses	1,073	—
Total accounts payable and other accrued expenses	$644,627	$248,575

10.    Related Party Transactions

The following due from related party balances were outstanding at:

	June 30, 2023 (Successor)	June 30, 2022 (Predecessor)
Due from related party	$—	$102,807

The following due to related party balances were outstanding at:

	June 30, 2023 (Successor)	June 30, 2022 (Predecessor)
Due to Parent	$—	$2,944,292
Due to subsidiary of Parent	—	4,579,179
Due to founder – credit card	12,402	—
Due to founders	208,900	—
Total due to related parties	$221,302	$7,523,471

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

10.    Related Party Transactions (cont.)

At June 30, 2023, the Company had a short term amount due to Clayton Adams, one of its founders, in the amount of $12,402 for operational expenses paid by a credit card in his name. The Company has a verbal agreement with Mr. Adams to pay the credit card charges directly to the issuing financial institution as they become due and is current on these payments.

On October 4, 2022, the Company issued a promissory note to each of Matthew Atkinson, the Company’s Chief Executive Officer, and Clayton Adam, the Company’s President at such time, in the principal amount of $104,450 each for a total of $208,900. These notes bear interest at a rate of 5% per annum beginning on the 30th day after issuance and are due on the 60th day following written demand from the holder. The Company has recorded this as a short-term note payable on the balance sheet, due to the demand terms of the agreement, and recorded related accrued interest of $7,698 as of June 30, 2023. As of June 30, 2023, the holders have not provided written demand to the Company.

The Successor did not assume any of the Predecessor’s liabilities to its parent, Burlington Solutions, LLC (the “Parent”), or the subsidiary of the Parent as part of the acquisition purchase agreement.

Predecessor Due to Parent and subsidiary of Parent represents funding provided to the Predecessor for operating costs and acquisition costs. The funds were unsecured with no formal payment terms. As no formal payment terms existed, the Company calculated and expensed imputed interest on the borrowings, based on Prime rate. For the year ended June 30, 2022, the Predecessor recorded $274,889 in imputed interest. The Predecessor repaid amounts as cash was available. Total amounts repaid to Parent during 2022 were $80,000. No amounts were paid to the Parent’s subsidiary in 2022.

The Predecessor also paid the Parent for use of facilities in Omaha. Nebraska. These amounts are recorded as rent expense by Predecessor in the amounts of $9,632 and $28,936 for the period July 1, 2022 through October 16, 2022 and for the year ended June 30, 2022, respectively.

11.    Stockholders’ Equity

The Company’s authorized capital stock currently consists of 350,000,000 shares, consisting of (i) 300,000,000 shares of common stock, par value $0.0001 per share, of which 50,000,000 shares are designated class A common stock and 250,000,000 shares are designated as class B common stock; and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which 4,000,000 are designated as series seed preferred stock.

Series Seed Preferred Stock

Below is a summary of the terms of the series seed preferred stock.

Ranking.    The series seed preferred stock ranks, as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, senior to the common stock.

Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event (as defined in the certificate of designation), before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of series seed preferred stock shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) $0.25 per share, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of series seed preferred stock been converted into class A common stock immediately prior to such liquidation, dissolution or winding up or deemed liquidation event.

Dividends.    All dividends shall be declared pro rata on the common stock and series seed preferred stock on a pari passu basis according to the number of shares of common stock held by such holders. For this purpose, each holder of shares of series seed preferred stock is to be treated as holding the greatest whole number of shares of common stock then issuable upon conversion of all shares of series seed preferred stock held by such holder.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

11.    Stockholders’ Equity (cont.)

Voting Rights.    The holders of series seed preferred stock shall have the right to one vote for each share of class A common stock into which such series seed preferred stock could then be converted, and with respect to such vote, the holders shall have full voting rights and powers equal to the voting rights and powers of the holders of class A common stock, and shall be entitled to vote together with holders of class A common stock with respect to any question upon which holders of class A common stock have the right to vote.

Conversion Rights.    Each share of series seed preferred stock shall be convertible at the option of the holder thereof into such number of shares of class A common stock as is determined by dividing $0.25 per share by the conversion price in effect at the time of conversion. The conversion price is initially $0.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization, or merger or consolidation). In addition, all outstanding shares of series seed preferred stock shall automatically be converted into shares of common A common stock upon (a) the closing of the sale of shares of class A common stock to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (or a qualified offering statement under Regulation A of the Securities Act, as amended), (b) the date that the Company or a successor to the Company becomes an issuer with a class of securities registered under Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act or is required to file reports under Regulation A of the Securities Act of 1933, as amended, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of holders of at least a majority of the outstanding shares of series seed preferred stock at the time of such vote or consent, voting as a single class on an as-converted basis.

On September 16, 2022, the Company issued an aggregate of 2,000,000 shares of series seed preferred stock at a purchase price of $0.25 per share.

On September 30, 2022, the Company issued 2,000,000 shares of series seed preferred stock at a purchase price of $0.25 per share.

As of June 30, 2023, 4,000,000 shares of series seed preferred stock were issued and outstanding.

Common Stock

The Company has two classes of authorized common stock — class A common stock and class B common stock. The rights of the holders of the class A common stock and class B common stock are identical, except with respect to voting and conversion. Each share of class A common stock is entitled to ten votes per share and is convertible into one share of class B common stock. Each share of class B common stock is entitled to one vote per share. As of June 30, 2023, all of the outstanding class A common stock was held by the Company’s two founders.

On August 26, 2022, the Company issued an aggregate of 1,000,000 shares of class A common stock at a purchase price of $0.0001 per share.

On October 14, 2022, the Company issued an aggregate of 603,450 shares of class B common stock at a purchase price of $1.74 per share.

On November 29, 2022, the Company issued 57,471 shares of class B common stock at a purchase price of $1.74 per share.

On November 29, 2022, the Company issued 777,778 shares of class B common stock upon the exercise of a warrant for an aggregate exercise price of $500,000.

On April 1, 2023, the Company issued 17,241 shares of class B common stock to a professional firm in exchange for services at $1.74 per share. Accordingly, stock compensation expense in the amount of $29,999 was recorded by the Company.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

11.    Stockholders’ Equity (cont.)

On June 1, 2023, an aggregate of 340,000 shares of class A common stock were converted into an aggregate of 340,000 shares of class B common stock.

As of June 30, 2023, there were 660,000 shares of class A common stock and 1,795,940 shares of class B common stock issued and outstanding.

2022 Equity Incentive Plan

On September 16, 2022, the Company’s board of directors adopted its 2022 Equity Incentive Plan, which was adopted by stockholders on November 18, 2022, as amended (the “2022 Plan”), which reserved a total of 1,736,819 shares of CleanCore’s class B common stock for issuance. Incentive awards authorized under the 2022 Plan include, but are not limited to, nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and stock appreciation rights. If an incentive award granted under the 2022 Plan expires, terminates, is unexercised for forfeited, the surrendered shares will become available for future awards under the 2022 Plan.

The Company’s employees and advisors were awarded options under the 2022 Plan. Therefore, an allocation of the share-based compensation was made to the Company.

Stock Options

As of June 30, 2023, the Company has issued options to purchase an aggregate of 2,000,000 shares of class A common stock at an exercise price of $0.25 per share. In addition, the Company issued options to purchase 770,000 shares of class B common stock at a weighted average exercise price of $2.21 per share under the 2022 Plan. The class A options were fully vested as of the grant date and the class B options have a graded vesting term based on continuous service during the vesting period.

Warrants

On October 14, 2022 and November 29, 2022, the Company issued warrants for the purchase of 42,241 and 4,022 shares of class B common stock, respectively, to a third party as part of their compensation earned. The warrants are exercisable for a period of five years at an exercise price of $1.74 (subject to adjustments for stock dividends, stock splits, mergers, consolidations and similar transactions) and may be exercised on a cashless basis. The third party agreed to increase the exercise price of the foregoing warrants to 125% of the potential public offering price per share.

On October 17, 2022, the Company issued a warrant for the purchase of 777,778 shares of class B common stock for an aggregate exercise price of $500,000 to the Parent. On November 29, 2022, the Parent exercised this warrant in full.

Stock-based Compensation

Stock options and warrants are granted at the fair market value of the underlying common stock on the date of grant. The Company recognizes compensation expense for these awards using the straight-line recognition method over the vesting period.

The fair value of stock options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions as of June 30, 2023:

June 30, 2023
Risk-free interest rate	3.71%
Dividend yield	0.0%
Expected volatility	53.00%
Expected life of awards	4.8 years

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

11.    Stockholders’ Equity (cont.)

The fair value of warrants was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions as of June 30, 2023:

June 30, 2023
Risk-free interest rate	4.17%
Dividend yield	0.0%
Expected volatility	57.96%
Expected life of awards	0.4 years

The risk-free interest rate is based on U.S. government issues with a remaining term equal to the expected life of the awards. The determination of expected volatility is based on historical volatility of an appropriate industry sector index. The weighted average expected term was estimated for options using the average of the vesting term and contractual term of the awards. The term for warrants is based on the contractual term of the warrants. The weighted-average fair value of total awards granted during the period ended June 30, 2023 was $1.35.

The information presented in the following table represents the awards granted and outstanding during the period:

	Warrants	Stock Options	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
Beginning balance	$—	$—	$—	$—
Granted	824,041	—	0.44	0.69
Granted	—	2,770,000	4.77	0.51
Canceled	—	—	—	—
Forfeited	—	—	—	—
Exercised	(777,778)	—	—	0.61
Outstanding, June 30, 2023 (2,125,152 shares exercisable)	46,263	2,770,000	5.01	$0.50

The intrinsic value and total cash received of awards exercised for the period ending June 30, 2023 was $855,556 and $500,000, respectively. Total stock compensation expense recognized during the period ended June 30, 2023 consists of $3,231,443 related to stock options and $857,889 of warrants. In addition, $42,835 of warrants issued to underwriters were recorded as an offset to equity as of June 30, 2023. As of June 30, 2033, total unrecognized stock compensation expense was $339,952 with the weighted average period over which it is expected to be recognized of 3.13 years.

12.    Net loss per share

The following table sets forth the computation of basic and dilutive net income per share of class A and class B common stock:

	Period Ended June 30, 2023
	Class A	Class B
Basic and diluted net loss per share:
Numerator
Allocation of undistributed loss	$(2,111,882)	$(2,911,325)
Denominator
Weighted average number of shares used in per share computation	967,987	1,334,414
Basic and diluted net loss per share	$(2.18)	$(2.18)

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

13.    Income taxes

The Company files income tax returns in the U.S. federal and applicable state jurisdictions.

The Company’s provision for income taxes is comprised of the following components for the year ended June 30, 2023:

Years Ended
	6/30/2023	N/A
Current Tax Expense (Benefit)
Federal	—	—
State	—	—
Current Tax Expense (Benefit)	$—	$—
	—	—
Deferred Tax Expense (Benefit)
Federal	—	—
State	—	—
Deferred Tax Expense (Benefit)	—	—
Total Income Tax Expense (Benefit)	$—	$—

The Company’s income tax expense from continuing operations for the year ended June 30, 2023 differed from the statutory federal rate of 21% as follows:

Pre-Tax Book Income	(5,023,207)
	Years Ended
	6/30/2023		N/A
	Amount	Percent	Amount	Percent
Rate Reconciliation
Federal tax (benefit) at a statutory rate	(1,054,873)	21.00%	—	—
State tax expense (benefit)	(277,654)	5.53%	—	—
Other Permanent Differences	490	(0.01)%	—	—
Increase (Decrease) in valuation allowance related to current period P&L activity	1,332,037	(26.52)%	—	—
Total tax expense	—	—	—	—

Deferred tax assets and liabilities consist of the following at June 30, 2023:

	Years Ended
	6/30/2023	N/A
Deferred Tax Assets
Accrued Expenses	55,680	—
Equity Compensation	1,092,856	—
Lease Liabilities	129,075	—
NOL Carryforwards	214,559	—
Valuation Allowance	$(1,332,037)	$—
Total Deferred Tax Assets	160,133	—

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

13.    Income taxes (cont.)

	Years Ended
	6/30/2023	N/A
Deferred Tax Liabilities
Property and equipment	(252)	—
Intangible Assets	(561)	—
Prepaid Expenses	(35,515)	—
ASC 842 Right of Use Asset	(123,805)	—
Valuation Allowance	—	—
Total Deferred Tax Liabilities	(160,133)	—
Net Deferred Tax Asset (Liability)	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

As of June 30, 2023, the Company recognized a full valuation allowance on its net deferred tax asset to reflect the fact it is not more-likely-than-not to realize any portion of the asset.

	Years Ended
	6/30/2023	N/A
Other Items – All Gross
Federal NOL Carryovers	808,741	—
State NOL Carryovers	808,741	—

14.    Commitments and Contingencies

Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is currently not aware of any such legal proceedings or claims that it believes will have a material adverse effect on its business, financial condition or operating results.

Retirement Plans

The Successor does not maintain a defined contribution plan or any other type of retirement plan for its employees.

For the period ended July 1, 2022 through October 16, 2022 and the year ended June 30, 2022, the Predecessor maintained a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. Matching contributions to the 401(k) plan are made for certain eligible employees to meet the non-discrimination provisions of the plan. During these respective periods, the Predecessor made a contributions of $1,512 and $6,694, respectively.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

14.    Commitments and Contingencies (cont.)

Leases

The Company has a non-cancellable operating lease commitment for its office facility expiring in 2028. Rent expense totaled $57,626 for the year ended June 30, 2023.

The following table discloses the lease cost, discount rate, and remaining lease term for operating leases as of June 30, 2023:

June 30, 2023
Operating lease cost	$57,626
Remaining lease term	4.7 years
Discount rate	6.00%

The discount rate was determined using the Company’s external debt and was adjusted for collateralization, term and lease amount.

The following table discloses the undiscounted cash flows on an annual basis and a reconciliation of the undiscounted cash flows of operating lease liabilities recognized in the balance sheet as of June 30, 2023:

Year Ended June 30, 2023	$
2024		114,230
2025		117,086
2026		120,013
2027		123,014
2028		83,365
		557,708
Less amount representing interest		(71,183)
Present value of lease liabilities		486,525
Less current portion		(87,985)
Noncurrent lease liabilities		$398,540

15.    Subsequent Events

The Company has evaluated events subsequent to June 30, 2023, to assess the need for potential recognition or disclosure. Such events were evaluated through October 10, 2023, the date the combined financial statements were available to be issued. The following were noted:

On July 16, 2023, the Company issued 1,000,000 shares of class A common stock upon the conversion of 1,000,000 shares of series seed preferred stock.

On July 17, 2023, the Company issued 940,000 shares of class B common stock upon the conversion of 940,000 shares of class A common stock.

On July 21, 2023, the Company hired an officer whose employment agreement included a grant for 75,000 stock options, with vesting as follows: ten percent (10%) on the 90th day following the employment agreement date (“vesting date”), 10% on the 180th day following the vesting date, and the balance vesting monthly over the following 36 months.

On July 24, 2023, the Company issued 370,000 shares of class B common stock upon the conversion of 370,000 shares of class A common stock.

CLEANCORE SOLUTIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2023 AND 2022

15.    Subsequent Events (cont.)

On July 27, 2023, the Company agreed to purchase approximately $105,607 worth of inventory from a related party business owned by Lisa Roskens, a significant stockholder and the principal officer of the Parent, due to an open purchase order the Predecessor had with an inventory vendor that was not included in the liabilities assumed of the Predecessor per the terms of the acquisition purchase agreement. The inventory is to be purchased as needed, consistent with other inventory purchases. Therefore, the Company has not recorded a liability on the books related to this agreement. However, if the entire $105,000 amount is not purchased by March 31, 2024, the balance at that date begins accruing interest at a rate of seven percent (7%) per annum until the Predecessor is paid in full. As of October 10, 2023, the entire $105,000 has yet to be purchased by the Successor.

On September 13, 2023, the Company signed an Extension Agreement with the Parent for the $3,000,000 note payable due to it on October 17, 2023 per the original purchase agreement in connection with the acquisition. The extension requires the note to accrue interest at a rate of 10% per annum as of the date of the signed extension. The maturity of the note was extended to the earlier of (i) the closing of a firm commitment initial public offering and concurrent listing on a national securities exchange or (ii) December 17, 2023, at which point the final payment of all unpaid principal and all accrued interest shall be due and payable.

Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

In October 2023, the Company amended its office facility lease to include additional space which was scheduled to commence on December 1, 2023. However, in late November 2023, the landlord required use of the space for an undetermined additional amount of time, expected to be short-term. A verbal agreement was reached in December 2023 to delay occupancy of the space and commencement of the amended lease. As such, the Company is currently operating under its existing lease. When occupancy takes place, the amendment will result in recognizing additional ROU assets and lease liabilities of approximately $172,000.

On December 17, 2023, the Company signed a Second Extension Agreement with the Parent for the $3,000,000 note payable, extending the maturity date of the note from December 17, 2023 per the first extension agreement, to April 4, 2024.

On January 3, 2024, the Company adopted the First Amendment to the 2022 Plan, which was approved by the requisite stockholders of the Company. The First Amendment to the 2022 Plan increases the total shares of class B common stock available for grant to 3,240,000. Additionally, the number of shares of class B common stock available for issuance under the 2022 Plan will automatically increase on January 1 of each calendar year during the term of the 2022 Plan by an amount equal to 5% of the total number of shares of class B common stock issued and outstanding on December 31 of the immediately preceding calendar year.

On March 26, 2024, the Company entered into a loan agreement with Clayton Adams, a significant stockholder, pursuant to which the Company issued a revolving credit note to Mr. Adams in the principal amount of up to $500,000. Pursuant to the loan agreement and note, Mr. Adams agreed to provide advances to the Company upon request during the period commencing on the effective date of the registration statement of which this prospectus forms a part and continuing until the second anniversary of such date, which is referred to as the maturity date. This note accrues simple interest on the outstanding principal amount at the rate of 8% per annum, with all principal and interest due on the maturity date; provided that upon an event of default (as defined in the note), such rate shall increase to 13%. The Company may prepay the note at any time without penalty or premium. The note is unsecured and contains customary events of default for a loan of this type. As of the date of this prospectus, no advances have been made and the principal amount of this note is $0.

1,250,000 Shares
Class B Common Stock

CLEANCORE SOLUTIONS, inc.

________________

PROSPECTUS

________________

Underwriters

BOUSTEAD SECURITIES, LLC	SUTTER SECURITIES, INC.

April 25, 2024

Until May 20, 2024, 25 days after the date of this prospectus, all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.